Exhibit 10.1

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF DECEMBER 28, 2018

by and among

JERNIGAN CAPITAL
OPERATING COMPANY, LLC,

as THE Borrower,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

AND

KEYBANK NATIONAL ASSOCIATION,

AS THE AGENT,

KEYBANC CAPITAL MARKETS, INC.,

RAYMOND JAMES BANK, N.A.

AND

BMO CAPITAL MARKETS CORP.,

AS JOINT LEAD ARRANGERS,

AND

RAYMOND JAMES BANK, N.A.

AND

BMO CAPITAL MARKETS CORP.,

AS CO-SYNDICATION AGENTS

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A	FORM OF JOINDER AGREEMENT
Exhibit B	FORM OF REVOLVING CREDIT NOTE
Exhibit C	FORM OF SWING LOAN NOTE
Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN
Exhibit E	FORM OF LETTER OF CREDIT REQUEST
Exhibit F	FORM OF LETTER OF CREDIT APPLICATION
Exhibit G	FORM OF BORROWING BASE CERTIFICATE
Exhibit H	FORM OF COMPLIANCE CERTIFICATE
Exhibit I	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Exhibit J	FORM OF MORTGAGE
Exhibit K	FORM OF ASSIGNMENT OF LEASES AND RENTS
Exhibits L	FORM OF U.S. TAX COMPLIANCE CERTIFICATES
Exhibit M	FORM OF ASSIGNMENT OF HEDGE AGREEMENT
Schedule 1.1	LENDERS AND COMMITMENTS
Schedule 1.2	INITIAL BORROWING BASE PROPERTIES AND LOANS
Schedule 4.3	ACCOUNTS
Schedule 5.3	BORROWING BASE QUALIFICATION DOCUMENTS
Schedule 6.3	TITLE TO PROPERTIES
Schedule 6.5	NO MATERIAL CHANGES
Schedule 6.6	TRADEMARKS, TRADENAMES
Schedule 6.7	PENDING LITIGATION
Schedule 6.10	TAX STATUS
Schedule 6.14	CERTAIN TRANSACTIONS
Schedule 6.19	ENVIRONMENTAL MATTERS
Schedule 6.20(a)	SUBSIDIARIES OF REIT
Schedule 6.20(b)	UNCONSOLIDATED AFFILIATES OF REIT AND ITS SUBSIDIARIES
Schedule 6.20(c)	PROFITS PARTICIPATIONS
Schedule 6.21	LEASES
Schedule 6.22	PROPERTY
Schedule 6.24	OTHER DEBT
Schedule 6.34	GROUND LEASES

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first amended and restated Credit Agreement

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made as of December 28, 2018, by and among JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18, and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”).

RECITALS

WHEREAS, Borrower, Agent and certain of the Lenders entered into that certain Credit Agreement dated as of July 25, 2017, as amended by that certain First Amendment to Credit Agreement dated as of January 16, 2018, and that certain Second Amendment to Credit Agreement, dated as of July 25, 2018 (as amended, the “Existing Credit Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:

§1.         DEFINITIONS AND RULES OF INTERPRETATION.

§1.1       Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.11(a).

Additional Guarantor. Each additional Subsidiary of the Borrower which becomes a Subsidiary Guarantor pursuant to §5.5.

Adjusted Consolidated EBITDA. With respect to any period of determination, the sum of (a) Consolidated EBITDA for the calendar quarter most recently ended, annualized, less (b) the amount equal to Capital Reserves for such period.

Adjusted Earnings. With respect to any period of determination, an amount equal to Net Income (Loss) available for common shareholders (after payment of all Preferred Distributions) for such period plus the sum of (i) non-cash compensation, (ii) depreciation on real estate assets, (iii) unreimbursed transaction expenses, and (iv) one-time charges.

Adjusted Net Operating Income. On any date of determination the sum of Property NOI from the Borrowing Base Properties or other Real Estate, as applicable, for the prior calendar quarter most recently ended, annualized, less the Capital Reserve applicable to the Borrowing Base Properties or other Real Estate, as applicable, for such period.

Advisor. JCAP Advisors, LLC, a Florida limited liability company.

Advisory Agreement. That certain Third Amended and Restated Management Agreement effective as of November 1, 2017 by and among the REIT, the Borrower and the Advisor.

Affected Lender. See §4.14.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing fifty percent (50%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person. Notwithstanding the foregoing, the mere ownership by Borrower of a Profits Participation without more shall not make a Collateral Borrower, or if there is a Mezzanine Loan, the Person owning an interest in such Collateral Borrower in whom such Profits Participation is owned, an Affiliate of Borrower.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by the Agent.

Agreement. This First Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.

Applicable Margin. (a) The Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on whether such Loan or issuance of such Letter of Credit is considered a Tranche A Loan, a Tranche B Loan or a Tranche C Loan:

Tranche	LIBOR Rate Loans	Base Rate Loans

Tranche A Loan	3.25%	2.25%

Tranche B Loan	2.75%	1.75%

Tranche C Loan	2.25%	1.25%

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” or “as-stabilized” value basis, as applicable, performed by an independent appraiser, selected by the Agent, who is not an employee of REIT, the Borrower, any of their respective Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise reasonably acceptable to the Agent.

Arrangers. KBCM, Raymond James Bank, N.A. and BMO Capital Markets Corp., or any successor of any of them.

As-Is Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate obtained pursuant to this Agreement; subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment.

As-Stabilized Appraised Value. The “as-stabilized” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate obtained pursuant to this Agreement; subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Documents. Collectively, each Collateral Assignment of Documents executed by the Borrower and/or a Subsidiary Guarantor, respectively, in favor of the Agent, such assignments delivered on or after the date of this Agreement to be in substantially the form of the Assignment of Documents delivered as of the date of the Existing Credit Agreement with such changes as Agent may reasonably require as a result of state law or factors relating to the applicable Borrowing Base Loan or Mezzanine Loan.

Assignment of Hedge. An Assignment of Hedge Agreement by the Borrower to the Agent for the benefit of the Lenders, as the same may be modified and amended, pursuant to which the Interest Hedge described in §7.20 is pledged as security for the Obligations and the Hedge Obligations, and any financing statements that may be delivered in connection therewith, such assignment to be in the form of Exhibit M attached hereto, with such changes thereto as Agent may reasonably require after reviewing the Interest Hedge.

Assignment of Leases and Rents. Each of the assignments of leases and rents from a Subsidiary Guarantor that is an owner of a Borrowing Base Property to the Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of such Subsidiary Guarantor as lessor with respect to all Leases of all or any part of each Borrowing Base Property, each such assignment to be substantially in the form of Exhibit K attached hereto, with such changes thereto as Agent may reasonably require as a result of state law or practice.

Authorized Officer. Any of the following Persons: John A. Good, Jonathan L. Perry, Kelly P. Luttrell, and such other Persons as the Borrower shall designate in a written notice to the Agent.

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date. September 30, 2018.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, and (b) one half of one percent (0.5%) above the Federal Funds Effective Rate, and (c) LIBOR for an Interest Period of one (1) month plus one percent (1.0%). The Base Rate is a reference rate used by the lender acting as Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the lender acting as the Agent or any other lender on any extension of credit to any debtor. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Collectively, (a) the Revolving Credit Loans bearing interest calculated by reference to the Base Rate and (b) the Swing Loans.

Beneficial Ownership Certification. As to Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance satisfactory to the Administrative Agent or any Lender requesting the same.

Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.

Borrower. As defined in the preamble hereto.

Borrowing Base Assets. Collectively, (a) the Borrowing Base Properties and (b) the Borrowing Base Loans. The initial Borrowing Base Loans (the “Initial Borrowing Base Loans”) are identified on Schedule 1.2 attached hereto, and are hereby approved by the Agent and the Lenders.

Borrowing Base Availability. The sum of:

(a)          for Tranche A Loans: Borrowing Base Availability for Borrowing Base Loans, as calculated for each individual Borrowing Base Loan, shall be the amount which is the lesser of:

(i)          The maximum principal amount which would not cause the Outstanding Loans and Letter of Credit Liabilities under the Tranche A Loans to be greater than sixty percent (60%) of the Mortgage Loan Collateral Value; and

(ii)         The maximum principal amount which would not cause the Outstanding Loans and Letter of Credit Liabilities under the Tranche A Loans to be greater than fifty percent (50%) of the underlying Real Estate Asset Fair Value.

The aggregate Borrowing Base Availability for Tranche A Loans shall be the sum of the amount determined under this clause (a) for each Borrowing Base Loan.

(b)          for Tranche B Loans: Borrowing Base Availability for Non-Stabilized Real Estate Collateral, as calculated for each individual applicable Borrowing Base Property, shall be the amount which is the lesser of:

(i)          The maximum principal amount which would not cause the Outstanding Loans and Letter of Credit Liabilities under the Tranche B Loan to be greater than sixty percent (60%) of the Real Estate As-Stabilized Value of such Borrowing Base Property;

(ii)         The maximum principal amount which would not cause the Outstanding Loans and Letter of Credit Liabilities under the Tranche B Loan to be greater than seventy-five percent (75%) of the Property Development Cost of such Borrowing Base Property; and

(iii)        Whichever of clause (A), (B) or (C) is then applicable:

(A)         The maximum principal amount which would not cause the ratio of (1) Stabilized Adjusted Net Operating Income from such Borrowing Base Property divided by (2) the Implied Debt Service Coverage Amount to be less than 1.35 to 1.00. For purposes of this calculation, the outstanding balance of Loans and Letter of Credit Liabilities for the Implied Debt Service Coverage Amount will be the maximum principal amount that such Borrowing Base Property would support in compliance with the terms of this subsection.

(B)         For any Non-Stabilized Real Estate Collateral that has been included as a Borrowing Base Asset under Tranche B for greater than eighteen (18) months, the maximum principal amount which would not cause the ratio of (1) Actual Adjusted Net Operating Income for the applicable Non-Stabilized Real Estate Collateral divided by (2) the Implied Debt Service Coverage Amount to be less than 0.50 to 1.00. For purposes of this calculation, the oustanding balance of Loans and Letter of Credit Liabilities for the Implied Debt Service Coverage Amount will be the maximum principal amount that such Borrowing Base Property would support in compliance with the terms of this subsection.

(C)         For any Non-Stabilized Real Estate Collateral that has been included as a Borrowing Base Asset under Tranche B for greater than thirty (30) months, the maximum principal amount which would not cause the ratio of (1) Actual Adjusted Net Operating Income for the applicable Non-Stabilized Real Estate Collateral divided by (2) the Implied Debt Service Coverage Amount to be less than 1.00 to 1.00. For purposes of this calculation, the outstanding balance of the Loans and Letter of Credit Liabilities for the Implied Debt Service Coverage Amount will be the maximum principal amount that such Borrowing Base Property would support in compliance with the terms of this subsection.

The aggregate Borrowing Base Availability for Tranche B Loans shall be the sum of the amount determined under this clause (b) for each applicable Borrowing Base Property.

(c)          for Tranche C Loans: Borrowing Base Availability for Stabilized Real Estate Collateral, as calculated for each individual applicable Borrowing Base Property, shall be the lesser of:

(i)          The maximum principal amount which would not cause the Outstanding Loans and Letter of Credit Liabilities under the Tranche C Loan to be greater than sixty-five percent (65%) of the Real Estate As-Is Value; and

(ii)         The maximum principal amount which would not cause the ratio of (i) Adjusted Net Operating Income from such Borrowing Base Property divided by (ii) the Implied Debt Service Coverage Amount to be less than 1.30 to 1.00. For purposes of this calculation, the outstanding balance of the Loans and Letter of Credit Liabilities for the Implied Debt Service Coverage Amount will be the maximum principal amount that such Borrowing Base Property would support in compliance with the terms of this subsection.

The aggregate Borrowing Base Availability for Tranche C Loans shall be the sum of the amount determined under this clause (c) for each applicable Borrowing Base Property.

(d)          Notwithstanding the foregoing, the Borrowing Base Availability shall be reduced by the amount of the Operating and Interest Holdback.

Notwithstanding the foregoing, (x) if the Borrowing Base Availability attributable to a Borrowing Base Property that is encumbered by a Mortgage increases after such property first becomes a Borrowing Base Property, such increased value shall not be included in the calculation of Borrowing Base Availability until Borrower increases the coverage under the Title Policy for such Borrowing Base Property (and any tie-in endorsements included in the Title Policies for the other Borrowing Base Properties) to 110% of such increased Borrowing Base Availability, and (y) the Borrowing Base Availability attributable to a Borrowing Base Property shall not exceed the principal amount to which recovery under the applicable Mortgage is limited provided that such Mortgage may be amended to increase such limit.

Borrowing Base Certificate. See §7.4(c).

Borrowing Base Loan. Each of the loans which has been approved by the Agent and the Required Lenders for inclusion in the calculation of Tranche A Availability within the Borrowing Base Availability in accordance with the terms of this Agreement, and which is secured by a first priority mortgage loan on a Self-Storage Property which constitutes Eligible Real Estate and satisfies the conditions of §7.19, and which such mortgage loans are made pursuant to the forms of loan documents previously approved by Agent, and is pledged to Agent as Collateral pursuant to the Assignment of Documents.

Borrowing Base Loan Documents. Originals of all documents, instruments, agreements, assignments and certificates, including without limitation, any and all loan or credit agreements, notes, allonges or endorsements, mortgages, assignments of leases and rents, security agreements, pledge agreements, assignments of contracts, environmental indemnities, guaranties, mortgagee’s title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions and UCC-1 financing statements, that are or may be executed by (and acknowledged where applicable) and recorded and filed against a Collateral Borrower or guarantor in connection with a Borrowing Base Loan, as the same may be amended or otherwise modified from time to time in accordance with this Agreement.

Borrowing Base Property or Borrowing Base Properties. At the time of determination, the Eligible Real Estate owned by a Subsidiary Guarantor and which satisfies the provisions of this Agreement to be included in the calculation of Tranche B Availability or Tranche C Availability within the Borrowing Base Availability, and has actually been included in the calculation of Borrowing Base Availability, and that is security for the Obligations pursuant to the Mortgages and Assignments of Leases and Rents.

Borrowing Base Qualification Documents. See Schedule 5.3 attached hereto.

Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (c) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

Building. With respect to each Borrowing Base Asset or other parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capitalization Rate. The Capitalization Rate shall be six and three-fourths percent (6.75%).

Capital Reserve. For any period, an amount equal to $0.10 multiplied by the Net Rentable Area of the Buildings on the Real Estate.

Capitalized Lease Obligation. For any person, Capitalized Lease Obligation means the monetary obligation of such Person under any lease of any real or personal property, or a combination thereof by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a financing lease on the balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof.

Capitalized Value. As of any date of determination with respect to Real Estate, the amount equal to (a) the Adjusted Net Operating Income from such Real Estate for the immediately preceding calendar quarter, annualized, divided by (b) the Capitalization Rate.

CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a)          any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of REIT equal to at least thirty percent (30%);

(b)           as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or the Borrower consists of individuals who were not either (i) directors or trustees of REIT or the Borrower as of the corresponding date of the previous year, or (ii) selected, nominated or approved to become directors or trustees by the Board of REIT or the Borrower of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower, which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above;

(c)          Any increase to the size of the Board of REIT as a result of the application of the terms of the Series A Preferred Stock Private Placement;

(d)          REIT or the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4);

(e)          REIT fails to (i) be the sole managing member of Borrower, (ii) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least seventy-five percent (75%) of the economic, voting and beneficial interest of the Borrower, or (iii) control the Borrower;

(f)          the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than any Lien of the Agent granted pursuant to the Loan Documents), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor;

(g)          before the Internalization, the Advisor shall fail to be the Advisor of the Borrower;

(h)          Before the Internalization, Dean Jernigan shall fail to own, directly or indirectly, at least a majority of the voting interests of the Advisor; or

(i)          any of Dean Jernigan, John Good, or Kelly Luttrell, shall cease to be in senior management of the REIT and actively involved in the daily activities and operations of the REIT and a competent and experienced officer shall not be approved by the Required Lenders within ninety (90) days of such event, which approval the Required Lenders shall not unreasonably withhold, condition or delay.

Closing Date. The date of this Agreement.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries which are subject to the security interests, security title and liens created by the Security Documents.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Collateral Borrower. The borrower of a Borrowing Base Loan approved by Agent.

Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s commitment to make or maintain Revolving Credit Loans or to participate in Swing Loans to the Borrower and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase. See §2.11(a).

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Communications. See §7.4.

Compliance Certificate. See §7.4(c).

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such compensation, awards, damages, judgments and proceeds.

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of REIT, the Borrower and their respective Subsidiaries for such period determined on a Consolidated basis plus (without duplication) such Person’s Equity Percentage of EBITDA of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries for such period.

Consolidated Fixed Charges. With respect to any period, the sum of (a) Debt Service and (b) the aggregate of all Preferred Distributions. Notwithstanding the foregoing, the amount used in (b) above will only represent the actual Preferred Distributions payable in cash. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated Fixed Charges.

Consolidated Tangible Net Worth. As of any date of determination, for the REIT and its Subsidiaries on a consolidated basis, an amount equal to (a) Gross Asset Value minus (b) Consolidated Total Indebtedness.

Consolidated Total Indebtedness. All Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries.

Contractual Obligation. As to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Contribution Agreement. The Contribution Agreement dated as of even date herewith among the Borrower, REIT and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Debt Service. With respect to any period, the sum of (a) Interest Expense and (b) the aggregate of all scheduled principal payments on Indebtedness (but excluding (i) balloon payments of principal due upon the stated maturity of any Indebtedness, and (ii) payments of principal outstanding under this Agreement) of REIT, Borrower and their respective Subsidiaries according to GAAP made or required to be made during such fiscal period, measured on a consolidated basis.

Default. See §12.1.

Default Rate. See §4.11.

Defaulted Loan. A Borrowing Base Loan with respect to which a default (other than a payment default) occurs, under such Borrowing Base Loan that continues unremedied for the applicable grace or cure period under the terms of such Borrowing Base Loan but in any event not more than sixty (60) days (or, if no grace period is specified, for sixty (60) days).

Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any Issuing Lender, any Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its Loans or participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect unless with respect to this clause (b), such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three (3) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) is the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Delinquent Loan. A Borrowing Base Loan for which (a) any related loan payment (other than any payment due at maturity) has not been received on or before the date that is sixty (60) days after the date on which such payment is due pursuant to the related Borrowing Base Loan Document; provided, that a Delinquent Loan shall remain a Delinquent Loan until the related Collateral Borrower cures such delinquency and makes two (2) successive monthly payments on a timely basis, without regard to any related grace or cure period, or (b) any payment due on the scheduled maturity date of such Borrowing Base Loan has not been received on or before the date on which such payment is due.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Designated Person. See §6.31.

Development Property. Any Real Estate owned or acquired by the Borrower or its Subsidiaries and on which such Person is pursuing construction of one or more buildings for use as a Self-Storage Property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of the Borrower or its Subsidiaries.

Directions. See §14.14.

Disqualifying Environmental Event. Any actual release of Hazardous Substances or any violation of Environmental Laws or any other environmental event with respect to any Borrowing Base Property or real estate securing a Borrowing Base Loan that could reasonably be expected to cost in excess of $500,000 to remediate or, which, with respect to all of the Borrowing Base Assets, could reasonably be expected to cost in excess of $5,000,000 in the aggregate to remediate.

Disqualifying Structural Event. Any structural issue which, with respect to any Borrowing Base Property or real estate securing a Borrowing Base Loan, could reasonably be expected to cost in excess of $500,000 to remediate or repair or, which, with respect to all of the Borrowing Base Assets, could reasonably be expected to cost in excess of $2,000,000 in the aggregate to remediate or repair.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of REIT or any of its Subsidiaries now or hereafter outstanding. Distributions from any Subsidiary of the Borrower and from any Unconsolidated Affiliates to, directly or indirectly, the Borrower or REIT shall be excluded from this definition.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date is converted in accordance with §4.1.

EBITDA. With respect to the REIT and its Subsidiaries for any applicable period, an amount equal to, without double-counting, the consolidated Net Income (Loss) of the Borrower, the Guarantor and their respective Subsidiaries determined in accordance with GAAP (before preferred stock distributions, minority interests and excluding the adjustment of rent to straight-line rent) for such period, calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges, and prepayment premiums, plus (x) the following to the extent deducted in computing such Net Income (Loss) for such period: (i) Interest Expense for such period, (ii) losses or gains attributable to the sale or other disposition of assets or debt restructurings in such period, (iii) real estate depreciation and amortization for such period, (iv) acquisition costs related to the acquisition of Real Estate that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period, (v) unreimbursed transaction expenses, (vi) other non-cash charges for such period, and (vii) any negative change in fair value of investments; and minus (y) the following to the extent added in computing such Net Income (Loss) for such period: (i) all gains attributable to the sale or other disposition of assets in such period, and (ii) any positive change in fair value of investments. The Borrower’s, the Guarantor’s, and any Subsidiary’s Equity Percentage of the items comprising EBITDA of any Unconsolidated Affiliate and non-Wholly-Owned Subsidiary will be included in EBITDA, calculated in a manner consistent with the above described treatment for the Borrower, the REIT and their respective Subsidiaries.

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic System. See §7.4.

Eligible Real Estate. Real Estate or real estate securing a Borrowing Base Loan which at all times satisfies the following requirements (unless as to any specific requirements as otherwise waived or approved by the Required Lenders):

(a)	which (except with respect to a Borrowing Base Loan) is wholly-owned in fee or leased under a Ground Lease as to which no default or event of default exists by a direct or indirect Wholly-Owned Subsidiary of Borrower that is a Subsidiary Guarantor, and with respect to a Borrowing Base Loan, is wholly-owned in fee by the Collateral Borrower;

(b)	which is located within the fifty (50) States of the United States or the District of Columbia;

(c)	which is improved by a completed, open and operating Self-Storage Property, as to which a certificate of occupancy or equivalent has been issued to the extent that the same are issued in that jurisdiction;

(d)	as to which all of the representations set forth in §6 of this Agreement and in the other Loan Documents concerning such Borrowing Base Asset are materially true and correct;

(e)	[reserved];

(f)	[reserved];

(g)	which Real Estate or real estate securing a Borrowing Base Loan is not the subject of a Disqualifying Environmental Event or Disqualifying Structural Event and is free of title defects or other adverse matters which would materially, adversely impact the property’s value or cash flow;

(h)	as to which the Agent has received and approved all Borrowing Base Qualification Documents required by the Agent, or will receive and approve them prior to inclusion of such Real Estate in the calculation of the Borrowing Base Availability; and

(i)	as to which, notwithstanding anything to the contrary contained herein, the Agent and the Required Lenders have approved for inclusion in the calculation of the Borrowing Base Availability.

Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by REIT or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreement.

Environmental Reports. See §6.19.

EPA. See §6.19(b).

Equity Interests. With respect to any Person, (a) any share of capital stock, membership interests or partnership interests of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of (i) any share of capital stock of, membership interest or partnership interests (or other ownership or profit interests in) such Person, or (ii) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and (c) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering. The issuance and sale after the Closing Date by REIT or any of its Subsidiaries of any equity securities of such Person (other than equity securities issued to REIT or any one or more of its Subsidiaries in their respective Subsidiaries) and the contribution of additional equity capital to Borrower.

Equity Percentage. The aggregate ownership percentage of REIT or its Subsidiaries in each Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate or such Subsidiary as set forth in the Unconsolidated Affiliate’s or such Subsidiary’s organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the Unconsolidated Affiliate or such Subsidiary reflecting such Person’s current allocable share of income and expenses of the Unconsolidated Affiliate or such Subsidiary.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default. See §12.1.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Credit Agreement. As defined in the recitals.

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreement entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Foreign Lender. If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fee Owner. The applicable owner of the fee interest in a Borrowing Base Property that is subject to a Ground Lease.

Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

Funds from Operations. With respect to a Person and for a given period, (a) Net Income (or Loss) of such Person computed in accordance with GAAP, calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (c) other non-cash items (other than amortization of deferred financing costs), plus (d) costs in connection with acquisitions, all after adjustment for unconsolidated partnerships and joint ventures, plus (e) extraordinary and non-recurring gains and losses, plus (f) non-recurring expenses which for the avoidance of doubt would include costs associated with the internalization of management. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis. Notwithstanding the foregoing, the impact of fair market changes of investments will be excluded from the calculation of Funds From Operations.

Future Funding Commitments. All of the Borrower, Guarantors and their Subsidiaries unfunded loan commitments and other contractual obligations paid or to be paid in the form of cash. Notwithstanding the foregoing, unfunded loan commitments shall mean the projection of future cash fundings related to existing unfunded loan commitments for the applicable time period, as approved by the Agent.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Gross Asset Value. On a Consolidated basis for REIT and its Subsidiaries as of any date of determination, the sum of (without duplication):

(a)	Real Estate Value; plus

(b)	Mortgage Loan Value; plus

(c)	book value determined in accordance with GAAP of Other Loans; plus

(d)	the amount of Unrestricted Cash.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated (or Mortgage Loan or Other Loan that is not secured by real estate which is operated or intended to be operated) principally as a Self-Storage Property. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Gross Asset Value will be adjusted to include an amount equal to REIT’s or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Subsidiary that is not a Wholly-Owned Subsidiary or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate or such Subsidiary that is not a Wholly-Owned Subsidiary) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate or such Subsidiary that is not a Wholly-Owned Subsidiary.

Ground Lease. Any ground lease reasonably approved by the Agent pursuant to which a Subsidiary Guarantor leases a Borrowing Base Property.

Ground Lease Default. See §6.34(d).

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by REIT or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Collectively, REIT and each Subsidiary Guarantor, and individually any one of them.

Guaranty. The First Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith made by REIT and each Subsidiary Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended, restated or ratified, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances. As defined in the Indemnity Agreement.

Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor. Notwithstanding the foregoing, Hedge Obligations shall not be secured by the Collateral or be a liability of the Borrower or Guarantors pursuant to the Loan Documents unless Borrower’s rights under the agreement described in this definition have been pledged to Agent for the benefit of the Lenders pursuant to §7.20.

Implied Debt Service Coverage Amount. At any time reasonably determined by Agent, an amount equal to the annual principal and interest payment sufficient to amortize in full over a thirty (30) year period a loan amount equal to the aggregate principal balance of all Loans and Letter of Credit Liabilities calculated using a per annum interest rate equal to the greatest of (i) the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two hundred fifty (250) basis points (2.50%), (ii) six percent (6.0%), and (iii) the actual blended interest rate then in effect under this Agreement as of the last day of the most recently ended calendar quarter. For the purposes of the initial calculation of the amount pursuant to clause (iii), the actual blended interest rate under this Agreement shall be deemed to be 5.76%. The determination of the Implied Debt Service Coverage Amount and the components thereof by the Agent shall be based on Borrower’s Compliance Certificate as required by §7.4(c) as reasonably approved by Agent (or if such certificate has not been submitted pursuant to such section or otherwise, the same shall be determined by Agent in good faith, which determination shall be conclusive and binding absent demonstrable error until such time as Borrower delivers the Compliance Certificate as required by §7.4(c)).

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all indebtedness of such Person for borrowed money including, without limitation, any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person that becomes a liability on the balance sheet of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liability incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitutes indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture, or similar instrument, (d) all Capitalized Lease Obligations, (e) all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for waste, fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, unpermitted transfers and encumbrances, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise (excluding in any calculation of Consolidated Total Indebtedness of Borrower, any Guarantor and their Subsidiaries, guaranty obligations of Borrower, any Guarantor or their Subsidiaries in respect of primary obligations of any of Borrower, any Guarantor or their Subsidiaries which are already included in Indebtedness), (f) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (g) any net mark-to-market exposure under a Derivatives Contract to the extent speculative in nature, (h) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (i) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage) of any Unconsolidated Affiliate of such Person. For the avoidance of doubt, Senior Participations will count as Indebtedness.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Indemnity Agreement. The First Amended and Restated Indemnity Agreement Regarding Hazardous Materials made by the Borrower and Guarantors, in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which each of the Borrower and the Guarantors agrees to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.

Information. See §18.7.

Information Materials. See §7.4.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such insurance, proceeds, damages and claims.

Interest Expense. With respect to any period, with respect to REIT and its Subsidiaries, without duplication, total interest expense accruing or paid on Indebtedness of REIT and its Subsidiaries, on a consolidated basis, during such period (including capitalized interest, interest expense attributable to Capitalized Lease Obligations and amounts attributable to interest incurred under Derivatives Contracts) (whether direct, indirect or contingent, and including without limitation, interest on all convertible debt but excluding amortization of financing costs), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of Interest Expense for the Unconsolidated Affiliates of REIT and its Subsidiaries. Interest Expense shall not include non-cash interest expense or capitalized interest funded under a construction loan by an interest reserve.

Interest Hedge. See §7.20.

Interest Payment Date. As to each Loan, the first day of each calendar month during the term of such Loan.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one (1), two (2) or three (3) months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one (1) of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii)         if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii)        any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)        no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date.

Internalization. Any transaction or series of related transactions (including, without limitation, mergers, consolidations, stock or other ownership interest purchase or modifications of agreements) whereby (1) the Advisor ceases or materially reduces the level of its services accompanied by an elimination or a commensurate reduction of the amount of the fees payable to the Advisor under the Advisory Agreement, (2) REIT or any of its Subsidiaries employs persons previously employed by the Advisor and (3) REIT or any of its wholly owned Subsidiaries subsequently is to perform all or substantially all of the duties previously performed by the Advisor.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (x) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (y) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty, the Contribution Agreement and the Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit A hereto.

KBCM. KeyBanc Capital Markets, Inc. or any successor.

KeyBank. As defined in the preamble hereto.

Land Assets. Land to be developed as a Self-Storage Property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. KeyBank, the other lenders which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to this Agreement (but not including any participant as described in §18). The Issuing Lender shall be a Lender, as applicable. The Swing Loan Lender shall be a Lender.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Commitment. An amount equal to Twenty-Three Million Five Hundred Thousand and No/100 Dollars ($23,500,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under §2.10.

Letter of Credit Request. See §2.10(a).

LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by the Agent, by another commercially available source providing such quotations approved by the Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by the Agent described above no longer reports such rate or the Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. Notwithstanding the foregoing, if the rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Those Loans bearing interest calculated by reference to LIBOR.

LIBOR Termination Date. See §4.15.

Lien. See §8.2.

Liquidity. As of any date of determination, the sum of (i) Unrestricted Cash of the REIT and its Subsidiaries and (ii) the amount of Revolving Credit Loans which may be borrowed under this Agreement by Borrower.

LLC Division. In the event Borrower or any Guarantor is a limited liability company, (i) the division of Borrower or any such Guarantor into two or more newly formed limited liability companies (whether or not Borrower or any such Guarantor is a surviving entity following any such division) pursuant to, in the event Borrower or any such Guarantor is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event Borrower or any such Guarantor is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

Loan Documents. This Agreement, the Notes, the Guaranty, the Joinder Agreements, each Letter of Credit Request, the Security Documents, the Subordination of Management Agreement and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.

Loan Request. See §2.7(a).

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan and a Swing Loan (or Loans)), as the case may be, in the maximum aggregate principal amount of the Total Commitment. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10.

Management Agreements. Agreements to which any Person that owns a Borrowing Base Property is a party, whether written or oral, providing for the management of the Borrowing Base Property or any of them.

Manager. Any management company that manages and operates a Borrowing Base Property pursuant to the Management Agreement for such Borrowing Base Property.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise), prospects or results of operations of REIT and its Subsidiaries, taken as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the creation, perfection and priority of any Liens of the Agent in the Collateral; or (d) the rights or remedies of the Agent or the Lenders under any of the Loan Documents.

Mezzanine Loan. Each of the loans which is owned by and has been made by Borrower to the owner of the Equity Interests in a Collateral Borrower, and which is secured by a first priority pledge of the Equity Interests in such Collateral Borrower.

Mezzanine Loan Documents. Originals of all documents, instruments, agreements, assignments and certificates, including without limitation, any and all loan or credit agreements, notes, allonges or endorsements, security agreements, pledge agreements, assignments of contracts, environmental indemnities, guaranties, certificates evidencing ownership of equity interests, powers, title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions and UCC-1 financing statements, that are or may be executed by (and acknowledged where applicable) and recorded and filed against a borrower or guarantor in connection with a Mezzanine Loan, as the same may be amended or otherwise modified from time to time in accordance with this Agreement. Mezzanine Loan Documents shall also include all agreements and other instruments that may be delivered to Borrower by the borrower or guarantor under such Mezzanine Loan pursuant to the Mezzanine Loan Documents.

Moody’s. Moody’s Investor Service, Inc. and any successor thereto.

Mortgage Loan. A loan or note, held by the Borrower or a Subsidiary of the Borrower, secured by or serves as a first mortgage on a Self-Storage Property including land properly zoned for the construction of a Self-Storage Property. For the avoidance of doubt, this includes the loans categorized as “Development Property Investments”, “Bridge Loan Investments”, “Construction Loan Investments”, and “Operating Property Loans” in the REIT’s form 10-Q dated September 30, 2018.

Mortgage Loan Collateral Value. As of any date of determination, the aggregate Mortgage Loan Value for all Mortgage Loans included in the Borrowing Base Assets.

Mortgage Loan Value. As of any date of determination, for each Mortgage Loan the lesser of (i) face value of the note relating to the applicable Mortgage Loan, or (ii) the outstanding balance of such note for each Mortgage Loan.

Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), as the same may be modified or amended, pursuant to which a Subsidiary Guarantor has conveyed or granted a mortgage lien upon or a conveyance in fee simple of a Borrowing Base Property as security for the Obligations, each such instrument to be substantially in the form of Exhibit J attached hereto, with such changes thereto as Agent may reasonably require as a result of state law or practice.

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by REIT or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The sum of (a) the gross cash proceeds received by REIT or any of its Subsidiaries as a result of an Equity Offering or as a result of any contribution of capital less the customary and reasonable costs, expenses and discounts paid by REIT or such Subsidiary in connection therewith (including underwriting discounts and commissions), and (b) the value of assets received by Borrower in exchange for the issuance of equity interests in Borrower.

Net Rentable Area. With respect to any Real Estate, the floor area of any buildings, structures or other improvements available for leasing to tenants determined in accordance with the most recent Rent Roll received by the Agent for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise reasonably approved by the Agent. With respect to any real estate securing a Borrowing Base Loan, the Net Rentable Area of such real estate shall be calculated in a manner consistent with the method for Borrowing Base Properties.

Non-Consenting Lender. See §18.8.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on waste, misappropriation of funds, unpermitted transfers or encumbrances, violations of “special purpose entity” covenants, fraud, intentional misrepresentation, intentional misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of the Real Estate securing such Non-Recourse Indebtedness, (c) arise from the presence of a breach of Environmental Laws regarding the discharge of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding, or (f) any other customary “recourse carve-outs” required by institutional commercial real estate lenders in the market.

Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person.

Non-Stabilized Real Estate Collateral. The Borrowing Base Properties included in the determination of Tranche B Availability.

Notes. Collectively, the Revolving Credit Notes and the Swing Loan Note.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise (including interest and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

Occupancy Rate. On any date of determination, for any Borrowing Base Property, the quotient of (a) the aggregate net rentable square footage of individual storage units for such Borrowing Base Property subject to Leases as to which (i) tenants or occupants are not in default of any of their payment or other material obligations under their respective Lease or other occupancy agreement, (ii) are an arm’s length Lease or occupancy agreement entered into in the ordinary course of business with a party that is not an Affiliate of the REIT, the Borrower or the Advisor, and (iii) the tenant is not subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, divided by (b) aggregate net rentable square footage of storage units on such Borrowing Base Property.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Operating and Interest Holdback. The aggregate operating and interest holdbacks for Borrowing Base Properties as calculated by the Borrower, as demonstrated by the Borrower’s Borrowing Base Property budget, and approved by Agent. The amount of such holdbacks can be updated by Borrower on a monthly basis as leasing at the Borrowing Base Property progresses, which frequency is at the discretion of the Borrower, but shall be updated on a quarterly basis, and which amounts shall be approved by the Agent.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Loan. Loans to individuals or limited liability companies generally used to fund expenses for pursuit costs to contract for and perform due diligence on additional sites to be developed as Self-Storage Properties, otherwise referred to as “Other Loans” in the REIT’s Form 10-Q dated September 30, 2018.

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register. See §18.4.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any Employee Benefit Plan within the meaning of Department of Labor regulation 29 C.F.R. 2510.3-101, Title I or ERISA as modified by Section 3(42) of ERISA.

Potential Borrowing Base Asset. Any (a) (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Required Lenders, and the completion and delivery of Borrowing Base Qualification Documents as required by the Agent, or (b) Mortgage Loan.

Preferred Distributions. With respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by REIT or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Prepayment. Any voluntary or involuntary payment or prepayment of principal of a Borrowing Base Loan or any other event (including, without limitation, a casualty to or condemnation of a property subject to a Borrowing Base Loan) resulting in a prepayment of a Borrowing Base Loan, or any other recovery or monetary return by or for Borrower or a Subsidiary Guarantor, whether directly or otherwise, with respect to a Borrowing Base Loan.

Profits Participation. An Equity Interest held by Borrower, directly or indirectly, in a Collateral Borrower, which Equity Interest is a non-voting interest and is limited to a not more than 49.9% interest in the profits (but not losses), residual cash flows and residual capital proceeds of the Collateral Borrower or, if there is a Mezzanine Loan, the Person holding 100% of the Equity Interests in the Collateral Borrower.

Project Approvals. See §6.22.

Property Development Cost. The actual hard and soft costs (including land acquisition costs) incurred prior to acceptance of Real Estate as a Borrowing Base Property to develop such Borrowing Base Property.

Property NOI. With respect to any Real Estate or real estate securing a Mortgage Loan for any period, property rental and other income (excluding rents from any tenants that are over sixty (60) days past due, and after adjusting for straight-lining of rents) attributable to such Real Estate or real estate securing a Mortgage Loan accruing for such period minus the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Real Estate or real estate securing a Mortgage Loan for such period, including, without limitation, property management fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs and acquisition costs for consummated acquisitions. As used herein “property management fees” means, with respect to each item of Real Estate or real estate securing a Mortgage Loan for any period, an assumed amount equal to the greater of (i) five percent (5%) of the rent due and payable under leases with tenants at such Real Estate or real estate securing a Mortgage Loan and (ii) actual management fees, excluding amounts that will be reclassified as Regional, Executive Management, or General & Administrative expenses.

Public Lender. See §7.4.

Real Estate. All real property, including, without limitation, the Borrowing Base Properties, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by REIT or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.

Real Estate Asset Fair Value. For the first eighteen (18) months after a Mortgage Loan is added to the Borrowing Base Assets, Real Estate Asset Fair Value shall be the fair value of the underlying real estate securing such Mortgage Loan as concluded in the REIT’s quarterly GAAP fair value process. Thereafter, for any Mortgage Loan whose underlying real estate has an Occupancy Rate less than fifty percent (50%), Agent shall have the right to, or at the request of the Required Lenders shall, engage an Appraisal to determine the As-Is Appraised Value and to determine Real Estate Asset Fair Value, and thereafter, the Real Estate Fair Value shall be the As-Is Appraised Value of such real estate as most recently determined under this Agreement, or if no such request is made, the Real Estate Asset Fair Value shall be determined as provided in the first sentence of this definition.

Real Estate As-Is Value. With respect to any Real Estate that is a Borrowing Base Property included in the calculation of Tranche C Availability, the current As-Is Appraised Value for such Real Estate.

Real Estate As-Stabilized Value. With respect to any Real Estate that is a Borrowing Base Property included in the calculation of Tranche B Availability, the current As-Stabilized Appraised Value for such Real Estate.

Real Estate Collateral Value. As of any date of determination, the sum of the Real Estate As-Stabilized Value of the Non-Stabilized Real Estate Collateral and the Real Estate As-Is Value of the Stabilized Real Estate Collateral.

Real Estate Value. As of any date of determination, the sum of (i) the Real Estate Collateral Value for Real Estate that are Borrowing Base Properties, and (ii) the Capitalized Value for all Real Estate that are operating Self-Storage Properties that are not Borrowing Base Assets. Notwithstanding the foregoing clause (ii), Real Estate Assets owned for less than eighteen (18) months may be included in Real Estate Value at the greater of (i) acquisition cost determined in accordance with GAAP and (ii) Capitalized Value.

Recipient. The Agent and any Lender.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to REIT or any of its Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto, but only to the extent of such claim.

Register. See §18.2.

REIT. Jernigan Capital, Inc., a Maryland corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing or use of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.

Rent Roll. A report prepared by the Borrower, or by a Manager at the direction of the Borrower, showing for all Real Estate, including, without limitation, each Borrowing Base Asset, owned or leased by the Borrower or its Subsidiaries, its occupancy, lease expiration dates, lease rent and other information, including, without limitation, identification of vacant units, in substantially the form presented to the Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Representative. See §14.16.

Required Lenders. As of any date, Lenders having at least 66 2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66 2/3% of the principal amount Outstanding of the Loan(s) and participations in Swing Loans and Letters of Credit, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be re-determined, for voting purposes only, to exclude the Commitment Percentage of such Defaulting Lenders, and (b) at all times when two (2) or more Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Non-Defaulting Lenders.

Requirements. See §6.22.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Responsible Officer. Any of the president, the chief executive officer, the chief operating officer, the chief investment officer, the chief financial officer, the treasurer, or any vice president of the applicable Person.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of the Total Commitment to be made by the Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date. December 28, 2021, as the same may be extended as provided in §2.12, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes. See §2.1(b).

S&P. S&P Global Inc. or any successor thereto.

Sanctions Laws and Regulations. Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United States Department of State, the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

SEC. The federal Securities and Exchange Commission.

Secured Indebtedness. With respect to REIT and its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

Security Documents. Collectively, the Joinder Agreements, the Assignments of Documents, the Mortgages, the Assignments of Leases and Rents, the Assignment of Hedge, the Indemnity Agreement, the Subordination of Management Agreement, any other security documents executed and delivered pursuant to §5.3, the UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.

Self-Storage Property. Real Estate which is used by the lessees thereof to self-store property of such lessees, provided leasing to other types of users to be consistent with zoning and land use requirements, so long as the principal use of the Real Estate is self-storage, shall not disqualify such Real Estate as a “Self-Storage Property” hereunder.

Senior Participations. Senior participations in loans sold to financial institutions which are guaranteed by the REIT or one of its Wholly-Owned Subsidiaries. The financial institution would participate with the REIT or one of its Wholly-Owned Subsidiaries in the funding of the loan.

Series A Preferred Stock Private Placement. That certain Stock Purchase Agreement dated as of July 27, 2016 by and between the REIT and the Buyers defined therein (comprised of certain funds managed by Highland Capital Management, L.P. or its controlled Affiliates) pursuant to which the REIT is entitled to issue up to $125,000,000 of its Series A Preferred Stock, subject to certain conditions set forth therein.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor or an owner of a direct or indirect interest in a Subsidiary Guaranty which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

Stabilized Adjusted Net Operating Income. For any Non-Stabilized Real Estate Collateral, the lesser of (a) the year 3 net operating income or (b) stabilized net operating income, as shown in the Appraisal for such Real Estate as of the first date of inclusion in the calculation of Borrowing Base Availability.

Stabilized Real Estate Collateral. The Borrowing Base Properties included in the determination of Tranche C Availability.

State. A state of the United States of America and the District of Columbia.

Subordination and Standstill Agreement. Collectively, each Subordination and Standstill Agreement between Borrower and Agent relating to a Mezzanine Loan, such agreements delivered after the date of this Agreement to be substantially in the form delivered on the date of the Existing Credit Agreement, with such changes as Agent may reasonably require as a result of factors relating to such Mezzanine Loan.

Subordination of Management Agreement. An agreement pursuant to which a manager of a Borrowing Base Asset subordinates its rights under a Management Agreement to the Loan Documents, such agreement to be in the form and substance satisfactory to Agent.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Notwithstanding any ownership interest in the Borrower, the Borrower shall at all times be considered a Subsidiary of REIT. Notwithstanding the foregoing, the mere ownership by Borrower of a Profits Participation without more shall not make a Collateral Borrower, or if there is a Mezzanine Loan, the Person owning an interest in such Collateral Borrower in whom such Profits Participation is owned, a Subsidiary of Borrower.

Subsidiary Guarantor. Each Person, other than REIT, that is a party to the Guaranty, and each Additional Guarantor.

Survey. An instrument survey of each parcel of Real Estate prepared by a registered land surveyor, certified to Agent (if required by Agent), which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the relevant Title Policy, shall show that all buildings and structures are within the lot lines of such Real Estate and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines, street lines and such other details as the Agent may reasonably require; and shall show whether or not such Real Estate is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.

Swing Loan. See §2.5(a).

Swing Loan Commitment. An amount equal to Twenty-Three Million Five Hundred Thousand and No/100 Dollars ($23,500,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Note. See §2.5(b).

Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Borrowing Base Asset, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Title Insurance Company. Any title insurance company or companies approved by the Agent and the Borrower.

Title Policy. With respect to each of the Borrowing Base Properties, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Borrowing Base Property insuring the priority of the Mortgage thereon and that the Subsidiary Guarantor holds marketable or indefeasible (with respect to Texas) fee simple title to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require and is available in the State in which the Borrowing Base Property is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement if available at a reasonable cost, (iv) a doing business endorsement, (v) if required by Agent to the extent Borrower has not otherwise delivered satisfactory evidence of compliance with zoning of the applicable Borrowing Base Property, an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Borrowing Base Properties, (vii) “first loss” and “last dollar” endorsements, and (viii) a utility location endorsement.

Titled Agents. The Arrangers or any syndication or documentation agent.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is Two Hundred Thirty-Five Million and No/100 Dollars ($235,000,000.00), and is subject to increase as provided in §2.11.

Tranche A Availability. The Borrowing Base Availability attributable to Borrowing Base Loans.

Tranche A Loans. Loans made and Letters of Credit issued pursuant to this Agreement, the Borrowing Base Availability for which is provided by Tranche A Availability.

Tranche B Availability. The Borrowing Base Availability attributable to Borrowing Base Properties that is Non-Stabilized Real Estate Collateral.

Tranche B Loans. Loans made and Letters of Credit issued pursuant to this Agreement, the Borrowing Base Availability for which is provided by Tranche B Availability.

Tranche C Availability. The Borrowing Base Availability attributable to Borrowing Base Properties that are Stabilized Real Estate Collateral.

Tranche C Loans. Loans made and Letters of Credit issued pursuant to this Agreement, the Borrowing Base Availability for which is provided by Tranche C Availability.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date. Notwithstanding the foregoing, the mere ownership by Borrower of a Profits Participation without more shall not make a Collateral Borrower, or if there is a Mezzanine Loan, the Person owning an interest in such Collateral Borrower in whom such Profits Participation is owned, an Unconsolidated Affiliate of Borrower.

Unhedged Variable Rate Debt. Any Indebtedness with respect to which the interest is not fixed (or hedged to a fixed rate) for the entire term of such Indebtedness to maturity.

Unrestricted Cash. As of any date of determination, the aggregate amount of Unrestricted cash. As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person and is not subject to any Lien, claim, cash trap, restriction, escrow or reserve. For the avoidance of doubt, Unrestricted Cash shall not include any tenant security deposits or other restricted deposits.

Unused Fee Percentage. With respect to any day during a calendar quarter, (a) 0.25% per annum, if the sum of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is more than 50% of the Total Commitment, or (b) 0.30% per annum if the sum of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is less than or equal to 50% of the Total Commitment.

U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate. See §4.3(g)(ii)(B)(iii).

Wholly-Owned Subsidiary. As to the Borrower or REIT, any Subsidiary of the Borrower or REIT that is directly or indirectly owned one hundred percent (100%) by the Borrower or REIT, as applicable.

Withholding Agent. The REIT, the Borrower, any other Guarantor and the Agent, as applicable.

Write-Down and Conversion Powers. With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2	Rules of Interpretation.

(a)          A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)          The singular includes the plural and the plural includes the singular.

(c)          A reference to any law includes any amendment or modification of such law.

(d)          A reference to any Person includes its permitted successors and permitted assigns, and in the event Borrower or a Guarantor is a limited liability company and shall undertake an LLC Division (any such LLC Division being a violation of this Agreement), shall be deemed to include each limited liability company resulting from any such LLC Division.

(e)          Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)          The words “include”, “includes” and “including” are not limiting.

(g)          The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)          All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)          Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)          The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)          In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the REIT or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(m)          To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.

§2.         THE CREDIT FACILITY.

§2.1       Revolving Credit Loans.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) the sum of such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the sum of (A) the Borrowing Base Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans and Swing Loans, plus (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time (i) exceed the lesser of (A) Borrowing Base Availability and (B) the Total Commitment or (ii) cause a violation of the covenant set forth in §9.1. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §§10 and 11 have been satisfied on the date of such request. The Agent may assume that the conditions in §§10 and 11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Commitment Percentage of the Commitments and the principal face amount of its Revolving Credit Note.

(b)          The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on the Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on the Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due. There shall not be deemed to have occurred, and there has not otherwise occurred, any payment in full, satisfaction or novation of the indebtedness evidenced by the “Revolving Credit Notes”, as defined in the Existing Credit Agreement, which indebtedness is instead allocated among the Lenders as of the date hereof, as applicable, in accordance with their respective Commitment Percentages. On the Closing Date, the Lenders shall make adjustments among themselves so that the outstanding Revolving Credit Loans are consistent with their Commitment Percentages.

§2.2       [Intentionally Omitted.]

§2.3       Facility Unused Fee. The Borrower agrees to pay to the Agent for the account of the Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Commitment Percentages a facility unused fee (the “Unused Fee”) calculated by multiplying the Unused Fee Percentage, calculated as a per diem rate, times the excess of the Total Commitment over the outstanding principal amount of Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans, during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The Unused Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

§2.4       Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than fifty percent (50.0%) of the highest Total Commitment at any time existing under this Agreement) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Lenders of the substance thereof. Any reduction of the Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Swing Loans and Letters of Credit. Within five (5) days of the effective date of any such reduction or termination, upon receipt of an invoice from Agent, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

§2.5       Swing Loan Commitment.

(a)          Subject to the terms and conditions set forth in this Agreement, the Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base Availability, or cause a violation of the covenant set forth in §9.1. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Lender is a Defaulting Lender, unless the Swing Loan Lender is reasonably satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §§10 and 11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §§10 and 11 have been satisfied unless the Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within one (1) Business Day of demand by Agent but in any event no later than five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d)) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.

(b)          The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit C hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due. There shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness, if any, evidenced by the “Swing Loan Note,” as defined in the Existing Credit Agreement, which indebtedness is instead evidenced by the Swing Loan Note.

(c)          The Borrower may request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 1:00 p.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin for Tranche A Loans. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 4:00 p.m. (Cleveland time).

(d)          The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Lender to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, the Agent shall notify the Lenders that such Revolving Credit Loan shall be a LIBOR Rate Loan that is a Tranche A Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in §§12.1(g), 12.1(h) or 12.1(i) shall have occurred (in which event the procedures of §2.5(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than one (1) Business Day after the date such request was made by the Swing Loan Lender just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)          If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan. Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)          Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)          Each Lender’s obligation to fund a Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of REIT or any of its Subsidiaries; (d) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and the Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non-purchasing Lender, thereby making such Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.

§2.6       Interest on Loans.

(a)          Each Base Rate Loan that is a Tranche A Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Tranche A Loans.

(b)          Each LIBOR Rate Loan that is a Tranche A Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Tranche A Loans.

(c)          Each Base Rate Loan that is a Tranche B Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Tranche B Loans.

(d)          Each LIBOR Rate Loan that is a Tranche B Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Tranche B Loans.

(e)          Each Base Rate Loan that is a Tranche C Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Tranche C Loans.

(f)          Each LIBOR Rate Loan that is a Tranche C Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Tranche C Loans.

(g)          The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(h)          Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7       Requests for Loans. The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan, whether such Revolving Credit Loan shall be a Tranche A Loan, a Tranche B Loan or a Tranche C Loan, and the Drawdown Date. Each such notice shall also contain a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9). Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof; provided, however, that there shall be no more than eight (8) LIBOR Rate Loans relating to Revolving Credit Loans outstanding at any one time.

§2.8       Funds for Loans.

(a)          Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §§10 and 11, §2.11 (if applicable) and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its applicable Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s applicable Commitment Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)          Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to the Agent such Lender’s Commitment Percentage of a proposed Loan, the Agent may in its discretion assume that such Lender has made such Loan available to the Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).

§2.9       Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) repayment of Indebtedness, (c) making Investments permitted by §8.3, and (d) general corporate and working capital purposes.

§2.10      Letters of Credit.

(a)          Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of (x) the Total Commitment and (y) the Borrowing Base Availability, or cause a violation of the covenant set forth in §9.1, (iv) the conditions set forth in §§10 and 11 shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §§10 and 11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Agent otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to the Agent and the Issuing Lender (but in any event the term shall not extend beyond five (5) Business Days prior to the Revolving Credit Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan. Issuing Lender shall honor drawings in accordance with the terms of the applicable Letter of Credit if strictly presented in accordance with the terms of the applicable Letter of Credit, and subject to the terms and conditions of this Agreement, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period but subject to the terms of this Agreement, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed by Borrower and terminated.

(b)          Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement) and shall state whether such Letter of Credit is being issued under availability with respect to a Tranche A Loan, a Tranche B Loan or a Tranche C Loan. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)          The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)          Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)          Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans for Tranche A Loans on the face amount of such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit within five (5) days of receipt of an invoice from the Agent delivered each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

(f)          In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Base Rate Loan under this Agreement) and the Agent shall promptly notify each Lender by telecopy, email, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1%) for each day thereafter. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g)          If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)          Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)          The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)          The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

(k)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the Issuing Lender shall also deliver to Borrower an electronic copy of such Letter of Credit or amendment.

§2.11     Increase in Total Commitment.   (a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time, before the Revolving Credit Maturity Date to request one or more increases in the Total Commitment to an aggregate amount of not more than $400,000,000.00 by giving written notice to the Agent (each, an “Increase Notice”; and the amount of such requested increase is a “Commitment Increase”); provided that any such individual increase to the Commitments must be in a minimum amount of $10,000,000.00 and increments of $5,000,000.00 in excess thereof unless otherwise approved by the Agent in its sole discretion. Upon receipt of any Increase Notice, the Agent shall consult with KBCM and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who increase their respective Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to KBCM pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, the Agent shall send a notice to all Lenders (each, an “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to increase its Commitment upon such terms shall provide the Agent with a written commitment letter specifying the amount of such increase which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and KBCM, in consultation with the Borrower, shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and KBCM shall determine in their sole discretion. If the increases to the Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, KBCM or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to the Agent, KBCM and the Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (each, a “Commitment Increase Date”). In no event shall any Lender be obligated to increase any portion of its Commitment.

(b)          On any Commitment Increase Date, the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date, each of those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.

(c)          Upon the effective date of each increase in the Total Commitment pursuant to this §2.11, (i) the Agent shall unilaterally revise Schedule 1.1 in its own records to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent a new Revolving Credit Note for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note shall equal its Commitment and (ii) the Swing Loan Commitment shall automatically increase to the lesser of (A) an amount equal to ten percent (10%) of the new Total Commitment and (B) the Commitment of the Swing Loan Lender, and the Borrower shall execute and deliver to the Agent a new Swing Loan Note for the Swing Loan Lender so that the principal amount of the Swing Loan Note shall equal the Swing Loan Commitment. The Agent shall deliver such replacement Revolving Credit Notes and Swing Loan Note to the respective Lenders in exchange for the Revolving Credit Notes and Swing Loan Note replaced thereby which shall be surrendered by such Lenders and delivered to the Borrower. Such new Revolving Credit Notes and Swing Loan Note shall provide that they are replacements for the surrendered Revolving Credit Notes and Swing Loan Note and that they do not constitute a novation, shall be dated as of the applicable Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes or Swing Loan Note, as applicable. Simultaneously with such increase, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes and Swing Loan Notes (as applicable) shall be canceled and returned to the Borrower.

(d)          Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i)          Payment of Activation Fee. The Borrower shall pay (A) to the Agent and KBCM those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to KBCM such facility fees as the Lenders who are providing an additional Commitment or increasing their respective Commitment may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. KBCM shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii)         No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii)        Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and

(iv)        Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least two (2) Business Days prior to the Commitment Increase Date, to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification; and

(v)         Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to the Agent and the Lenders such additional documents (including, without limitation, amendments to the Loan Documents to provide that the Collateral secures the same and the Guaranty guarantees the same), instruments, certifications and opinions as the Agent may reasonably require (including, without limitation, in the case of the Borrower, a Compliance Certificate and Borrowing Base Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any title searches, updated UCC searches, title endorsements, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are incurred by the Agent, KBCM or the Lenders in connection with such increase.

§2.12     Extension of Maturity Date.

(a)          The Borrower shall have the one-time right and option to extend the Maturity Date to December 28, 2022 upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:

(i)          Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is ninety (90) days and not later than the date which is thirty (30) days prior to the Maturity Date (as determined without regard to such extension). Borrower shall have the right to revoke the Extension Request at any time and for any reason prior to the then-current Maturity Date (provided, that Borrower reimburses Agent for any actual out-of-pocket costs incurred in connection with any such extension request or revocation);

(ii)         Payment of Extension Fee. Prior to the commencement of the extension term, the Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii)        No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iv)        Representations. The representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall have been true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the date such Extension Request is given and on the Maturity Date (as determined without regard to such Extension), except to the extent of changes resulting from transactions or other events permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(v)         Pro Forma Covenant Compliance. Borrower shall have delivered to Agent evidence reasonably satisfactory to Agent that Borrower will be in pro forma compliance with the Borrowing Base Availability and the covenants set forth in §9 immediately after giving effect to the extension.

(vi)        Appraisals. At Agent’s option, with respect to any real estate included in the calculation of Borrowing Base Availability where the most recent Appraisal for such real estate was obtained more than nine (9) months prior to the then effective Maturity Date, Agent shall have obtained at Borrower’s expense new Appraisals or an update to the existing Appraisals of such real estate and determined the current As-Is Appraised Value and As-Stabilized Appraised Value thereof, as applicable, and the Borrowing Base Availability.

(vii)       Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and Lenders such additional consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Agent may reasonably require, and the Borrower shall pay the cost of any title endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.

(viii)      Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least two (2) Business Days prior to the Maturity Date (as determined without regard to such extension), to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

(b)          In the event that the Maturity Date has been extended as provided in §2.12(a), the Borrower shall have the one-time right and option to extend the Maturity Date to December 28, 2023 upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:

(i)          Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is ninety (90) days and not later than the date which is thirty (30) days prior to the Maturity Date (as determined without regard to such extension). Borrower shall have the right to revoke the Extension Request at any time and for any reason prior to the then-current Maturity Date (provided, that Borrower reimburses Agent for any actual out-of-pocket costs incurred in connection with any such extension request or revocation);

(ii)         Payment of Extension Fee. Prior to the commencement of the extension term, the Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii)        No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iv)        Representations. The representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall have been true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the date such Extension Request is given and on the Maturity Date (as determined without regard to such Extension), except to the extent of changes resulting from transactions or other events permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(v)         Pro Forma Covenant Compliance. Borrower shall have delivered to Agent evidence reasonably satisfactory to Agent that Borrower will be in pro forma compliance with the Borrowing Base Availability and the covenants set forth in §9 immediately after giving effect to the extension.

(vi)        Appraisals. At Agent’s option, with respect to any real estate included in the calculation of Borrowing Base Availability where the most recent Appraisal for such real estate was obtained more than nine (9) months prior to the then effective Maturity Date, Agent shall have obtained at Borrower’s expense new Appraisals or an update to the existing Appraisals of such real estate and determined the current As-Is Appraised Value and As-Stabilized Appraised Value thereof, as applicable, and the Borrowing Base Availability.

(vii)       Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and Lenders such additional consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Agent may reasonably require, and the Borrower shall pay the cost of any title endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.

(viii)      Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least two (2) Business Days prior to the Maturity Date (as determined without regard to such extension), to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

§2.13      Defaulting Lenders.

(a)          If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, all of the Lenders or affected Lenders, shall, except as specifically provided in §27, be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b)          Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an approved assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c)          During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Commitment Percentages (computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §§10 and 11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, and (iv) the aggregate obligation of each Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (a) the Commitment of that Non-Defaulting Lender minus (b) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans. Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)          Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §§10 and 11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans of, and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with their Commitment Percentages, without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e)          Within five (5) Business Days of written demand by the Issuing Lender or the Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and the Swing Loan Lender (after giving effect to §§2.5(a), 2.10(a) and 2.13(c)) on terms satisfactory to the Issuing Lender and/or the Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans. Moneys in the Collateral Account deposited pursuant to this §2.13(e) shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f)          (i)          Each Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.

(ii)         Each Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Lender is a Defaulting Lender.

(iii)        With respect to any facility Unused Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and the Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g)          If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of the outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.         REPAYMENT OF THE LOANS.

§3.1       Stated Maturity. The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2        Mandatory Prepayments.

(a)          If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loan and the Letter of Credit Liabilities exceeds the lesser of (A) Total Commitment or (B) the Borrowing Base Availability, then the Borrower shall, within five (5) Business Days of such occurrence, pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

(b)          If at any time (i) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities that are Tranche A Loans, Tranche B Loans or Tranche C Loans, respectively, exceeds the Tranche A Availability, the Tranche B Availability or the Tranche C Availability, respectively, then the Borrower shall, within five (5) Business Days of such occurrence, pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Loans and specifically, to the Tranche A Loans, the Tranche B Loans or Tranche C Loans, respectively as provided in §3.4, together with any additional amounts payable pursuant to §4.7, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

(c)          In the event there shall have occurred any Prepayment, Borrower shall, within two (2) Business Days of receipt of such payment, provide written notice thereof to the Agent together with an updated Borrowing Base Certificate which gives effect to such Prepayment, and if a prepayment of the Loans is required for Borrower to remain in compliance with §9.1, such notice shall be accompanied by a principal prepayment of the Loans to Agent for the account of the Lenders for application to the Loans as provided in §3.4 in an amount so that no violation of the covenants in §3.2 or §9.1 shall occur, together with any additional amounts payable pursuant to §4.7.

(d)          In the event there shall have occurred a casualty or Taking with respect to any Borrowing Base Property and the Borrower or any Subsidiary Guarantor is required to repay the Loans pursuant to §7.7, the Borrower shall prepay the Loans concurrently with the date of receipt by Borrower, such Subsidiary Guarantor or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, in the amount required pursuant to the relevant provisions of §7.7.

§3.3        Optional Prepayments.

(a)          The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(b)          The Borrower shall give the Agent, no later than 12:00 noon (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid and whether such prepayment is a prepayment of a Tranche A Loan, a Tranche B Loan or a Tranche C Loan (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4        Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §§3.2 and 3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, to the principal of Revolving Credit Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans). Each partial prepayment under §3.2 and §3.3 shall, unless otherwise specifically provided in this §3 be applied first to Tranche A Loans, then to Tranche B Loans and then to Tranche C Loans.

§3.5        Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §§3.2 and 3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in (but subject to the terms of) §2.

§4.         CERTAIN GENERAL PROVISIONS.

§4.1        Conversion Options.

(a)          The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than eight (8) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)          Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)          In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall, subject to compliance with the other terms of this Agreement, be automatically converted at the end of the applicable Interest Period to a LIBOR Rate Loan with an Interest Period of one (1) month.

§4.2        Fees. The Borrower agrees to pay to KeyBank, the Agent and KBCM for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a separate fee letter among the REIT, KeyBank and KBCM (the “Agreement Regarding Fees”). Borrower hereby assumes all obligations of REIT under the Agreement Regarding Fees. All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3        Funds for Payments.

(a)          All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b)          All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)          The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)          Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f)          As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.3, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)          (i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)        an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV)        to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Agent and Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so. For purposes of this Section (g), the term “Lender” shall include Agent.

(h)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.3 (including by the payment of additional amounts pursuant to this §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i)          Each party’s obligations under this §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)          The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(k)          For the purposes of this §4.3, the term “Lender” includes Issuing Lender and the term “Applicable Law” includes FATCA.

§4.4        Computations. All computations of interest on the Base Rate Loans to the extent applicable shall be based on a three hundred sixty-five (365) or three hundred sixty-six (366)-day year, as applicable, and paid for the actual number of days elapsed. All other computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5        Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.6        Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.7        Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (a) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (b) LIBOR is used merely as a reference in determining such rate; and (c) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.8        Additional Costs, Etc. Notwithstanding anything herein to the contrary, if a change in Applicable Law shall occur after the date hereof, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), which change affects similarly situated banks or financial institutions generally and is not applicable to a Lender or Agent primarily by reason of such Lender’s or Agent’s particular conduct or condition, and such change in Applicable Law shall:

(a)          subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b)          impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, or

(c)          impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, and the result of any of the foregoing is:

(i)          to increase the cost to any Lender, of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)         to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii)        to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of written demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.9        Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any Applicable Law regarding liquidity or capital ratios or requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, which change affects similarly situated banks or financial institutions generally and is not applicable to a Lender primarily by reason of such Lender’s particular conduct or condition, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding liquidity or capital ratios or adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.8 and this §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.10         Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Agent, or such earlier date as may be required by this Agreement.

§4.11         Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin plus four percent (4%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to four percent (4%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due (or, in the case of amounts due at the Revolving Credit Maturity Date within fifteen (15) Business Days of such date).

§4.12         Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Agent and the Borrower upon their written request.

§4.13         Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.14         Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 (as a result of the imposition of Taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 (as a result of the imposition of Taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment, provided that the Borrower shall pay to the Agent the assignment fee (if any) specified in §18.2, such assignment will result in a reduction in such compensation or payments thereafter, and such assignment does not conflict with Applicable Law. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§4.15      Successor LIBOR Rate Index.

(a)          If the Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in §4.5 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in §4.5 have not arisen but the applicable supervisor or administrator (if any) of LIBOR or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying the specific date after which LIBOR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than LIBOR has become a widely recognized benchmark rate for newly originated floating rate commercial real estate loans in Dollars in the U.S. market, then the Agent and Borrower may endeavor to establish a replacement index for LIBOR, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR based interest rate in effect prior to its replacement. Notwithstanding the foregoing or anything to the contrary contained herein, if (i) Borrower, in the exercise of its reasonable judgment, does not agree to the replacement index as notified by Agent to Borrower or (ii) Agent and Borrower cannot reasonably agree on an alternate rate, then in either such case, Borrower shall have the option to repay the debt in full, without any prepayment penalty.

(b)          Upon the establishment of a replacement index in accordance with clause (a) above, the Agent, the Borrower and the Guarantors shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, §27), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (Cleveland, Ohio time) on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c)          Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated floating rate commercial real estate loans in the United States and loans converted from a LIBOR based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from LIBOR to the replacement index and (y) yield or risk-based differences between LIBOR and the replacement index.

(d)          Until an amendment reflecting a new replacement index in accordance with this §4.15 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to LIBOR; provided however, that if the Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Base Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)          Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

§5.         COLLATERAL SECURITY; GUARANTORS.

§5.1       Collateral. The Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2       Appraisal.

(a)          The Agent may obtain new Appraisals or an update to existing Appraisals with respect to the Borrowing Base Properties, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, (ii) at any time following a Default or an Event of Default, (iii) if the Agent reasonably believes that there has been a casualty, Taking or material diminution in the market value of any Borrowing Base Property, (iv) at any time that the Agent or the Required Lenders determine that a more updated Appraisal is required by Applicable Law, (v) in connection with Borrower’s exercise of the option to extend the Revolving Credit Maturity Date as provided in §2.12, (vi) at any time requested by the Agent or the Required Lenders in accordance with the definition of Real Estate Asset Fair Value, or (vii) at any time as requested by Agent or the Required Lenders (but not, pursuant to this clause (vii), more frequently than once every twelve months for any Borrowing Base Property. The expense of such Appraisals and/or updates performed pursuant to this §5.2(a) shall be borne by the Borrower and payable to the Agent within ten (10) days of demand; provided the Borrower shall not be obligated to pay for an Appraisal of a Borrowing Base Property obtained pursuant to this §5.2(a) more often than once in any period of twelve (12) months if no Event of Default exists.

(b)          In the event that the Agent determines that a Borrowing Base Loan has been or is likely to be included in the calculation of Borrowing Base Availability for more than eighteen (18) months, the Agent may obtain an Appraisal with respect to the underlying real estate securing such Borrowing Base Loan for those properties described in the definition of Real Estate Asset Fair Value. The expense of such Appraisals performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to the Agent within ten (10) days of demand.

(c)          The Borrower acknowledges that the Agent has the right to reasonably approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and the Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

§5.3        Addition of Borrowing Base Assets. Provided no Event of Default exists, the Borrower shall have the right, subject to the consent of the Agent and the Required Lenders (which consent may be withheld in their reasonable discretion) and the satisfaction by the Borrower of the conditions set forth in this §5.3, to add Potential Borrowing Base Assets to the Borrowing Base Availability. In the event the Borrower desires to add an additional Potential Borrowing Base Asset to the Borrowing Base Availability as aforesaid, the Borrower shall provide written notice to the Agent of such request. The Agent and the Required Lenders shall have ten (10) Business Days following receipt of all items required under this Agreement to add such Eligible Real Estate as a Borrowing Base Property or a Mortgage Loan as a Borrowing Base Loan to grant or deny approval for such proposed Potential Borrowing Base Asset. If a Lender shall fail to respond to Agent within such ten (10) Business Day period, such Lender shall be deemed to have approved such proposed potential Borrowing Base Asset as Collateral. Notwithstanding the foregoing, no Potential Borrowing Base Asset shall be included in the calculation of the Borrowing Base Availability unless and until the following conditions precedent shall have been satisfied as determined by Agent (and as required by this Agreement, the Required Lenders):

(a)          if such Potential Borrowing Base Asset is to be a Borrowing Base Property, such Potential Borrowing Base Property shall be Eligible Real Estate;

(b)          if such Potential Borrowing Base Asset is to be a Borrowing Base Loan, such Borrowing Base Loan shall be secured by Eligible Real Estate and Borrower or a Wholly-Owned Subsidiary of Borrower shall own all right, title and interest in such loan, and no interest in such loan shall be subject to a participation;

(c)          if such Potential Borrowing Base Asset is owned by a Wholly-Owned Subsidiary of the Borrower, said Wholly-Owned Subsidiary shall have executed a Joinder Agreement and satisfied the conditions of §5.5;

(d)          prior to or contemporaneously with such addition, the Borrower shall have submitted to the Agent a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 and a Borrowing Base Certificate, both prepared on a pro forma basis and adjusted to give effect to such addition, and shall certify that after giving effect to such addition, no Default or Event of Default shall exist;

(e)          the Borrower or the Wholly-Owned Subsidiary which is the owner of the Potential Borrowing Base Asset shall have executed and delivered to the Agent all applicable Borrowing Base Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent; and

(f)          after giving effect to the inclusion of such Potential Borrowing Base Asset, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of a Borrowing Base Asset in the calculation of the Borrowing Base Availability, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of the Borrower to such effect;

(g)          the terms and conditions of §7.19 shall be satisfied; and

(h)          the Agent and the Required Lenders, shall have consented to the inclusion of such Real Estate or Mortgage Loan as a Borrowing Base Asset, which consent may be granted in the Agent’s and the Required Lenders’ reasonable discretion.

§5.4        Release of Borrowing Base Assets. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4 other than an Event of Default that would be cured by effectuating such release as provided in §12.2(b)), the Agent shall release a Borrowing Base Asset from the lien or security title of the Security Documents encumbering the same upon the request of the Borrower subject to and upon the following terms and conditions:

(a)          the Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;

(b)          the Borrower shall submit to the Agent with such request a Compliance Certificate and Borrowing Base Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(c)          all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(d)          the Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;

(e)          the Borrower shall pay to the Agent for the account of the Lenders a release price, if applicable, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.4, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans so that no violation of the covenants set forth in §§3.2 or 9.1 shall occur without regard to any cure or grace period (it being understood that a paydown may not be necessary if the aforesaid covenants are not violated following such release); and

(f)          without limiting or affecting any other provision hereof, any release of a Borrowing Base Asset will not cause the Borrower to be in violation of the restrictions set forth in the definition of Borrowing Base Availability or the covenants set forth in this Agreement.

Notwithstanding the foregoing, in the event that any Borrowing Base Property is to be released from a Mortgage, Agent may condition such release upon (x) the increase of the coverages under the Title Policies for the remaining Borrowing Base Properties subject to Mortgages to 110% of the Borrowing Base Availability attributed to such remaining Borrowing Base Properties, and (y) the Borrower paying to the Agent or the Person entitled thereto any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable with respect to the remaining Borrowing Base Properties subject to Mortgages as a result of such release to any state or any county or municipality thereof in which any of the Borrowing Base Properties subject to a Mortgage is located, and the Borrower delivering to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on the Borrowing Base Properties located in such state secure the Borrower’s obligation with respect to the Obligations.

§5.5       Additional Guarantors. In the event that the Borrower shall request that certain Real Estate or a Borrowing Base Loan of a Wholly-Owned Subsidiary of the Borrower be included as a Borrowing Base Asset as contemplated by §5.3 and such Real Estate or a Borrowing Base Loan is included as a Borrowing Base Asset in accordance with the terms hereof, the Borrower shall, as a condition to such Real Estate or a Borrowing Base Loan being included as a Borrowing Base Asset, cause each such Wholly-Owned Subsidiary, and any other Subsidiary of Borrower which owns an interest in such Wholly-Owned Subsidiary, to execute and deliver to the Agent a Joinder Agreement, and such Subsidiary or Subsidiaries, as applicable, shall become a Guarantor hereunder and thereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement, the Guaranty, the Indemnity Agreement and such Security Documents as the Agent may require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6       Release of Certain Guarantors. Provided no Default or Event of Default shall have occurred and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.6(a)), in the event that all Borrowing Base Assets owned directly or indirectly by a Subsidiary Guarantor have been removed from the calculation of Borrowing Base Availability in accordance with this Agreement and shall have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be released by Agent from liability under this Agreement and the Guaranty. The provisions of this §5.6 shall not apply to Borrower or REIT.

§5.7        Release of Collateral. Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans or issue Letters of Credit to Borrower, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and to release the Borrower and Guarantors (other than with respect to obligations that survive termination of this Agreement), provided that Agent has not received a written notice from the Representative or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6.         REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1        Corporate Authority, Etc.

(a)          Incorporation; Good Standing. REIT is a Maryland corporation duly organized pursuant to articles of incorporation (as amended and restated) filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, Section 856 of the Code, and has elected to be treated as and is entitled to the benefits of taxation as a real estate investment trust thereunder. The Borrower is a Delaware limited liability company duly organized pursuant to its certificate of limited liability company filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and where a Borrowing Base Property owned by it or the property subject to a Borrowing Base Loan owned by it is located (to the extent required by Applicable Law) and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)          Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where a Borrowing Base Property owned by it or the property subject to a Borrowing Base Loan owned by it is located (to the extent required by Applicable Law) and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c)          Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, operating agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent.

(d)          Enforceability. This Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

§6.2       Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, the filing of the Security Documents in the appropriate records office with respect thereto, and filings after the date hereof of disclosures with the SEC.

§6.3       Title to Properties. Except as indicated on Schedule 6.3 hereto, REIT and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the REIT as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) subject to no rights of others, including any mortgages, leases pursuant to which REIT or any of its Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4        Financial Statements. The Borrower has furnished to the Agent: (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow as of the Balance Sheet Date certified by the chief financial officer of REIT, (b) an unaudited statement of Property NOI for the period ending September 30, 2018, reasonably satisfactory in form to the Agent and certified by the chief financial officer of REIT as fairly presenting the Property NOI for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Borrowing Base Assets. The balance sheet and statements referred to in clause (a)  above have been prepared in accordance with GAAP and fairly present the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries for such periods, except as otherwise expressly noted therein. The statements of Property NOI are accurate in all material respects. There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5           No Material Changes. Since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition, prospects, operations, assets or business of REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows as of the Balance Sheet Date, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of Closing Date, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations, assets or business activities of REIT, its Subsidiaries or any of the Borrowing Base Assets from the condition shown on the financial statements delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operations, assets or financial condition of REIT and its Subsidiaries, considered as a whole, or of any of the Borrowing Base Assets.

§6.6           Franchises, Patents, Copyrights, Etc.. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except for any defects of title or infringement that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 6.6 hereto, none of the Borrowing Base Assets is owned or operated by the Borrower or its Subsidiaries under or by reference to any trademark, trade name, service mark or logo, and none of the trademarks, tradenames, service marks or logos are registered or subject to any license or provision of law limiting their assignability or use except as specifically set forth on Schedule 6.6.

§6.7           Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, the Collateral or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or as to which there is a reasonable possibility of an adverse determination, and that if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the Closing Date there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries or any Collateral. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

§6.8           No Material Adverse Contracts, Etc.. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9       Compliance with Other Instruments, Laws, Etc.. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10     Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those which are being contested in good faith and by appropriate proceedings as permitted by this Agreement, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. Except as set forth on Schedule 6.10, there are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for REIT is 47-1978772, and the taxpayer identification number for the Borrower is 47-3530766.

§6.11     No Event of Default. No Default or Event of Default has occurred and is continuing under this Agreement, or, as of the date of this Agreement, the Existing Credit Agreement.

§6.12     Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13     Setoff; Absence of UCC Financing Statements.

(a)          The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims (except for Liens with respect thereto permitted by §8.2), withholdings or other defenses by REIT, the Borrower or any of their Subsidiaries or, to the actual knowledge of the Borrower, any other Person.

(b)          Except with respect to Liens with respect to such Person permitted by §8.2 or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against Borrower or any Guarantor without either of their consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of Borrower or any Guarantor or rights thereunder.

§6.14     Certain Transactions. Except as disclosed on Schedule 6.14 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any material transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any material agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.15     Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any material liability under Title IV of ERISA to the PBGC or as a result of the violation of any provision of Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of REIT or any of its Subsidiaries, including, without limitation, any Borrowing Base Asset, constitutes Plan Assets of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.16     Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or prepared by or on behalf of the Borrower, any Subsidiary or any Guarantor and otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor, the Collateral and the Borrowing Base Assets (other than projections and estimates) prepared by or on behalf of the Borrower, a Subsidiary or a Guarantor and furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.17     Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower is 6410 Poplar Avenue Suite 650, Memphis, Tennessee 38119.

§6.18     Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19     Environmental Compliance. Except as set forth in the written environmental site assessment reports delivered to and approved by the Agent in connection with the addition of each Borrowing Base Property (the “Environmental Reports”) or as disclosed on Schedule 6.19 attached hereto, the Borrower makes the following representations and warranties:

(a)          None of the Borrower, the Guarantors or their respective Subsidiaries, any Manager of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Borrowing Base Property included in the calculation of Borrowing Base Availability and has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower or any Guarantor individually in excess of $500,000.00 or in the aggregate with other Borrowing Base Properties in excess of $2,000,000.00, or could reasonably be expected to materially adversely affect the operation of or ability to use such property.

(b)          None of the Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (i) involves Real Estate (other than the Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Borrowing Base Property included in the calculation of Borrowing Base Availability and has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower or any Guarantor individually in excess of $500,000.00 or in the aggregate with other Borrowing Base Properties in excess of $2,000,000.00, or could reasonably be expected to materially adversely affect the operation of or ability to use such property.

(c)          (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s, the Guarantors’ and their respective Subsidiaries’ respective businesses and in accordance with applicable Environmental Laws; (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.19(c) as to (A) any Real Estate (other than the Borrowing Base Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect) and (B) any Borrowing Base Property included in the calculation of Borrowing Base Availability where the foregoing has not had or could not reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to Borrower or any Guarantor individually in excess $500,000.00 or in the aggregate with other Borrowing Base Properties in excess of $2,000,000.000, or could reasonably be expected to materially adversely affect the operation of or ability to use such property.

(d)          None of the Borrower, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, except for such matters with which the Borrower, the Guarantors, their respective Subsidiaries shall have complied with as of the Closing Date.

(e)          There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Borrowing Base Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Borrowing Base Property.

(f)          There has been no written claim against the Borrower, the Guarantors or their respective Subsidiaries or to the knowledge of Borrower, against any other Person, by any party that any use, operation, or condition of the Real Estate has caused any liability or material adverse condition on any other property which (A) as to any Real Estate other than a Borrowing Base Property included in the calculation of Borrowing Base Availability has had or could reasonably be expected to have a Material Adverse Effect, nor is there any actual knowledge of any basis for such a claim and (B) as to any Borrowing Base Property included in the calculation of Borrowing Base Availability, has had or could reasonably be expected, when taken together with other matters covered by this §6.20 and §8.6, to result in liability, clean up, remediation, containment, correction or other costs to Borrower or any Guarantor individually in excess of $500,000.00 or in the aggregate with other Borrowing Base Properties in excess of $2,000,000.00, or could reasonably be expected to materially adversely the operation of or ability to use such property, nor is there any actual knowledge of any basis for such a claim.

(g)          Except as disclosed in a report of an Environmental Engineer delivered to Agent in connection with the inclusion of Real Estate or Mortgage Loan as a Borrowing Base Asset, no asbestos is located in or on any Building, except for nonfriable asbestos or contained friable asbestos which is being monitored and/or remediated in accordance with the recommendations of an Environmental Engineer.

§6.20     Subsidiaries; Organizational Structure. Schedule 6.20(a) sets forth, as of the date hereof, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and REIT’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except as set forth on such Schedules. Each Subsidiary Guarantor is a Wholly-Owned Subsidiary of Borrower. Schedule 6.20(c) sets forth, as of the date hereof, all of the Profits Participations of Borrower and its Subsidiaries.

§6.21      Leases. An accurate and complete Rent Roll as of the date of inclusion of each Borrowing Base Property in Borrowing Base Availability with respect to all Leases of any portion of the Borrowing Base Property has been provided to the Agent. The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Borrowing Base Property and in the Building relating thereto. Except as reflected on such Rent Roll or on Schedule 6.21 no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits. Except as set forth in Schedule 6.21, the Leases reflected therein are, as of the date of inclusion of the applicable Borrowing Base Property in Borrowing Base Availability in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and, except as reflected in Schedule 6.21, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant.

§6.22     Property. Except as set forth on Schedule 6.22, (i) all of the Borrowing Base Properties, and all major building systems located thereon are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) all of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect, (iii) the Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, parking, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands and flood control, including without limitation, the American With Disabilities Act or any state laws regarding disability requirements, and any agreement, declaration, covenant or instrument to which Borrower, any Subsidiary Guarantor or its respective Borrowing Base Property may be subject (hereinafter referred to collectively as the “Requirements”) (but excluding for purposes of this §6.22, Environmental Laws) except where a failure to so comply as to Real Estate other than Borrowing Base Properties has not and could not reasonably be expected to have a Material Adverse Effect, and no Building located on a Borrowing Base Property is a so-called non-conforming use in violation of applicable zoning regulations (other than a legally non-conforming use), (iv) except as shown on Schedule 6.22 or the Survey for such Borrowing Base Property, such Borrowing Base Property is not located in a flood hazard area as defined by the Federal Insurance Administration, and such Borrowing Base Property is not located in Zone 3 or Zone 4 of the “Seismic Zone Map of the U.S.,” (v) neither Borrower nor any Subsidiary Guarantor has received any written notice of, and none of them has any knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, required by Applicable Laws or any agreement affecting such Borrowing Base Property for the maintenance, operation, servicing and use of such Borrowing Base Property or any Building for its current use (hereinafter referred to as the “Project Approvals”) which have not been granted, effected, or performed and completed (as the case may be), in accordance with the timeline required thereunder, or any fees or charges therefor which have not been fully paid before becoming delinquent, or which are no longer in full force and effect, and no Project Approvals will terminate, or become void or voidable or terminable on any foreclosure sale of such Borrowing Base Property pursuant to the applicable Mortgage, (vi) there are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, such Borrowing Base Property or any part thereof for any material matter (including any matter that could affect the use or operation of the Property for its intended purposes), (vii) neither Borrower nor any Subsidiary Guarantor has received any written notice of, nor has any knowledge of, any material violation of any applicable Requirements or Project Approvals or any other material violation of restrictions or agreements by which Borrower, such Subsidiary Guarantor or such Borrowing Base Property is bound; (viii) all utilities necessary for the use and operation of the Borrowing Base Properties are installed to the property lines of the Borrowing Base Properties through dedicated public rights of way or through perpetual private easements approved by the Agent with respect to which the applicable Mortgage creates a valid and enforceable first lien and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with Applicable Law, (ix) the streets abutting the Borrowing Base Properties are dedicated and accepted public roads, to which the Borrowing Base Properties in each case have direct access or are perpetual private ways (with direct access to public roads) to which the Borrowing Base Properties have direct access approved by the Agent and with respect to which the applicable Mortgage creates a valid and enforceable first lien (subject to Liens permitted by §8.2(ix)), (x) there are no unpaid or outstanding real estate or other taxes (including payments in lieu of taxes) or assessments on or against any of the Borrowing Base Properties which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (xi) there are no unpaid or outstanding gross receipts, rent or sales taxes payable by Borrower or any Subsidiary Guarantor, with respect to the use and operation of such Borrowing Base Property which are due and payable, (xii) Borrower has delivered to Agent a true, correct and complete copy of the Management Agreement relating to such Borrowing Base Property, (xiii) neither the improvements located on such Borrowing Base Property nor any operations therein, is now or has been damaged, impacted, or otherwise affected in any material respect by or subject to the growth or existence of a Mold Condition (as defined in the Indemnity Agreement); (xiv) [reserved], (xv) each Borrowing Base Property is separately assessed for purposes of real estate tax assessment and payment, (xvi) there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Borrowing Base Property except as disclosed to Agent pursuant to §7.7, (xvii) none of the Borrowing Base Property is now damaged in any material respect as a result of any fire, explosion, accident, flood or other casualty except as disclosed to Agent pursuant to §7.7, (xviii) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Borrowing Base Properties, or canceling or threatening to cancel any policy of insurance, and each of the Borrowing Base Properties complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers, and (xix) no person or entity has any right or option to acquire any Borrowing Base Property or any portion thereof or interest therein.

§6.23         Brokers. None of REIT nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24         Other Debt. As of the date of this Agreement, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.24 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00, and the Borrower has provided the Agent with such true, correct and complete copies thereof.

§6.25         Solvency. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.26         No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.

§6.27         No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28         Transaction in Best Interests of the Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.29         Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.30         Representations and Warranties of Guarantors. The Borrower has no knowledge that any of the representations or warranties of any Guarantor contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.

§6.31         OFAC. None of the Borrower, the Guarantors, any of their Subsidiaries or any of their respective officers or, to the knowledge of any Borrower, their respective directors, employees, agents, advisors or Affiliates (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, which includes, as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria or (ii) listed in any list related to or otherwise designated under any Sanctions Laws and Regulations maintained under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list), the U.S. Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or under the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (any such Person described in clauses (i) or (ii), a “Designated Person”) and (b) is not and shall not engage in any dealings or transactions or otherwise be associated with a Designated Person. In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with Sanctions Laws and Regulations and all Applicable Laws concerning money laundering and similar activities. Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32         EEA Financial Institutions. None of the Borrower, any Guarantor, nor their respective Subsidiaries is an EEA Financial Institution.

§6.33     Borrowing Base Assets. Each of the Borrowing Base Assets included in the calculation of Borrowing Base Availability satisfies each condition and requirement of this Agreement to be included in the calculation of Borrowing Base Availability.

§6.34     Ground Lease.

(a)          Each Ground Lease contains the entire agreement of the applicable Subsidiary Guarantor and the applicable owner of the fee interest in such Borrowing Base Property (the “Fee Owner”), pertaining to the Borrowing Base Property covered thereby. The applicable Subsidiary Guarantor has no estate, right, title or interest in or to the Borrowing Base Property except under and pursuant to the Ground Lease. The Borrower has delivered a true and correct copy of the Ground Lease to the Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real estate records and referenced in the Title Policy for such Borrowing Base Property.

(b)          The applicable Fee Owner is the exclusive fee simple owner of the Borrowing Base Property, subject only to the Ground Lease and all Liens and other matters disclosed in the applicable Title Policy for such Borrowing Base Property subject to the Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.

(c)          Except as set forth on Schedule 6.34, there are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.

(d)          Each Ground Lease is in full force and effect and no breach or default or event that with the giving of notice or passage of time would constitute to breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Subsidiary Guarantor or, to the knowledge of Borrower, on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date of acceptance of such Real Estate as a Borrowing Base Property and, except as set forth on Schedule 6.34, no Subsidiary Guarantor is required to pay any deferred or accrued rent after the date of acceptance of such Real Estate as a Borrowing Base Property under any Ground Lease. Neither Borrower nor a Subsidiary Guarantor has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.

(e)          The applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease, except for the Mortgage in favor of Agent.

§6.35     Beneficial Ownership. The Borrower is in compliance in all material respects with any applicable requirements of the Beneficial Ownership Regulation. The information included in the most recent Beneficial Ownership Certification, if any, delivered by the Borrower is true and correct in all respects.

§7.         AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1       Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2       Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3       Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes, depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent which shall not be unreasonably withheld, conditioned or delayed, (x) except as mandated by GAAP make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 or (y) change its fiscal year. The Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

§7.4       Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent, in form and substance satisfactory to the Agent:

(a)          within fifteen (15) days of the filing of REIT’s Form 10-K with the SEC, if applicable, but in any event not later than ninety (90) days after the end of each calendar year, the audited consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer of the REIT, that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by the Agent and who shall have authorized REIT to deliver such financial statements and certifications thereof to the Agent; provided, however, that the Form 10-K filed with or furnished to the SEC by the Borrower (and which is available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower under this reporting requirement;

(b)          within fifteen (15) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) calendar quarters of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer of REIT that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments); provided, however, that the Form 10-Q filed with or furnished to the SEC by the Borrower (and which is available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower under this reporting requirement;

(c)          simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a statement (a “Compliance Certificate”) certified by the chief financial officer of REIT in the form of Exhibit H hereto setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date, (ii) a statement of Adjusted Earnings for the relevant period, and (iii) set forth the amount of the Future Funding Commitments for the applicable period for §9.6 (with supporting detail). The Borrower shall submit with the Compliance Certificate a Borrowing Base Certificate in the form of Exhibit G attached hereto (a “Borrowing Base Certificate”) pursuant to which the Borrower shall list the Tranche A Loans, the Tranche B Loans and the Tranche C Loans, the Non-Stabilized Real Estate Collateral, the Stabilized Real Estate Collateral, set forth the amount of the Operating and Interest Holdback (with supporting detail), and calculate the amount of the Borrowing Base Availability and the components thereof as of the end of the immediately preceding calendar quarter, and (iii) a calculation of the components of Adjusted Net Operating Income, together with such supporting information as Agent may reasonably request. Such Borrowing Base Certificate shall specify whether any Borrowing Base Loan is a Defaulted Loan or a Delinquent Loan. All income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be adjusted, where applicable;

(d)          simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a Rent Roll for each of the Borrowing Base Properties as of the end of each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement for each of the Borrowing Base Properties for each such calendar quarter and year to date and a consolidated operating statement for the Borrowing Base Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to the Agent), (iii) [reserved], (iv) an operating statement and calculation of Property NOI for the real estate securing each Borrowing Base Loan, and (v) other evidence reasonably required by the Agent to determine compliance with the covenants contained in §9 and the other covenants described in such certificate;

(e)          simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b) above, a statement (i) listing the Real Estate owned by REIT and its Subsidiaries (or in which REIT or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost and the Property NOI generated by such Real Estate, (ii) listing the Mortgage Loans and Other Loans owned by REIT and its Subsidiaries, the collateral securing such Mortgage Loans and Other Loans, the date such Mortgage Loan or Other Loan was made and its maturity date, the outstanding principal balance, whether any payment or other defaults exists under such Mortgage Loan or Other Loan, the number of units and the current occupancy within the collateral therefor, the status of completion and the amount of any interest or operating reserve remaining under such loan, (iii) listing the Indebtedness of REIT and its Subsidiaries (excluding Indebtedness of the type described in §§8.1(a), 8.1(c), 8.1(d) and 8.1(f)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness, Secured Indebtedness, Unsecured Indebtedness or Non-Recourse Indebtedness, (iv) listing performance data with respect to the Borrowing Base Loans and associated collateral, including, without limitation, outstanding principal balances, any outstanding delinquencies or defaults, and prepayments in whole or in part, and status of leasing or occupancy, and (v) listing the Profits Participations of Borrower and its Subsidiaries;

(f)          contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports, proxy statements and all other information sent to the owners of the Borrower or REIT; provided, however, that the reports and other information filed with or furnished to the SEC by the Borrower (and which are available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower under this reporting requirement;

(g)          promptly following the Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and REIT;

(h)          promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly, special (8-K) or other reports or information that REIT or any of its Subsidiaries shall file with the SEC; provided, however, that the reports and statements filed with or furnished to the SEC by the Borrower (and which is available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower under this reporting requirement;

(i)          notice of any audits pending or threatened in writing with respect to any tax returns filed by REIT or any of its Subsidiaries promptly following notice of such audit;

(j)          upon the Agent’s request, evidence reasonably satisfactory to the Agent of the timely payment of all real estate taxes for the Borrowing Base Assets which may take the form of a real estate tax search from the applicable Title Company;

(k)          within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion;

(l)          Without limiting the terms of §2.11 and §2.12, a completed and executed Beneficial Ownership Certification if requested by the Agent or any Lender at any time Agent or such Lender determines that it is required by law to obtain such certification; and

(m)          from time to time, such other financial data and information in the possession of REIT or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against REIT or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting REIT or any of its Subsidiaries) as the Agent may reasonably request.

The Agent shall promptly distribute to the Lenders materials received under §7.4(a)-(e). The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower or REIT. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the REIT and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to the Agent and the Lenders provided that such material is in a format reasonably acceptable to the Agent, and such material shall be deemed to have been delivered to the Agent and the Lenders upon the Agent’s receipt thereof. Upon the request of the Agent, the Borrower shall deliver paper copies thereof to the Agent. The Borrower and the Guarantors authorize Agent and Arrangers to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Arrangers do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Arrangers in connection with the Communications or the Electronic System. In no event shall the Agent, the Arrangers or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or Arrangers’ transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Arrangers and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the REIT, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation. For the avoidance of doubt, any Information Materials not marked “PUBLIC” shall be deemed to be “Private Information”

§7.5       Notices.

(a)          Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)          Environmental Events. The Borrower will give notice to the Agent within ten (10) Business Days of receiving actual notice or having actual knowledge of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) a Borrowing Base Asset, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect or (C) the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c)          Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within ten (10) Business Days of receiving actual notice or having actual knowledge of any material setoff, claims (including, with respect to any Borrowing Base Asset, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.

(d)          Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within ten (10) Business Days of receiving actual notice or having actual knowledge of any litigation, government investigation or proceedings threatened in writing or any pending litigation, government investigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation, government investigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) Business Days of any judgment not covered by insurance, whether final or otherwise, against the REIT or any of its Subsidiaries in an amount in excess of $1,000,000.00.

(e)          Ground Lease. The Borrower will give notice to the Agent in writing within ten (10) Business Days of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease. The Borrower will deliver to the Agent within five (5) Business Days copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to the Borrower or a Subsidiary Guarantor under a Ground Lease.

(f)          ERISA. The Borrower will give notice to the Agent within ten (10) Business Days after REIT or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(g)          Notices of Default Under Leases. The Borrower will give notice to the Agent in writing within ten (10) Business Days after the Borrower or any Guarantor receives written notices from tenants under Leases at a Borrowing Base Asset representing 15% or more aggregate units at such properties at any one time of a default by the landlord under such Lease.

(h)          [Intentionally Omitted.]

(i)          Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6        Existence; Maintenance of Properties.

(a)          Except as permitted under §§8.4 and 8.8, the Borrower and each Guarantor (i) will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation, (ii) will cause each of their respective Subsidiaries that are not Guarantors to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect, and (iii) in the event the Borrower or any Guarantor is a limited liability company, shall not, nor shall any of its members or managers, take any action in furtherance of, or consummate, an LLC Division. The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of the Borrower that are not Guarantors, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). The Borrower shall cause REIT to at all times comply with all requirements and Applicable Laws and regulations necessary to maintain REIT Status and continue to receive REIT Status. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors. The common stock of REIT shall at all times during the term of this Agreement be listed for trading and be traded on the New York Stock Exchange or another nationally recognized exchange.

(b)          The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all repairs, renewals, replacements and improvements thereof reasonably necessary to maintain such good condition, repair and working order, in each case the failure of which involving a property that is not a Borrowing Base Property would result in a Material Adverse Effect.

§7.7        Insurance; Condemnation.

(a)          The Borrower and each Subsidiary Guarantor will, at its expense, procure and maintain, or cause to be procured and maintained, for the benefit of the Borrower, each such Subsidiary Guarantor and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are required by this §7.7, providing the following types of insurance covering each Borrowing Base Property:

(i)          “Cause of Loss - Special Form” property insurance (including broad form flood, broad form earthquake, windstorm (if reasonably required by Agent), coverage from loss or damage arising from acts of terrorism and comprehensive boiler and machinery coverage) on each Building and the contents therein of the Borrower and each Subsidiary Guarantor in an amount not less than one hundred percent (100%) of the full replacement cost of each Building and the contents therein of the Borrower and each Subsidiary Guarantor or such other amount as the Agent may approve, with deductibles not to exceed $50,000.00 for any one occurrence (or not to exceed five percent (5%) of the insured value per location for windstorm), with, if not included within the policy itself, a replacement cost coverage endorsement, an agreed amount endorsement, and, if requested by the Agent, a contingent liability from operation of building law endorsement in such amounts as the Agent may reasonably require. Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of the Borrower and each Subsidiary Guarantor without deduction for physical depreciation thereof;

(ii)         During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Borrowing Base Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii)        Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency) or if flood insurance is otherwise required under any laws, policies or procedures placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994, and the broad form flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv)        Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Borrowing Base Property for a twelve (12) month period;

(v)         Commercial general liability insurance against claims for personal injury (to include bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available, with such coverages as the Agent may reasonably request (including, without limitation, contractual liability coverage, completed operations coverage for a period of two years following completion of construction of any improvements on the Borrowing Base Property, and coverages equivalent to an ISO broad form), with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury and property damage.

(vi)        During the course of construction or repair of any improvements on the Borrowing Base Property, the general contractor selected to oversee such improvements shall provide commercial general liability insurance (including completed operations coverage) naming Borrower as an additional insured, or in lieu thereof, may provide for such coverage by way of an owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;

(vii)       Employer’s liability insurance with respect to the Borrower’s employees;

(viii)      Umbrella or excess liability insurance with limits of not less than $5,000,000.00 to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;

(ix)         Workers’ compensation insurance for all employees of the Borrower or each Subsidiary Guarantor engaged on or with respect to the Borrowing Base Property with limits as required by Applicable Law; and

(x)          Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Borrowing Base Properties.

The Borrower shall pay, or cause to be paid, all premiums on insurance policies. The insurance policies with respect to all Borrowing Base Properties provided for in clauses (v), (vi) and (viii) above shall name the Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in clauses (i), (ii), (iii), (iv) and (vi) above shall name the Agent as mortgagee (with respect to each Borrowing Base Property) and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses (with respect to each Borrowing Base Property) and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrower shall deliver certificates of insurance evidencing all such policies to the Agent, and the Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. Borrower shall upon the request of Agent provide to Agent a duplicate original or certified copy of the insurance policies required hereunder promptly after the original policy is received by Borrower. Not less than five (5) Business Days prior to the expiration date of the policies, as the same may be reduced by Agent, the Borrower shall deliver to the Agent evidence of continued coverage, as may be satisfactory to the Agent, and within five (5) Business Days after the renewal date of such policies, the Borrower shall deliver a certificate of insurance to Agent, in form and substance satisfactory to the Agent.

(b)          All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or any Subsidiary or anyone acting for the Borrower or any Subsidiary (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Borrowing Base Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Borrowing Base Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrower or any Subsidiary and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified so as to reduce or in any way negatively affect insurance coverage on any Borrowing Base Property, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder or the Borrower giving at least thirty (30) days prior written notice to the Agent; provided, however, that only ten (10) days prior written notice to Agent shall be required if such cancellation or termination is due to non-payment of any insurance premium (provided further that Borrower shall within two (2) Business Days provide to Agent a copy of any notice received by Borrower pursuant to this clause (iv)), and (v) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c)          The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Borrowing Base Properties, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7, including, without limitation, the Agent’s determination based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

(d)          All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the States where the Borrowing Base Properties are located and shall be issued by companies having a rating in Best’s Key Rating Guide of at least “A-” and a financial size category of at least “VIII”.

(e)          Neither the Borrower nor any Subsidiary Guarantor shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement with respect to Borrowing Base Properties unless such insurance complies with the terms and provisions of this §7.7.

(f)          In the event of any loss or damage to or Taking of any Borrowing Base Property, the Borrower or the applicable Guarantor shall give prompt written notice to the insurance carrier and the Agent. Each of the Borrower and the Guarantors hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies or as a result of a Taking, to appear in and prosecute any action arising from such insurance policies or as a result of a Taking, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable out-of-pocket expenses incurred in the collection of such Insurance Proceeds and Condemnation Proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or any Guarantor shall in good faith diligently pursue such claim, the Borrower or such Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the Borrower or such Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the Borrower or such Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than twenty-five percent (25%) of the As-Stabilized Appraised Value (if such Borrowing Base Property is Non-Stabilized Real Estate Collateral) or the As-Is Appraised Value (if such Borrowing Base Property is Stabilized Real Estate Collateral) of the affected Borrowing Base Property so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or such Guarantor shall in good faith diligently pursue such claim. Except as provided in the immediately preceding sentence with respect to claims under casualty insurance policies of less than twenty-five percent (25%) of the As-Stabilized Appraised Value (if such Borrowing Base Property is Non-Stabilized Real Estate Collateral) or the As-Is Appraised Value (if such Borrowing Base Property is Stabilized Real Estate Collateral) of the affected Borrowing Base Property, Borrower or the applicable Guarantor shall pay to Agent any Insurance Proceeds and Condemnation Proceeds for Agent to hold and apply as provided in this §7.7. The Borrower and each Guarantor further authorize the Agent, at the Agent’s option, subject to clause (g) below, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Borrowing Base Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Borrowing Base Property and the Obligations as they become due during the course of reconstruction or repair of the Borrowing Base Property and to reimburse the Borrower or such Guarantor, in accordance with such terms and conditions as the Agent may prescribe, for, or to pay directly, the costs of reconstruction or repair of the Borrowing Base Property, and upon completion of such reconstruction or repair to pay any excess Insurance Proceeds to the Borrower, provided that (i) upon completion of such reconstruction or repair, such Borrowing Base Property is in compliance with all applicable state, federal and local laws, ordinances and regulations, including, without limitation, all building and zoning laws, ordinances and regulations and (ii) no Defaults or Events of Default exist or are continuing under this Agreement on the date of such payment to the Borrower.

(g)          Notwithstanding the foregoing, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrower or such Guarantor to reconstruct and repair the Borrowing Base Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed fifty percent (50%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower or such Guarantor shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have reasonably approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) [intentionally omitted], (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Revolving Credit Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all material respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against the Borrower, any Guarantor or the Agent, and (ix) with respect to any Taking, (a) the value of the land taken under such condemnation is less than $500,000.00; (b) less than ten percent (10%) of the land is taken; (c) the land that is taken is located along the perimeter or periphery of the land; (d) access to the Borrowing Base Property is not materially affected in any way by the Taking; (e) no portion of the improvements are taken, and (x) the Agent shall receive evidence reasonably satisfactory to it that once the Borrowing Base Property has been reconstructed or repaired, and each of the other conditions set forth in this clause (g) have been satisfied, the Borrower will be in compliance, on a pro forma basis, with the covenants set forth in §9. Any excess Insurance Proceeds shall be paid to the Borrower, or if a Default or Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this Section be construed to extend the Revolving Credit Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Borrowing Base Property is sold or the Borrowing Base Property is acquired by the Agent, all right, title and interest of the Borrower and any Guarantor in and to any insurance policies to the extent that they relate to Borrowing Base Properties and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Borrowing Base Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrower or purchaser of the Borrowing Base Property.

(h)          The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and the Real Estate other than the Borrowing Base Property in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

§7.8        Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Borrowing Base Assets or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Borrowing Base Assets, the Collateral or other property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower or applicable Guarantor shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP (or if such aggregate amount so contested relates to a Borrowing Base Property and equals or exceeds $250,000, then Borrower shall have deposited with Agent as additional Collateral adequate reserves as reasonably determined by Agent); and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. Borrower shall deliver to the Agent evidence of payment of taxes, other assessments, levies and charges described in this §7.8 with respect to the Borrowing Base Properties promptly following payment thereof unless the same are being contested in accordance with the terms hereof and the other Loan Documents.

§7.9           Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the Borrowing Base Assets (subject to the rights of tenants under their Leases or Collateral Borrowers under the Borrowing Base Loan Documents), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for, and such visits and inspections shall not occur more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10         Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all material respects with (a) all Applicable Laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by Applicable Laws and regulations for the conduct of its business or the ownership, use or operation of its properties. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all steps reasonably necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

§7.11         Further Assurances. The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12         Management. The Borrower shall not and shall not permit any Subsidiary Guarantor to enter into any Management Agreement for any Borrowing Base Property without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without the Agent’s prior written approval, such approval not to be unreasonably withheld. CubeSmart Extra Space Storage, Inc., LifeStorage, Inc. and their respective operating subsidiaries are approved by Agent as managers of the Borrowing Base Properties, provided that the form of Management Agreement remains subject to Agent’s reasonable approval. The Agent may condition any approval of a new or replacement manager (even with an approved manager) engaged by the Borrower or a Subsidiary Guarantor or a new Management Agreement with respect to a Borrowing Base Property upon the execution and delivery to the Agent of a Subordination of Management Agreement. The Borrower shall not and shall not permit any Subsidiary Guarantor or any other Subsidiary to increase any management fee payable under a Management Agreement after the date the applicable Real Estate becomes a Borrowing Base Property without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

§7.13         Leases of the Property. Neither the Borrower nor any Subsidiary Guarantor will (a) lease all or any portion of a Borrowing Base Property except upon the form Lease approved by Agent, with such minor modifications thereto as the Borrower may agree to make in its good faith business judgment based on tenant’s requests), or (b) materially amend, supplement or otherwise modify or grant any concessions to or waive the performance of any obligations of any tenant under, any now existing or future Lease at any Borrowing Base Property, or (c) terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of any new existing or future Lease at any Borrowing Base Property with any tenant, except with respect to (b) and (c) above in accordance with sound and customary leasing and management principles, including if a tenant defaults or becomes delinquent.

§7.14         Business Operations. REIT and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business that are reasonably related or incidental thereto and in compliance with the terms and conditions of this Agreement and the Loan Documents. Neither REIT nor the Borrower will, or will permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the ownership, operation and, subject to §8.3, development of Self-Storage Properties and the making and holding of Mortgage Loans and Other Loans and other Permitted Investments.

§7.15         Registered Servicemark. Without prior written notice to the Agent, except with respect to the trademarks, tradenames, servicemarks or logos listed on Schedule 6.6 hereto, none of the Borrowing Base Properties shall be owned or operated by the Borrower or any Guarantor under any trademark, tradename, servicemark or logo. In the event that any of the Borrowing Base Properties shall be owned or operated under any tradename, trademark, servicemark or logo, not listed on Schedule 6.6, the Borrower or the applicable Guarantor shall enter into such agreements with the Agent in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably require to grant the Agent a perfected first priority security interest therein and to grant to the Agent or any successful bidder at a foreclosure sale of such Borrowing Base Property the right and/or license to continue operating such Borrowing Base Property under such tradename, trademark, servicemark or logo as determined by the Agent.

§7.16     Ownership of Real Estate. Without the prior written consent of the Agent, all Real Estate and all interests (whether direct or indirect) of REIT or the Borrower in any Real Estate, Mortgage Loan or Other Loan assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate, Mortgage Loans or Other Loans through non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates of the Borrower as permitted by §8.3(l).

§7.17     Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.18     Plan Assets. The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate will be deemed to be Plan Assets at any time.

§7.19     Borrowing Base Assets.

(a)          The Eligible Real Estate and Borrowing Base Loans included in the calculation of the Borrowing Base Availability shall at all times satisfy all of the following conditions:

(i)          such Real Estate that is a Borrowing Base Property shall be Eligible Real Estate, and the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple by a Wholly-Owned Subsidiary of Borrower that is a Subsidiary Guarantor, in each case free and clear of all Liens and negative pledges other than the Liens permitted in §8.2(i) and (ix), and other Liens approved in writing by Agent, and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents);

(ii)         the only asset of such Subsidiary Guarantor shall be Eligible Real Estate or Borrowing Base Loan, as applicable, included in the calculation of the Borrowing Base Availability;

(iii)        no Person other than the Borrower has any direct or indirect ownership of any legal, equitable or beneficial interest in such Subsidiary Guarantor, and no direct or indirect ownership or other interests or rights in any such Subsidiary Guarantor shall be subject to any Lien except any Lien in favor of Agent pursuant to the Loan Documents;

(iv)        none of the Eligible Real Estate that is a Borrowing Base Property shall be subject to any condemnation proceeding that in any event would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property, and such property shall be in compliance with federally mandated flood insurance requirements (including the maintenance of flood insurance if all or any portion of any Building is located within a federally designated flood hazard zone);

(v)         such Eligible Real Estate is (1) managed by a Manager approved by the Agent; and (2) operated under a Management Agreement reasonably satisfactory to the Agent; and

(vi)        if such Borrowing Base Asset is a Borrowing Base Loan, such Borrowing Base Loan shall at all times satisfy all of the following conditions:

(A)         such Borrowing Base Loan is secured by real estate that satisfies the requirements of clauses (b), (c), (d), (g), (h) and (i) of the definition of Eligible Real Estate;

(B)         the real estate subject to the Borrowing Base Loan shall be owned one hundred percent (100%) in fee simple by the Collateral Borrower, free and clear of all Liens other than the Liens securing the Borrowing Base Loans and other Liens approved in writing by Agent, and except as approved in writing by the Required Lenders, the Borrower, the Guarantors and their respective Subsidiaries and Affiliates shall have no direct or indirect interest in the Collateral Borrower (except for a Profits Participation); provided that in connection with the exercise by Borrower of its right to purchase all of the equity interests in the Collateral Borrower not owned by Borrower or its Subsidiaries, Borrower shall be permitted to own all of the equity interests in the Collateral Borrower for a period of not more than ninety (90) days, as such period may be extended by the Agent in its sole discretion, provided that Borrower has delivered to Agent written notice of the acquisition of such equity interests not less than ten (10) Business Days prior to such acquisition;

(C)         none of the real estate securing the Borrowing Base Loan shall be subject to any condemnation proceeding that in any event would give rise to a material adverse effect as to the value, cash flow, use of, operation of or ability to sell or finance such property;

(D)         Borrower’s or the applicable Subsidiary Guarantor’s entire interest in the Borrowing Base Loan shall have been assigned to Agent pursuant to the Security Documents and Agent shall have a perfected first priority security interest therein. Without limiting the foregoing, no interest in any Borrowing Base Loan Document shall have been participated, pledged or assigned to any Person other than the pledge to Agent;

(E)         the Borrowing Base Loan Documents shall be owned one hundred percent (100%) by the Borrower or a Subsidiary Guarantor free and clear of all Liens, other than the Lien in favor of Agent for the benefit of the Lenders and the Lender Hedge Providers, and of any claims or rights of participation of any other Person, and free of any restrictions on transfer, assignment or pledge thereof;

(F)         the Borrowing Base Loan Documents for Borrowing Base Loans shall be in form and substance reasonably satisfactory to Agent;

(G)         the Borrowing Base Loan shall not be a Defaulted Loan or a Delinquent Loan;

(H)         except as approved by Agent, the Collateral Borrower shall have no Indebtedness other than the Borrowing Base Loan and other Indebtedness applicable to the real estate and of the type permitted under §8.1(c) or (d) and there shall be no so-called “mezzanine loan” secured by the Equity Interests in such Collateral Borrower. Notwithstanding the foregoing, a Mezzanine Loan shall be permitted provided that such loan is pledged to Agent as additional Collateral pursuant to the Assignment of Documents and is subject to a Subordination and Standstill Agreement;

(I)         the Borrowing Base Loan and Borrowing Base Loan Documents shall satisfy each other condition in this Agreement and the other Loan Documents applicable thereto;

(J)         the real estate asset that secures such Borrowing Base Loan is open and in lease-up and has received a certificate of occupancy or temporary certificate of occupancy from the local government agency or building department if required pursuant to Applicable Law;

(K)         the Borrowing Base Loan has adequate unfunded capacity based upon Borrower’s usual and customary underwriting as reasonably approved by Agent to cover estimated carry costs, interest payments and tenants costs to reach stabilization; and

(L)         the underlying Borrowing Base Loan must require the Collateral Borrower to provide financial reports to allow calculation and testing of the Borrowing Base Availability.

(b)          In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Borrowing Base Availability shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Borrowing Base Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) the Agent shall receive evidence satisfactory to the Agent (which evidence may include the availability of rent loss and other insurance) that the value of such real estate shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Eligible Real Estate included in the calculation of the Borrowing Base Availability, then the Agent may in good faith reduce the Borrowing Base Availability attributable thereto based on such damage until such time as the Agent receives evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.

(c)          Upon any asset ceasing to qualify to be included in the calculation of the Borrowing Base Availability, such asset shall no longer be included in the calculation of the Borrowing Base Availability unless otherwise approved in writing by the Required Lenders. Within five (5) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Borrowing Base Availability attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in §§5.4, 7.19 and 9.1.

(d)          Upon the inclusion of a Borrowing Base Property, Borrower shall designate whether such Borrowing Base Property shall be Stabilized Real Estate Collateral or Non-Stabilized Real Estate Collateral. Provided no Default or Event of Default would arise, Borrower may at any time designate Non-Stabilized Real Estate Collateral to be Stabilized Real Estate Collateral by delivery of written notice to Agent together with an updated Borrowing Base Certificate and a calculation of Borrowing Base Availability. In no event may a Borrowing Base Property that is Stabilized Real Estate Collateral be designated as Non-Stabilized Real Estate Collateral.

§7.20     Assignment of Interest Rate Protection. The Borrower shall, and shall cause the Guarantors and their respective Wholly-Owned Subsidiaries to, utilize one or more Lender Hedge Providers to provide any interest rate cap, swap, collar or other interest rate protection agreement (an “Interest Hedge”) with respect to the Obligations (provided that for the avoidance of doubt, the Borrower, the Guarantors and their respective Subsidiaries shall not be required to obtain an Interest Hedge). In the event that a Lender Hedge Provider, provides an Interest Hedge, then as a condition to the obligations of Borrower with respect thereto constituting Hedge Obligations for the purposes of the Loan Documents, Borrower shall execute and deliver to Agent the Assignment of Hedge, such legal opinions as to Borrower, and consents to and acknowledgments of such pledge by the provider of the Interest Hedge as Agent may reasonably require. For the avoidance of doubt, unless the provisions of this §7.20 are complied with, no Lender Hedge Provider shall have any right or benefit under or from the Loan Documents or the Collateral.

§7.21     Sanctions Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. Borrower shall maintain policies and procedures designed to promote and achieve compliance with Sanctions Laws and Regulations.

§7.22     Beneficial Ownership. Promptly following any change in beneficial ownership of the Borrower that would render any statement in an existing Beneficial Ownership Certification untrue or inaccurate, Borrower shall furnish to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) an updated Beneficial Ownership Certification for the Borrower.

§8.         NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1       Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)          Indebtedness to the Lenders arising under any of the Loan Documents;

(b)          Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c)          current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d)          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(e)          Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(f)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(g)          subject to the provisions of §9, Non-Recourse Indebtedness; and

(h)          subject to the provisions of §9, Recourse Indebtedness of the REIT, Borrower and its Subsidiaries that are not Subsidiary Guarantors or direct or indirect owners of a Subsidiary Guarantor, provided that the aggregate amount of such Recourse Indebtedness shall not at any time exceed ten percent (10%) of Gross Asset Value, provided further that, except as provided in this §8.1(h) below any such Indebtedness is provided by a Person that is a Lender at the time such Indebtedness is created, incurred, assumed or guaranteed; provided further that Borrower may have Recourse Indebtedness to Martni Mac Partners Sand Lake, LLC pursuant to that Lease Guaranty executed effective November 15, 2017 in the amount of up to $1,750,000.00 with respect to “Rent” plus any “Additional Rent” (as such terms are defined in such Lease Guaranty).

Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g) or (h) above shall have any of the Borrowing Base Assets or any interest therein or any direct or indirect ownership interest in the Borrower or any Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness, (ii) none of the Subsidiary Guarantors shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to Non-Recourse Exclusions), other than Indebtedness described in §8.1(a), 8.1(b), 8.1(c), 8.1(d) 8.1(e) and 8.1(f), (iii) [reserved] and (iv) none of the Borrower, the Guarantors or any of their Subsidiaries shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness secured by Equity Interests or rights to Distributions (so-called “mezzanine financing”), structurally subordinated Indebtedness or second priority Liens.

§8.2       Restrictions on Liens, Etc. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than forty-five (45) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)          Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or which are being contested as permitted under this Agreement;

(ii)         Liens on assets other than (A) the Collateral or (B) any direct or indirect interest of the Borrower, any Guarantor or any Subsidiary of the Borrower in any Guarantor, in respect of judgments permitted by §8.1(e);

(iii)        deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iv)        encumbrances on properties other than Borrowing Base Properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or any such Subsidiary, which defects do not individually or in the aggregate have a Material Adverse Effect;

(v)         liens on Real Estate (but excluding (A) the Collateral and (B) any direct or indirect interest of the Borrower in any Subsidiary Guarantor) to secure Indebtedness of Subsidiaries of the Borrower that are not Subsidiary Guarantors or owners of interests in Subsidiary Guarantors permitted by §8.1(g) and (h);

(vi)        rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(vii)       Liens of capitalized leases on the property leased thereby;

(viii)      Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations;

(ix)         Leases, liens and encumbrances on a Borrowing Base Property reflected in the Title Policy approved by Agent;

(x)          Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(xi)         Liens against the ownership interest of Borrower or any Guarantor in an Unconsolidated Affiliate created pursuant to the terms of the applicable organizational agreements; and

(xii)        Liens securing assessments payable to a property owners association or similar entity.

Notwithstanding anything in this Agreement to the contrary, (A) no Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in (i) with respect to any Subsidiary Guarantor that directly or indirectly owns a Borrowing Base Asset, §§8.2(i), 8.2(vi), 8.2(viii), and 8.2(ix), and (ii) with respect to REIT, §§8.2(i) and 8.2(vi), and (B) neither Borrower, any Guarantor nor any of their respective Subsidiaries shall grant any Liens secured by Equity Interests, any distributions or rights to cash flow or any other rights or interests relating thereto except for any Liens granted to Agent under the Loan Documents.

§8.3       Restrictions on Investments. Neither the Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)          marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the REIT or its Subsidiary;

(b)          marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)          demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d)          commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

(e)          bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f)          repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing §§8.3(a), 8.3(b) or 8.3(c) with banks described in the foregoing §8.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000; and

(g)          shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing §§8.3(a) through 8.3(f) and have total assets in excess of $50,000,000.

(h)          the acquisition of fee or leasehold interests by the Borrower or its Subsidiaries in (i) Real Estate which is utilized for Self-Storage Properties located in the United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purpose;

(i)          Investments by the Borrower in Subsidiaries that are directly or indirectly one hundred percent (100%) owned by the Borrower, which in turn own Investments permitted by this §8.3;

(j)          Investments in Land Assets, provided that the aggregate Investment pursuant to the §8.3(j) shall not at any time exceed five percent (5%) of Gross Asset Value;

(k)          Investments in Mortgage Loans secured by properties of the type described in §8.3(h)(i);

(l)          Investments in non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates, which in turn own Investments permitted by this §8.3, provided that the aggregate Investment pursuant to this §8.3(l) shall not at any time exceed twenty percent (20%) of Gross Asset Value;

(m)          Investments in Development Properties for properties of the type described in §8.3(h)(i), provided that the aggregate Investment pursuant to this §8.3(m) shall not at any time exceed ten percent (10%) of Gross Asset Value. For the avoidance of doubt, this §8.3(m) shall not prohibit the Borrower’s ability to make additional investments in Mortgage Loans in the ordinary course of business;

(n)          Investments in Other Loans, provided that the maximum aggregate amount of Other Loans that may be made or committed shall not at any time exceed five percent (5%) of Gross Asset Value;

(o)          Investments in preferred equity in Persons owning, and mezzanine loans secured by or related to, properties of the type described in §8.3(h)(i), provided that the aggregate Investment pursuant to this §8.3(o) shall not at any time exceed twenty percent (20%) of Gross Asset Value (provided, however, that any mezzanine loan that is the senior secured indebtedness with respect to real estate by virtue of there being no mortgage loan shall for the purposes of this §8.3 be considered a Mortgage Loan); and

(p)          Investments in securities of Persons whose primary business is the ownership and operation of Self-Storage Properties, provided that the aggregate Investment pursuant to this §8.3(p) shall not at any time exceed five percent (5%) of Gross Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(j), (l), (m), (n), (o) and (p) at any time exceed thirty percent (30%) of Gross Asset Value at any time.

For the purposes of this §8.3, (x) the Investment of REIT or any of its Subsidiaries in any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s Equity Percentage of their non-Wholly-Owned Subsidiaries’ and Unconsolidated Affiliates’ Investments valued in the manner set forth for the determination of Gross Asset Value, or if not included therein, valued at the GAAP book value, and (y) Investments in Development Properties shall be based on costs (including land) incurred to the date of determination in accordance with GAAP.

(q)          Investments in Profits Participations.

§8.4       Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of (including, without limitation, by way of an LLC Division) all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower (other than any Subsidiary that is a Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person, (iii) the liquidation or dissolution of any Subsidiary of the Borrower that does not own any assets so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as the Borrower and such Subsidiary comply with the provisions of §5.5 and §5.6). (iv) the disposal of Real Estate in the ordinary course of business and for fair value; provided that if such Real Estate is a Borrowing Base Property, Borrower shall have complied with the terms of this Agreement; and (v) (A) a merger of a Person with Borrower, so long as Borrower is the surviving entity, (B) a merger of an entity that has elected to obtain and qualifies for REIT Status and which is the general partner or other owner of a Person simultaneously merging with Borrower or a Subsidiary of Borrower, with the REIT, so long as the REIT is the surviving entity and the provisions of this Agreement are not violated, in each instance so long as (1) Borrower shall have given the Agent and the Lenders at least 30 days’ prior written notice of such consolidation or merger; (2) REIT and Borrower shall have provided to the Agent and the Lenders all documentation and other information that the Agent (on its own behalf or on behalf of any Lender) requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (3) the Agent has not advised Borrower that such merger or consolidation would result in a violation of any concentration or lending limits applicable by law or regulation applicable to the Agent or any such Lender; (4) immediately prior thereto, and immediately thereafter and after giving effect thereto, all representations and warranties in the Loan Documents shall be deemed to be made and repeated and no Default or Event of Default has occurred or would result therefrom; (5) in the case of a merger with REIT or Borrower, such Person was organized under the laws of the United States of America or one of its states; (6) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called “hostile takeover”; and (7) at the time of consummation of the merger or consolidation, a Borrower shall have delivered to the Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis evidencing the continued compliance by the Borrower and the Guarantors with the terms and conditions of this Agreement and the other Loan Documents, after giving effect to such consolidation or merger. Nothing in this Section shall be deemed to prohibit the leasing of all or portions of Real Estate in the ordinary course of business for occupancy by the tenants thereunder, or (ii) the sale of Real Estate in the ordinary course of Borrower’s business for fair value on an arms-length basis and in accordance with the terms and conditions of this Agreement. Nothing in this §8.4 shall prohibit the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary of the Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including, without limitation, §§5.4 and 8.8), and after any such permitted sale, may dissolve.

§8.5       Sale and Leaseback. The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of the Agent, such consent shall not be unreasonably withheld.

§8.6       Compliance with Environmental Laws. None of the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating Self-Storage Properties as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except (1) with respect to any Real Estate that is not a Borrowing Base Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect and (2) with respect to any Borrowing Base Property included in the calculation of Borrowing Base Availability where any such use, generation, conduct or other activity has not had and could not reasonably be expected, when taken with other matters covered by §6.20 and this §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower or any Guarantor individually in excess of $500,000.00 or in the aggregate with other Borrowing Base Properties in excess of $2,000,000.00, or materially adversely affect the operation of or ability to use such property; provided, that Borrower shall diligently and continuously pursue corrective, remedial and other actions to bring such Borrowing Base Property or Properties into compliance with Environmental Laws and to eliminate such liability.

The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:

(i)          in the event of any change in Environmental Laws after the date of this Agreement governing the assessment, release or removal of Hazardous Substances, take all reasonable action to confirm that no Hazardous Substances are or ever were Released or disposed of on the Borrowing Base Properties in violation of applicable Environmental Laws; and

(ii)         if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Borrowing Base Properties (including, without limitation, any such Release or disposal occurring prior to the acquisition or leasing of such Borrowing Base Property by the Borrower or any Guarantor), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Borrowing Base Properties in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced or filed by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii)        At any time after an Event of Default shall have occurred hereunder and is continuing, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Borrowing Base Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Borrowing Base Property and (B) whether the use and operation of any such Borrowing Base Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Borrowing Base Property, or that any of the Borrowing Base Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the written request of the Agent obtain and deliver to the Agent such environmental assessments of such Borrowing Base Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to such Borrowing Base Property and (B) whether the use and operation of such Borrowing Base Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Borrowing Base Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples if recommended by the engineer or consultant, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Borrowing Base Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7       Distributions.

(a)          The Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower and REIT shall not pay any Distribution to its common stockholders or other common equity holders, to the extent that (i) from the date of this Agreement through and including June 29, 2021 the aggregate amount of such Distributions paid in any calendar quarter, when added to the aggregate amount of all other Distributions paid in any given calendar quarter, would be in excess of the greater of (A) $0.35 per quarter per share of common stock outstanding as of the date of this Agreement (adjusted for stock splits) or (B) seventeen and one-half percent (17.5%) of such Person’s Adjusted Earnings for such period, and (ii) commencing June 30, 2021 and thereafter the aggregate amount of such Distributions paid, when added to the aggregate amount of all other Distributions paid in any period of four (4) consecutive fiscal quarters, exceeds ninety-five percent (95%) of Funds from Operations for such period; provided that the limitations contained in this §8.7(a) shall not preclude Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent. Notwithstanding anything herein to the contrary, prior to June 29, 2021 the REIT shall not increase its common dividend above its current quarterly per share amount of $0.35 (adjusted for stock splits) without the prior written approval of the Agent and the Required Lenders, which approval may be granted or withheld in their sole and absolute discretion, and the REIT shall not repurchase, redeem or otherwise retire shares of common stock (with the exception of repurchase or retirement of shares of common stock for the purpose of satisfying tax withholdings or forfeitures on employee restricted stock units) after the date of this Agreement without the prior written approval of the Agent and the Required Lenders, which approval may be granted or withheld in their sole and absolute discretion. For the purposes of calculating compliance with §8.7(a)(ii), Funds from Operations and Distributions shall be calculated (i) for the fiscal quarter ending June 30, 2021, by multiplying the Funds from Operations and Distributions for the period from April 1, 2021 through and including June 30, 2021, by four (4), (ii) for the fiscal quarter ending September 30, 2021, by multiplying the Funds from Operations and Distributions for the period from April 1, 2021 through and including September 30, 2021, by two (2), (iii) for the fiscal quarter ending December 31, 2021, by multiplying the Funds from Operations and Distributions for the period from April 1, 2021 through and including December 31, 2021, by one and one-third (1.33), and (iv) for each calendar quarter thereafter, Funds from Operations and Distributions shall be calculated for the prior four (4) consecutive fiscal quarters most recently ended.

(b)          If a Default or Event of Default shall have occurred and be continuing, the Borrower and REIT shall make no Distributions to their respective partners, members or other owners (whether to preferred equity holders, common stockholders, common equity holders, or otherwise), other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the REIT, as evidenced by a certification of the principal financial or accounting officer of the REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c)          Notwithstanding the foregoing, at any time when an Event of Default under §§12.1(a) or 12.1(b) shall have occurred, an Event of Default under §§12.1(g), 12.1(h) or 12.1(i) shall have occurred, or the maturity of the Obligations has been accelerated, neither the Borrower nor REIT shall make any Distributions (whether to preferred equity holders, common stockholders, common equity holders, or otherwise) whatsoever, directly or indirectly.

§8.8        Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of (a) all or substantially all of their assets or (b) any material asset other than pursuant to a bona fide arm’s length transaction; provided, that a Subsidiary of Borrower may sell, transfer or otherwise dispose of such Subsidiary's assets in an arm's length transaction, so long as (i) if such asset is a Borrowing Base Asset, then Borrower shall have complied with §5.4 and (ii) no Default or Event of Default has occurred and is continuing or would result from such transaction.

§8.9       Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1, and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.

§8.10      Zoning and Contract Changes and Compliance. Neither the Borrower nor any Guarantor shall (a) initiate or consent to any zoning reclassification of any of its Borrowing Base Properties or seek any variance under any existing zoning ordinance or use or permit the use of any Borrowing Base Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or (b) initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Borrowing Base Property.

§8.11         Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.

§8.12         Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or any Guarantor), except (i) transactions set forth on Schedule 6.14 attached hereto, (ii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (iii) reasonable and customary fees paid to, and indemnification arrangements with, members of the board of directors (or similar governing body) of the Borrower or any Guarantor, or the issuance of directors’ or nominees’ qualifying shares, (iv) compensation and indemnification arrangements for directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries, including retirement, health, option and other benefit plans, bonuses, performance-based incentive plans, and other similar forms of compensation, the granting of Equity Interests to directors (or equivalent), officers and employees of REIT, Borrower and the Subsidiaries in connection with the implementation of any such arrangement, all in the ordinary course of business and in compliance with all Applicable Laws, and the funding of any such arrangement, and (v) the Internalization.

§8.13         Equity Pledges. Notwithstanding anything in this Agreement to the contrary, neither the Borrower nor the REIT will create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of the REIT in the Borrower or of Borrower in any Subsidiary Guarantor, including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.14         Management Fees. The Borrower shall not pay, and shall not permit any Guarantor to pay, any management fees or other payments under any Management Agreement for any Borrowing Base Asset to the Borrower, any other manager that is an Affiliate of the Borrower or any other manager, in the event that a Default or an Event of Default shall have occurred and be continuing.

§8.15         Burdensome Agreements. Borrower shall not, nor shall Borrower permit any Guarantor or any of their respective Subsidiaries to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make dividend or distribution payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, or (b) of any Guarantor or any Subsidiary to guarantee the Indebtedness of the Borrower; provided, however, that (x) this §8.15(a) and (b) shall not prohibit any such restrictions incurred or provided in favor of any holder of Indebtedness that is permitted under §8.1(g) or (h) and is secured by a Lien on Real Estate (and/or the proceeds thereof) that is permitted under §8.2(v), solely to the extent any such restriction relates to such Real Estate (and/or the proceeds thereof), the entity owning such Real Estate or the direct Equity Interests in such entity.

§8.16     Changes to Organizational Documents. Borrower shall not amend or modify, or permit the amendment or modification of, the articles, bylaws, limited liability company agreements or other formation or organizational documents of Borrower or any Guarantor in a manner that would have a material adverse effect on the rights under the Loan Documents of the Agent, the Lenders, the Issuing Lender or the Swing Loan Lender, without the prior written consent of Agent, not to be unreasonably withheld, conditioned or delayed.

§9.         FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1       Borrowing Base Availability. The Borrower shall not at any time permit the outstanding principal balance of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities to be greater than the Borrowing Base Availability.

§9.2       Consolidated Total Indebtedness to Gross Asset Value. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Gross Asset Value (expressed as a percentage) to exceed fifty percent (50%).

§9.3       Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA determined for the most recently ended calendar quarter, annualized, to Consolidated Fixed Charges for the most recently ended calendar quarter, annualized, to be less than the following:

For the Period:	Ratio

Commencing on the date of this Agreement through and including December 31, 2020	1.20 to 1

Commencing on January 1, 2021 and continuing through and including December 31, 2022	1.30 to 1

Commencing on January 1, 2023 and continuing thereafter	1.40 to 1

§9.4        Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (a) $373,611,000.00, plus (b) seventy-five percent (75%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.

§9.5       Unhedged Variable Rate Debt. The Borrower will not at any time when the aggregate Outstanding Loans and Outstanding Letter of Credit Liabilities equals or exceeds $50,000,000.00 permit the Unhedged Variable Rate Debt of the REIT and its Subsidiaries on a Consolidated basis to exceed forty percent (40%) of Consolidated Total Indebtedness.

§9.6        Liquidity. The Borrower will not at any time (a) commencing with the fiscal quarter ending December 31, 2018 through and including December 31, 2019, permit its Liquidity to be less than the greater of (i) an amount equal to the Future Funding Commitments for the next three (3) calendar months following the date of determination and (ii) $50,000,000.00, or (b) on and after January 1, 2020 permit its Liquidity to be less than the greater of (i) an amount equal to the Future Funding Commitments for the next six (6) months following the date of determination, and (ii) $50,000,000.00.

§9.7       Adjusted Consolidated EBITDA to Debt Service. The Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA determined for the most recently ended calendar quarter, annualized, to Debt Service for the most recently ended calendar quarter, annualized, to be less than 2.00 to 1.

§10.       CLOSING CONDITIONS.

The obligation of the Lenders to close the transaction and to make effective this Agreement shall be subject to the satisfaction of the following conditions precedent:

§10.1     Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have received the fully-executed original of its Note.

§10.2     Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to any Guarantor that owns a Borrowing Base Property) in which such Borrowing Base Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable and its qualification to do business, as applicable, as in effect on such date of certification (or with respect to partnership agreements, operating agreements or other organizational agreements previously delivered to Agent pursuant to the Existing Credit Agreement, a certification that there have been no changes to such agreements and that they remain in full force and effect).

§10.3     Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4     Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.

§10.5      Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6      Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7      Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8      Representations and Warranties. The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9      Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10     Borrowing Base Qualification Documents. The Borrowing Base Qualification Documents for each Borrowing Base Asset added to the calculation of the Borrowing Base Availability on the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent (which for the purposes hereof may include Borrowing Base Qualification Documents delivered pursuant to the Existing Credit Agreement).

§10.11     Compliance Certificate and Borrowing Base Certificate. The Agent shall have received a Compliance Certificate and a Borrowing Base Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which the Borrower has provided financial statements under §6.4.

§10.12     Appraised Values. The Agent shall have determined an As-Is Appraised Value or As-Stabilized Appraised Value, as applicable, for any Borrowing Base Properties.

§10.13     Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.14     Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.15     KYC. The Borrower and each Guarantor shall have provided to the Agent and the Lenders the documentation and other information requested by the Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions Laws and Regulations, the United States Foreign Corrupt Practices Act and other Applicable Law, and if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, the Borrower shall have provided to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) a Beneficial Ownership Certification for the Borrower; in each case delivered at least five Business Days prior to the Closing Date.

§10.16     Insurance. The Agent shall have received certificates of insurance as required by this Agreement or the other Loan Documents.

§10.17      Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.       CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1       Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2       Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions or other events permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3       Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10, as applicable.

§11.4       Endorsement to Title Policy. To the extent the Agent is a beneficiary of any Mortgage, at such times as the Agent shall determine in its discretion at any time, to the extent available under Applicable Law, a “date down” endorsement to each Title Policy indicating no change in the state of title and containing no survey exceptions not approved by the Agent, which endorsement shall, expressly or by virtue of a proper “revolving credit” clause or endorsement in each Title Policy, increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding and Letters of Credit issued and outstanding (provided that the amount of coverage under an individual Title Policy for an individual Borrowing Base Property need not equal the aggregate amount of all Loans), or if such endorsement is not available, such other evidence and assurances as the Agent may reasonably require (which evidence may include, without limitation, an affidavit from the Borrower stating that there have been no changes in title from the date of the last effective date of the Title Policy).

§11.5       Future Advances Tax Payment. To the extent the Agent is a beneficiary of any Mortgage, as a condition precedent to any Lender’s obligations to make any Loans available to the Borrower hereunder, the Borrower will pay to the Agent or the Person entitled thereto any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Borrowing Base Properties is located, and deliver to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on the Borrowing Base Properties located in such state secure the Borrower’s obligation with respect to the Loans then being requested by the Borrower. The provisions of this §11.5 shall not limit the Borrower’s obligations under other provisions of the Loan Documents, including §15.

§12.       EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1       Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)          the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)          the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)          the Borrower shall fail to perform any term, covenant or agreement contained in §9, and with respect to a failure to comply with §9.1, §9.2 and §9.4 only, such failure shall continue for five (5) Business Days after such occurrence;

(d)          any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or clauses of this §12 or in the other Loan Documents);

(e)          any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument prepared by or on behalf of the Borrower or a Guarantor and delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)          the Borrower, any Guarantor or any of their respective Subsidiaries shall fail pay when due (including, without limitation, at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(f), involves singly or in the aggregate (i) any obligations for Indebtedness or under Derivative Contracts (other than Non-Recourse Indebtedness) or (ii) Non-Recourse Indebtedness totaling $25,000,000.00 or greater;

(g)          any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h)          a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(i)          a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j)          there shall remain in force, undischarged, unsatisfied and unstayed, for more than forty-five (45) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $10,000,000.00 per occurrence or during any twelve (12) month period;

(k)          any of the Loan Documents or the Contribution Agreement shall be disavowed, canceled, terminated, revoked or rescinded by the Borrower or any Guarantor other than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke, rescind or challenge or content the validity or enforceability of any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)          any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;

(m)          with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n)          the forfeiture to the United States of America of (i) any assets of the Borrower, any Guarantor or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) any Collateral;

(o)          any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document;

(p)          any Change of Control shall occur;

(q)          any default, material misrepresentation or breach of warranty by the Borrower as the subordinate lender under any Subordination Agreement; or

(r)          an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and, upon the request of the Required Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g), 12.1(h) or 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon demand by the Agent or the Required Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by the Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. In the alternative, if demanded by the Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to the Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by the Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. Upon any draws under Letters of Credit, at the Agent’s sole discretion, the Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Obligations and Hedge Obligations and the Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2      Certain Cure Periods; Limitation of Cure Periods.

(a)          Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent), provided, however, that the Borrower shall not be entitled to receive more than three (3) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days of the earlier to occur of (A) any Responsible Officer of Borrower, any Guarantor or any of their Subsidiaries becoming aware of such failure or (B) written notice of such default being given to the Borrower by Agent, provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within thirty (30) days, then such thirty (30) day period shall be extended for such additional period of time (not exceeding thirty (30) additional days) as may be reasonably necessary to cure such failure so long as the Borrower, a Guarantor or a Subsidiary, as applicable, commences such cure within such thirty (30) day period and diligently prosecutes the same to completion; provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default (whether of the Borrower, any Guarantor or any Subsidiary thereof) consisting of a failure to comply with §§7.4(c), 7.14, 7.15, 7.17, 7.18, 7.19, 7.21, 8.1, 8.2, 8.3, 8.4, 8.7, 8.8, 8.13, 8.14 or 8.15 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b)          Notwithstanding any of the foregoing provisions of this §12.2 to the contrary, in the event that there shall occur any Default or Event of Default that affects only certain Borrowing Base Assets, then the Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) by electing to have the Agent remove such Borrowing Base Assets from the calculation of the Borrowing Base Availability and by reducing the outstanding Loans and Letters of Credit so that no Default exists under this Agreement, in which event such removal and reduction shall be completed within ten (10) Business Days after receipt of notice of such Default from the Agent or the Required Lenders.

§12.3      Termination of Commitments. If any one or more Events of Default specified in §12.1(g), 12.1(h) or 12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders, shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans to and issue Letters of Credit for the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4      Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Required Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, requiring the establishment of a hard lockbox and cash management system with Agent, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5      Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)          First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or other assets of the Borrower or the Guarantors or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)          Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2, (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)          Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6      Collateral Account.

(a)          As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including any interest provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this §12.6.

(b)          Amounts on deposit in the Collateral Account shall not be invested by the Agent, and will earn interest at a rate paid by Agent with respect to similar accounts, and shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)          If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d)          If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate or withdraw any amounts in the Collateral Account and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.

(e)          So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

(f)          The Borrower shall pay to the Agent from time to time within ten (10) Business Days following written request therefor such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account. The Borrower authorizes the Agent to file such financing statements as the Agent may reasonably require in order to perfect the Agent’s security interest in the Collateral Account, and the Borrower shall promptly upon demand execute and deliver to the Agent such other documents as the Agent may reasonably request to evidence its security interest in the Collateral Account.

§13.       SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents. Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.       THE AGENT.

§14.1      Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2         Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3         No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the Required Lenders, all of the Lenders or all affected Lenders, as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4         No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any Collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5     Payments.

(a)          A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b)          If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6     Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7     Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8     The Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9     Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Any such resignation may at the Agent’s option also constitute the Agent’s resignation as the Issuing Lender and the Swing Loan Lender. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $1,000,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $1,000,000,000.00. Upon the acceptance of any appointment as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent, the Issuing Lender and the Swing Loan Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10      Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of any Collateral within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11      Request for Agent Action. The Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) a Borrowing Base Property may be subject to a Taking, or (b) the Borrower or any Subsidiary Guarantor may desire to enter into easements or other agreements affecting the Borrowing Base Properties, or take other actions or enter into other agreements in the ordinary course of business (including, without limitation, Leases) which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (x) execute releases of liens in connection with any Taking, (y) execute consents in form and substance satisfactory to the Agent in connection with any easements or agreements affecting the Borrowing Base Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of the Borrower’s business.

§14.12      Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders, all of the Lenders or all affected Lenders, as applicable, as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that the Agent file such proof of claim.

§14.13      Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14      Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action from the Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within ten (10) days of receipt of such request. The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing. Notwithstanding the foregoing, this §14.14 shall not apply to any decision, consent or approval requiring the approval of all of the Lenders or all affected Lenders.

§14.15      The Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16     Reliance on Hedge Provider. For purposes of applying payments received in accordance with §§12.1, 12.5, 12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.       EXPENSES.

The Borrower agrees to pay (a) the reasonable out-of-pocket costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any Indemnified Taxes, (c) all title insurance premiums, if any, reasonable engineer’s fees (to the extent Agent is permitted to engage such parties pursuant to the terms of this Agreement), reasonable environmental reviews (to the extent Agent is permitted to engage such parties pursuant to the terms of this Agreement), and reasonable fees, expenses and disbursements of the counsel to the Agent and KBCM and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, costs, expenses and disbursements of the Agent and KBCM incurred in connection with the initial syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral or Borrowing Base Assets, the release of Collateral, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in clause (d) above), (f) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, and fees and costs of appraisers, engineers, or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default or any other workout of the Loan Documents and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings after a Default or Event of Default or otherwise that Agent is permitted to run pursuant to the terms of this Agreement, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.       INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders, the Arrangers, their respective Affiliates and Persons who control any of such Persons, and each director, officer, employee, agent and attorney thereof against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Borrowing Base Assets, other Real Estate or the Loans, (b) any condition of the Borrowing Base Assets or other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Borrowing Base Assets or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and an additional single local counsel in each applicable local jurisdiction for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.       SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents and the Borrower’s obligations under §§4.8, 4.9 and 4.10 shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.       ASSIGNMENT AND PARTICIPATION.

§18.1         Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within five (5) Business Days, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the assigned portion of the Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit I attached hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $500,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent shall unilaterally amend Schedule 1.1 in its own records to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its applicable Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2     Register. The Agent acting for this purpose as a non-fiduciary agent for Borrower, shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00.

§18.3     New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from the Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4     Participations. Each Lender may, without the consent of Agent or Borrower, sell participations to one or more Lenders or other entities (but not to any natural Person) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §§4.3, 4.8, 4.9, 4.10 and 13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all Applicable Laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) except as provided in §2.12, extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor or any material Collateral (except as otherwise permitted under this Agreement). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f. 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5     Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender, or to such other Person as the Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6     No Assignment by the Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement (including by way of an LLC Division) without the prior written consent of each of the Lenders.

§18.7     Disclosure. The Borrower agrees to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. Each of the Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the REIT or any of its Subsidiaries relating to the REIT or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the REIT or any of its Subsidiaries; provided that, in the case of information received from the REIT or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such Information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such Information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is independently developed by such Lender or is disclosed with the prior approval of the Borrower. Nothing herein shall prohibit Information to the extent necessary to enforce the Loan Documents.

§18.8     Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of the Required Lenders, all of the Lenders or all of the Lenders directly affected thereby but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note or Notes. Notwithstanding anything in this §18.8 to the contrary, any Lender or other Lender assignee acquiring some or all of the assigned Commitment of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.9     Amendments to Loan Documents. Upon any such assignment described in the foregoing §18.1 or §18.8, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10   Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.       NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.

(a)          Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44144
Attn: Sara Jo Smith
Email: Sara_Jo_Smith@KeyBank.com
Telecopy No.: (216) 689-5819

With a copy to:

Dentons US LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Email: bill.timmons@dentons.com
Telecopy No.: (404) 527-4198

If to the Borrower:

Jernigan Capital Operating Company, LLC
6410 Poplar Avenue
Suite 650
Memphis, Tennessee 38119
Attn: John A. Good and Kelly P. Luttrell
Email: john@jernigancapital.com and Kelly@jernigancapital.com
Telecopy No.: (901) 201-5813

With a copy to:

Morrison & Foerster LLP
250 W. 55th Street
New York, New York 10019
Attn: Jeffrey J. Temple
Email: JTemple@mofo.com
Telecopy No.: (212) 468-7900

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(b)          Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

(c)          Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20.       RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.       GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5- 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR OTHER ASSETS OF THE BORROWER AND THE GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.

§22.       HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.       COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.       ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.       WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

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§26.       DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their Affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, investment banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

144

§27.       CONSENTS, AMENDMENTS, WAIVERS, ETC.

(a)          Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of: (i) in the case of a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest), the consent of each Lender holding a Note affected by such interest rate reduction; (ii) in the case of an increase in the Commitment or the amount of the Commitments of the Lenders (in each case, except as provided in §2.11 and §18.1), the consent of each Lender whose Commitment is increased; (iii) in the case of a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents, the consent of each Lender that would have otherwise received such principal, interest or fee; (iv) in the case of a change in the amount of any fee payable to a Lender hereunder, the consent of each Lender to which such fee would otherwise be owed; (v) in the case of the postponement of any date fixed for any payment of principal of or interest on the Loan, the consent of each Lender that would otherwise have received such principal or interest at an earlier date; (vi) in the case of an extension of the Revolving Credit Maturity Date (except as provided in §2.12) each Lender whose Commitment is thereby extended; (vii) in the case of a change in the manner of distribution of any payments to the Lenders or the Agent, the consent of each Lender or the Agent directly affected thereby; (viii) in the case of the release of the Borrower, any Guarantor or any Collateral except as otherwise provided in this Agreement (including, without limitation, the release of any Borrowing Base Assets), each Lender directly affected thereby; (ix) in the case of an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders or all affected Lenders, each Lender directly affected thereby; (x) in the case of any modification to require a Lender to fund a pro rata share of a request for an advance of a Loan made by the Borrower other than based on such Lender’s applicable Commitment Percentage, the consent of each such Lender thereby required to fund a pro rata share other than based on its applicable Commitment Percentage; (xi) in the case of an amendment to this §27, each Lender directly affected thereby; or (xii) in the case of an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders, to require a lesser number of Lenders to approve such action, each Lender directly affected thereby. Any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(b)          Further notwithstanding anything to the contrary in this §27, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment shall become effective without any further or consent of any of other party to this Agreement.

145

§28.       SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.       TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.       NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.       REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.       NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Arrangers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

146

§33.       PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

§34.       ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

§35.       WAIVER OF CLAIMS.

Borrower for itself and Guarantors acknowledges, represents and agrees that Borrower and Guarantors as of the date hereof have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the “Loan Documents” (as defined in the Existing Credit Agreement and this Agreement), the administration or funding of the “Loans” (as defined in the Existing Credit Agreement and this Agreement), or with respect to any acts or omissions of Agent or any Lender, or any past or present officers, agents or employees of Agent or any Lender (whether under the Existing Credit Agreement, this Agreement or any of such “Loan Documents”), and each of Borrower and Guarantors does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

147

§36.       CONSENT TO AMENDMENT AND RESTATEMENT; EFFECT OF AMENDMENT AND RESTATEMENT.

Pursuant to §27 of the Existing Credit Agreement, KeyBank as Agent under the Existing Credit Agreement and each Lender hereby consents to the amendment and restatement of the Existing Credit Agreement pursuant to the terms of this Agreement and the amendment or amendment and restatement of the other “Loan Documents” (as defined in the Existing Credit Agreement), and by execution hereof the Lenders authorize Agent to enter into such agreements. On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement, except as specifically set forth herein, shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement. The parties hereto acknowledge and agree that this Agreement does not constitute a novation or termination of the “Obligations” under the Existing Credit Agreement, which remain outstanding as of the Closing Date. All interest and fees accrued and unpaid under the Existing Credit Agreement as of the date of this Agreement shall be due and payable in the amount determined pursuant to the Existing Credit Agreement for periods prior to the Closing Date on the next payment date for such interest or fee set forth in this Agreement.

[Remainder of page intentionally left blank.]

148

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Jernigan Capital, Inc., a Maryland corporation, its managing member

	By:	/s/ Kelly Luttrell
	Name:	Kelly Luttrell
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

(SEAL)

[Signatures Continued on Next Page]

KeyBank / Jernigan Capital First Amended and Restated Credit Agreement 2018

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION,
individually as a Lender and as the Agent

By:	/s/ Sara Jo Smith
Name:	Sara Jo Smith
Title:	Vice President

KeyBank / Jernigan Capital First Amended and Restated Credit Agreement 2018

RAYMOND JAMES BANK, N.A.

By:	/s/ Matt Stein
Name:	Matt Stein
Title:	Senior Vice President

Raymond James Bank, N.A.

710 Carillon Parkway

St. Petersburg, FL 33716

Attn: Matt Stein

Tel. 727-567-5118

Fax 1-866-205-1396

KeyBank / Jernigan Capital First Amended and Restated Credit Agreement 2018

TRUSTMARK NATIONAL BANK

By:	/s/ Robert Whartenby
Name:	Robert Whartenby
Title:	FVP

Trustmark National Bank

5350 Poplar Avenue, Suite 210

Memphis, TN 38119

Attn: Robert Whartenby

Tel. 901-309-6220

Fax 901-309-6236

KeyBank / Jernigan Capital First Amended and Restated Credit Agreement 2018

FIRSTBANK

By:	/s/ Bill Harter
Name:	Bill Harter
Title:	Senior Vice President

FirstBank

6815 Poplar Avenue, Suite 100

Germantown, TN 38138

Attn: Bill Harter

Tel. 901-820-5310

Fax 901-761-6851

KeyBank / Jernigan Capital First Amended and Restated Credit Agreement 2018

TRIUMPH BANK

By:	/s/ Jeff Pedron
Name:	Jeff Pedron
Title:	Senior Vice President

Triumph Bank

5904 Ridgeway Center Pkwy

Memphis, TN 38120

Attn: Jeffrey L. Pedron

Tel. 901-333-8834

Fax 901-761-0008

KeyBank / Jernigan Capital First Amended and Restated Credit Agreement 2018

RENASANT BANK

By:	/s/ Michael Peeler
Name:	Michael Peeler
Title:	Senior Managing Director

Renasant Bank

1661 Aaron Brenner Drive, Suite 100

Memphis, TN 38120

Attn: Michael Peeler

Tel. 901-969-8016

Fax 901-969-8100

KeyBank / Jernigan Capital First Amended and Restated Credit Agreement 2018

PINNACLE BANK

By:	/s/ Joelle Rogin
Name:	Joelle Rogin
Title:	Senior Vice President

Pinnacle Bank

949 Shady Grove Road South, Suite 200

Memphis, TN 38120

Attn: Joelle Rogin, Senior Vice President

Tel. 901-259-2127

Fax 902-261-1919

KeyBank / Jernigan Capital First Amended and Restated Credit Agreement 2018

BMO HARRIS BANK N.A.

By:	/s/ Kevin Fennell
Name:	Kevin Fennell
Title:	Director

BMO Harris Bank N.A.

115 S. LaSalle Street, 17th Floor

Chicago, Illinois 60603

Attn: Kevin Fennell

Tel. 312-461-7788

KeyBank / Jernigan Capital First Amended and Restated Credit Agreement 2018

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of ___________, 201_, by _______________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.5 of that certain First Amended and Restated Credit Agreement dated as of December 28, 2018, as from time to time in effect (the “Credit Agreement”), by and among Jernigan Capital Operating Company, LLC (the “Borrower”), KeyBank National Association, for itself and as the Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.           Joining Party is required, pursuant to §5.5 of the Credit Agreement, to become an additional Guarantor under the Guaranty, the Indemnity Agreement and the Contribution Agreement.

B.           Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.            Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity Agreement and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Guarantor” under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity Agreement, the other Loan Documents and the Contribution Agreement.

2.            Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), the representations and warranties contained in the Credit Agreement and the other Loan Documents applicable to a “Subsidiary Guarantor” or “Guarantor” are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Guarantors apply to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Guarantor.

A-1

3.            Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement and the Indemnity Agreement heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by the Agent, will promptly become a party to the Guaranty, the Contribution Agreement and the Indemnity Agreement to confirm such obligation.

4.            Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.            GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.            Counterparts. This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 201__.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

_________________________________________________, a
_________________________________________________

By: ______________________________________________
Name: ____________________________________________
Title: _____________________________________________

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

A-2

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

$______________	_____________, 201__

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”) or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Credit Agreement dated as of December 28, 2018, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

B-1

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker hereby waives presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[This Note is issued in amendment, restatement and replacement of that certain Revolving Credit Note dated _________________, made by the undersigned maker to the order of the Payee and issued pursuant to the Existing Credit Agreement (the “Prior Note”), and shall supersede and replace the Prior Note in all respects. The execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a payment of, a novation of or to have terminated, extinguished or discharged any of the undersigned’s indebtedness evidenced by the Prior Note, all of which indebtedness shall continue under, and shall hereinafter be evidenced and governed by, this Note.]

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Jernigan Capital, Inc., a Maryland limited liability company, its managing member

By:
Name:
Title:
(SEAL)

B-2

EXHIBIT C

FORM OF SWING LOAN NOTE

$__________________	__________, 2018

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”) or its successors and permitted assigns, in accordance with the terms of that certain First Amended and Restated Credit Agreement dated as December 28, 2018, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of ______________________ and No/100 Dollars ($___________________), or such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is the Swing Loan Note evidencing borrowings of Swing Loans under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

C-1

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker hereby waives presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[This Note is issued in amendment, restatement and replacement of that certain Swing Loan Note dated July 25, 2017, made by the undersigned maker to the order of the Payee and issued pursuant to the Existing Credit Agreement (the “Prior Note”), and shall supersede and replace the Prior Note in all respects. The execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a payment of, a novation of or to have terminated, extinguished or discharged any of the undersigned’s indebtedness evidenced by the Prior Note, all of which indebtedness shall continue under, and shall hereinafter be evidenced and governed by, this Note.]

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Jernigan Capital, Inc., a Maryland corporation, its managing member

By:
Name:
Title:
(SEAL)

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EXHIBIT D

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114
Attn: Sara Jo Smith
Email: sara_jo_smith@keybank.com

KeyBank National Association, as Agent
726 Exchange Street, Suite 900
Buffalo, New York 14210
Attn: Yolanda Fields
Email: yolanda_fields@keybank.com

KeyBank National Association, as Agent
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attn: Tiffanie Grayson
Email: tiffanie_grayson@keybank.com

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of that certain First Amended and Restated Credit Agreement dated as of December 28, 2018 (as the same may hereafter be amended, the “Credit Agreement”), by and among Jernigan Capital Operating Company, LLC (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the Borrower hereby requests and certifies as follows:

1.           Revolving Credit Loan. The Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.5] of the Credit Agreement:

Principal Amount: $__________
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for LIBOR Rate Loans:
Tranche: [Tranche A Loan / Tranche B Loan/Tranche C Loan]

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:_________________]

2.           Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

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3.           No Default. Borrower certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Borrowing Base Asset, except as disclosed in writing to Agent.

4.           Representations True. Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true in all material respects at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

5.           Other Conditions. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.

6.           Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Jernigan Capital, Inc., a Maryland corporation, its managing member

By:
Name:
Title:
(SEAL)

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EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

[Date]

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114
Attn: Sara Jo Smith
Email: sara_jo_smith@keybank.com

KeyBank National Association, as Agent
726 Exchange Street, Suite 900
Buffalo, New York 14210
Attn: Yolanda Fields
Email: yolanda_fields@keybank.com

KeyBank National Association, as Agent
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attn: Tiffanie Grayson
Email: tiffanie_grayson@keybank.com

Re:	Letter of Credit Request under Credit Agreement

Ladies and Gentlemen:

Pursuant to §2.10 of that certain First Amended and Restated Credit Agreement dated as of December 28, 2018, by and among you, certain other Lenders and Jernigan Capital Operating Company, LLC (the “Borrower”), as amended from time to time (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:

(i)          Name and address of beneficiary:

(ii)         Face amount: $

(iii)        Proposed Issuance Date:

(iv)        Proposed Expiration Date:

(v)         Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)        Purpose of Letter of Credit

(vii)       Tranche: [Tranche A Loan/Tranche B Loan/Tranche C Loan]:

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This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Borrowing Base Asset, except as disclosed in writing to Agent.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

The Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true in all material respects as of the date hereof and shall also be true in all material respects at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Very truly yours,

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Jernigan Capital, Inc., a Maryland corporation, its managing member

By:
Name:
Title:
(SEAL)

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EXHIBIT F

FORM OF letter of credit application

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Partial Drawings:	☐ Permitted	☐ Not Permitted	Charges for: Applicant
Multiple Drawings:	☐ Permitted	☐ Not Permitted	

Special instructions or conditions:

Account Party(ies) shall keep and maintain Demand Deposit Account No. at all times until the Letter of Credit has finally expired and all reimbursement and other obligations in respect thereof have been paid in full in cash. KeyBank is authorized to debit the Demand Deposit Account or any successor account to pay any amounts which become due by Account Party(ies) in connection with the Letter of Credit, including any fees charged to Account Party(ies) or the amount of any draw(s) made under the Letter of Credit by the Beneficiary. KeyBank and any applicable Keycorp Affiliates (collectively and severally "Key") shall have all rights, remedies and/or collateral provided for under (a) any Standby Letter of Credit Reimbursement and Security Agreement executed by the Account Party(ies) in favor of Key at, prior to or after the date hereof and any other reimbursement agreement, credit agreement, security agreement, pledge agreement or other agreement or instrument in effect at any time between Account Party(ies) and Key that obligate and/or secure reimbursement in respect of letters of credit by Account Party(ies) or any of them.

This application and agreement and each letter of credit are subject to the provisions of, and Key shall have all rights and remedies provided for under (a) Article 5 of the Uniform Commercial Code as in effect from time to time and (b) either the Uniform Customs and Practice for Documentary Credits or the International Standby Practices, in each case as established by the International Chamber of Commerce from time to time (whichever may be determined to be appropriate by Key under the circumstances) and to the terms and conditions set forth in the Standby Letter of Credit Reimbursement and Security Agreement dated ________________ executed by the Account Parties.

____________________ Authorized Signer- Applicant ____________________ Signer's printed name [Only required if different from Account Party]	Date: ____________
____________________ Authorized Signer- Account Party ____________________ Signer's printed name	Date: ____________

{00342519 v1 CONFIDENT } Revised 10/06/2016

KeyCorp: Confidential
Page 2 of 2

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EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114
Attn: Sara Jo Smith

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit Agreement dated as of December 28, 2018 (as the same may hereafter be amended, the “Credit Agreement”), by and among Jernigan Capital Operating Company, LLC (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith the Borrowing Base Certificate. This certificate is submitted in compliance with requirements of the Credit Agreement.

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants of the Credit Agreement relating hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Borrowing Base Certificate this _____ day of ___________, 201__.

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Jernigan Capital, Inc., a Maryland corporation, its managing member

By:
Name:
Title:
(SEAL)

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EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114
Attn: Sara Jo Smith

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit Agreement dated as of December 28, 2018 (as the same may hereafter be amended, the “Credit Agreement”) by and among Jernigan Capital Operating Company, LLC (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower (or REIT, on the Borrower’s behalf) is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of REIT for the fiscal period ended _______________ (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of REIT at the date thereof and the results of its operations for the periods covered thereby, subject, in the case of quarterly statements, to normal year-end adjustments and the absence of footnotes.

This certificate is submitted in compliance with requirements of §2.11(d), 5.3(d), 5.4(b), 7.4(c) or 10.11 of the Credit Agreement, as applicable. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of REIT as of the Balance Sheet Date adjusted in the best good faith estimate of REIT to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of REIT of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer of the Borrower (or REIT, if this certificate is delivered by REIT on the Borrower’s behalf).

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

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IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate this _____ day of ___________, 201__.

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Jernigan Capital, Inc., a Maryland corporation, its managing member

By:
Name:
Title:
(SEAL)

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APPENDIX TO COMPLIANCE CERTIFICATE

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EXHIBIT I

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is a party to that certain First Amended and Restated Credit Agreement dated as of December 28, 2018, as, by and among JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company (the “Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended from time to time, the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.            Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2.            Assignment.

(a)          Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, [all/a] portion of its Revolving Credit Note in the amount of $_________ representing a $_________] Commitment, and a __________ percent (______%) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all Outstanding Revolving Credit Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

(b)          Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

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3.            Representations and Requests of Assignor.

(a)          Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Revolving Credit Note is $______ and the aggregate outstanding principal balance of the Revolving Credit Loans made by it equals $________, and (iii) that it has forwarded to the Agent the Revolving Credit Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of any Collateral or any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)          Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4.            Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender, Arrangers or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or any Guarantor and is not a Defaulting Lender or Affiliate of a Defaulting Lender, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, including the District of Columbia, it has on or prior to the date hereof delivered to the Borrower and the Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes as required by the Credit Agreement and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth or unfunded commitments as of the date hereof of not less than $500,000,000.00 unless waived in writing by the Borrower and the Agent as required by the Credit Agreement. Assignee agrees that the Borrower may rely on the representation contained in Section 4(h).

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5.            Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the Revolving Credit Loans owing to Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Interests.

6.            Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7.            Effectiveness.

(a)          The effective date for this Agreement shall be _______________ (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)          Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c)          Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)          All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

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8.          Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:               Same as above

Eurodollar Lending Office:             Same as above

9.          Payment Instructions. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to the Agent.

10.         GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.         Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.         Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by the Agent.

13.         Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.

[signatures on following page]

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IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

CONSENTED TO BY:1

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Jernigan Capital, Inc., a Maryland corporation, its managing member

By:
Name:
Title:
(SEAL)

1 To the extent required by the Credit Agreement

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EXHIBIT J

FORM OF MORTGAGE

RECORD AND RETURN TO:
William F. Timmons, Esq.
Dentons US LLP
303 Peachtree Street, N.E., Suite 5300
Atlanta, Georgia 30308

DEED TO SECURE DEBT, SECURITY AGREEMENT AND
ASSIGNMENT OF LEASES AND RENTS

__________________________________,

a ___________________

as Grantor,

TO

KEYBANK NATIONAL ASSOCIATION,
a national banking association,

as Agent

DATED: AS OF ______________, 201_

County: ___________
State: Georgia

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THIS DEED to secure debt, SECURITY AGREEMENT and ASSIGNMENT OF LEASES AND RENTS (this “Instrument”) is made and entered into as of this ___ day of ________, 201_, by and between _______________, __________________, (“Grantor”), having a mailing address of c/o Jernigan Capital Operating Company, LLC, 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119, Attn: John A. Good, and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), having a mailing address of 4910 Tiedeman Road, 3rd Floor, Brooklyn, Ohio 44144, Attn: Real Estate Capital Services, with a copy to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44144, Attn: Sara Jo Smith, as Agent (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”) for itself and each other lender (collectively, the “Lenders”) which is or may hereafter become a party to that certain First Amended and Restated Credit Agreement, dated as of December 28, 2018, by and among Jernigan Capital Operating Company, LLC, a Delaware limited liability company (the “Borrower”), KeyBank, as Agent and the Lenders (as the same may be varied, amended, restated, renewed, consolidated, extended or otherwise supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Credit Agreement. Grantor is a Guarantor and will benefit from the Credit Agreement, as more fully set forth in the Guaranty (as hereinafter defined) executed by Grantor, and is granting this Instrument in consideration for such benefit. Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

WITNESSETH:

FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the Secured Debt (as hereinafter defined), Grantor does hereby grant, bargain, sell, convey, assign, transfer and set over unto Agent, and its successors and assigns, for the ratable benefit of the Lenders and the holders of the Hedge Obligations, and their successors and assigns, all of Grantor’s right, title and interest in and to the following described land and interests in land, estates, easements, rights, improvements, property, fixtures, equipment, furniture, furnishings, appliances, general intangibles, and appurtenances, whether now or hereafter existing or acquired (collectively, the “Property”):

(a)          All those tracts or parcels of land and easements more particularly described on Exhibit “A” attached hereto and by this reference made a part hereof (the “Land”).

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(b)          All present and future buildings, structures, parking areas, annexations and improvements of every nature whatsoever now or hereafter situated on the Land (hereinafter referred to as the “Improvements”) and all materials intended for construction, reconstruction, alteration and repairs of the Improvements now or hereafter erected, all of which materials shall be deemed to be included within the Improvements immediately upon the delivery thereof to the Land, and all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, water tanks, water supply, water power sites, fuel stations, fuel supply, generators, uninterrupted power supplies, plumbing and heating fixtures, incinerating, sprinkling, and waste removal systems, carpeting and other floor coverings, fire extinguishers and any other safety equipment required by governmental regulation or law, washers, dryers, water heaters, mirrors, mantels, air conditioning and cooling apparatus and equipment systems, refrigerating plants, refrigerators, cooking apparatus and appurtenances, storm windows and doors, window and door screens, awnings and storm sashes, which are or shall be owned by Grantor and attached to said Improvements and all other furnishings, furniture, china, glassware, tableware, uniforms, linen, drapes and curtains and related hardware and mounting devices, wall to wall carpeting, radios, lamps, telephone systems, televisions and television systems, computer systems, guest ledgers, vehicles, fixtures, machinery, equipment, apparatus, appliances, books and records, chattels, inventory, accounts, farm products, consumer goods, contract rights, general intangibles and personal property of every kind and nature whatsoever now or hereafter owned by Grantor and located in, on or about, or used or intended to be used with or in connection with the use, operation or enjoyment of the Property, including all extensions, additions, improvements, betterments, after-acquired property, renewals, replacements and substitutions, or proceeds from a permitted sale of any of the foregoing, together with the benefit of any deposits or payments now or hereafter made by Grantor or on behalf of Grantor, all of which are hereby declared and shall be deemed to be fixtures and accessions to the Land and a part of the Property as between the parties hereto and all persons claiming by, through or under them, and which shall be deemed to be a portion of the security for the indebtedness herein described and to be secured by this Instrument.

(c)          All easements, access rights, rights-of-way, strips and gores of land, vaults, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, irrigation systems (including, without limitation, underground wiring, pipes, pumps and sprinkler heads), minerals, flowers, plants, shrubs, crops, trees, timber, fences, signs, bridges, fountains, monuments and other emblements now or hereafter located on the Land or under or above the same or any part or parcel thereof, and all estates, rights, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances, reversion and reversions, remainder and remainders, whatsoever, in any way belonging, relating or appertaining to the Land or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Grantor.

(d)          All leases and all subleases, tenancies, shared space agreements, master space agreements, occupancies, licenses, rental or other agreements of similar nature, whether oral or written (collectively, the “Leases”), and all income, rents, issues, profits, room rentals, transient or guest payments, fees, charges or other payments for the use or occupancy of rooms or other facilities, and revenues of the Property from time to time accruing (including, without limitation, all payments under Leases), all guarantees of the foregoing or letters of credit relating to the foregoing, lease or other termination payments, proceeds of insurance, condemnation payments, tenant security, damage or other deposits whether held by Grantor or in a trust account, escrow funds, fees, charges, rents, license fees, concession fees, fees arising from contractual services, revenues and fees from the provision of recurring services, overage fees, media fees, consulting fees, accounts, accounts receivable, royalties, security, damage or other deposits from time to time accruing, all payments under working interests, production payments, royalties, overriding royalties, operating interests, participating interest and other such entitlements, and all the estate, right, title, interest, property, possession, claim and demand whatsoever at law, as well as in equity, of Grantor of, in and to the same (collectively, the “Revenues”); reserving only the right to Grantor to collect the same (other than lease termination payments and insurance proceeds and condemnation payments except to the extent permitted in the Credit Agreement) so long as no Event of Default has occurred and is continuing (provided, that if an Event of Default is waived by Agent or cured by Grantor and accepted by Agent, Grantor’s right to collect same shall automatically be reinstated).

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(e)          All insurance policies, building service, building maintenance, construction, development, management, indemnity, and other similar agreements and contracts and subcontracts, written or oral, express or implied, now or hereafter entered into, arising or in any manner related to the purchase, construction, design, improvement, use, operation, ownership, occupation, enjoyment, sale, conversion or other disposition (voluntary or involuntary) of the Property, or the buildings and improvements now or hereafter located thereon, or any other interest in the Property, or any combination thereof, franchises, franchise agreements, property management agreements, cable television agreements, contracts for the purchase of supplies, telephone service agreements, yellow pages or other advertising agreements, sales contracts, construction contracts, architects agreements, general contract agreements, design agreements, engineering agreements, technical service agreements, sewer and water and other utility agreements, service contracts, agreements relating to the collection of receivables or use of customer lists, all bookings and reservations for space or facilities within the Property, all purchase options, option agreements, rights of first refusal, contract deposits, earnest money deposits, prepaid items and payments due and to become due thereunder, and further including all payment and performance bonds, labor, deposits, assurances, construction guaranties, guaranties, warranties, indemnities and other undertakings, architectural plans and specifications, drawings, surveys, soil reports, engineering reports, inspection reports, environmental audits and other technical descriptions and reports relating to the Property, renderings and models, permits, consents, approvals, licenses, variances, agreements, contracts, building and other permits and licenses, purchase orders and equipment leases, personal property leases, and all causes of action relating thereto.

(f)          All operating accounts maintained with Agent or any of the Lenders, all deposit accounts, instruments, accounts receivable, documents, causes of action, claims, names by which the Property or the improvements thereon may be operated or known, all rights to carry on business under such names, all telephone numbers or listings, all rights, interest and privileges of which Grantor may have in any capacity under any covenants, restrictions or declarations now or hereafter relating to the Property or the Improvements, and all notes or chattel paper now or hereafter arising from or by virtue of any transactions relating to the Property or the Improvements located thereon and all customer lists, other lists, and business information relating in any way to the Property or the Improvements or the use thereof, whether now owned or hereafter acquired.

(g)          All assets, personal property and interests related to the ownership and operation of the Property or the Improvements now or hereafter erected therein, whether now or hereafter acquired, of the Grantor, including, without limitation, accounts (including, without limitation, health-care-insurance receivables, if any), chattel paper (whether tangible or electronic), deposit accounts, documents, general intangibles (including, without limitation, payment intangibles, and all current and after acquired copyrights, copyright rights, advertising materials, web sites, and web pages, software and software licenses, trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade dress rights, company names, logos, and all domain names, owned or used in connection with the Grantor’s business, and in each case all goodwill associated therewith), goods (including, without limitation, inventory, property, possessions, equipment, fixtures and accessions), instruments (including, without limitation, promissory notes), investment property, letter-of-credit rights, letters of credit, money, supporting obligations, as-extracted collateral, timber to be cut and all proceeds and products of anything described or referred to above in this Subsection (g), in each case as such terms are defined under the Uniform Commercial Code as in effect in the applicable jurisdiction.

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(h)          All cash funds, deposit accounts and other rights and evidence of rights to cash, now or hereafter created or held by Agent pursuant to this Instrument, the Credit Agreement or any other of the Loan Documents.

(i)          All proceeds, products, substitutions and accessions of the foregoing of every type.

TO HAVE AND TO HOLD, the Property and all parts, rights, members and appurtenances thereof, to the use, benefit and behoof of Agent for the ratable benefit of the Lenders and the holders of the Hedge Obligations and their respective successors and assigns, IN FEE SIMPLE forever; and Grantor covenants that Grantor is lawfully seized and possessed of the Property as aforesaid, and has good right to convey the same, that the same is unencumbered except for those matters expressly set forth in Exhibit “B” attached hereto and by this reference made a part hereof (the “Permitted Encumbrances”), and that Grantor does warrant and will forever defend the title thereto against the claims of all persons whomsoever, except as to those matters set forth in said Exhibit “B” attached hereto.

This conveyance is intended to operate and is to be construed as a deed passing the title to the Property to Agent and is made under those provisions of the existing laws of the State of Georgia relating to deeds to secure debt, and not as a mortgage, and is given to secure the following described obligations (collectively, the “Secured Debt”):

(a)          The debt evidenced by (i) those certain Revolving Credit Notes made by the Borrower in the aggregate principal face amount of _____________________ and No/100 Dollars ($_____________________) to the order of the Lenders, each of which has been issued pursuant to the Credit Agreement and each of which is due and payable in full on or before December 28, 2021, as such date may be extended to December 28, 2023, and which evidence a revolving credit loan in the initial principal amount of up to $_____________________, and which may be increased up to Four Hundred Million and No/100 Dollars ($400,000,000.00) pursuant to Section 2.11 of the Credit Agreement, (ii) that certain Swing Loan Note made by Borrower in the principal amount of _____________________and No/100 Dollars ($_____________________) to the order of KeyBank, which is due and payable in full on or before December 28, 2021, as such date may be extended to December 28, 2023, and (iii) each other note as may be issued under the Credit Agreement, including, without limitation, to reflect any increase of the revolving credit loan described herein, and which is due and payable on or before December 28, 2021, as such date may be extended to December 28, 2023, each as originally executed, or if varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated from time to time as so varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated (collectively, the “Note”);

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(b)          The payment, performance and discharge of each and every obligation, covenant and agreement of Grantor contained herein, or of Grantor contained in that certain First Amended and Restated Unconditional Guaranty of Payment and Performance by Grantor and others in favor of KeyBank, as Agent for itself and each other Lender, dated as of December 28, 2018 (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Guaranty”), of Borrower contained in the Credit Agreement, and of Grantor and Borrower in the other Loan Documents, including, without limitation, the obligation of Borrower to reimburse Issuing Lender for any draws under the Letters of Credit;

(c)          Any and all additional advances made by Agent or any Lender to protect or preserve the Property or the lien and security title hereof in and to the Property, or for taxes, assessments or insurance premiums as hereinafter provided (whether or not Grantor is the owner of the Property at the time of such advances);

(d)          The payment, performance and discharge of each and all of the Hedge Obligations;

(e)          Any and all other indebtedness now or hereafter owing by Borrower to Agent or any Lender pursuant to the terms of the Credit Agreement, whether now existing or hereafter arising or incurred, however evidenced or incurred, whether express or implied, direct or indirect, absolute or contingent, due or to become due, including, without limitation, all principal, interest, fees, expenses, yield maintenance amounts and indemnification amounts, and all renewals, modifications, consolidations, replacements and extensions thereof; and

(f)          All reasonable out of pocket costs and expenses incurred by the Agent, the Lenders and the holders of the Hedge Obligations in connection with the enforcement and collection of the Secured Debt, including, without limitation, all reasonable out of pocket attorneys’ fees and disbursements, and all other such costs and expenses described in and incurred pursuant to the Note, the Credit Agreement, the Guaranty, this Instrument, the other Loan Documents and the agreements evidencing or relating to the Hedge Obligations (the “Hedge Documents”) (collectively, the “Enforcement Costs”).

Wherever used herein or in the other Loan Documents, the terms “attorney’s fees” or “legal fees” shall mean reasonable attorneys’ fees in the amount actually incurred at the attorneys’ normal hourly rates, rather than a percentage of principal and interest as provided for in O.C.G.A. § 13-1-11(a)(2).

Notwithstanding anything to the contrary contained herein, under no circumstances shall the “Secured Debt” as defined herein include any obligation that constitutes an Excluded Hedge Obligation of Grantor.

Subject to Section 2.21 hereof, should the Secured Debt secured by this Instrument be paid and performed according to the terms and effect thereof when the same shall become due and payable, and should Grantor perform all covenants contained herein in a timely manner and the obligation of the Lenders to make Loans and issue Letters of Credit under the Credit Agreement has terminated, then this Instrument shall be released.

Grantor hereby further covenants and agrees with Agent as follows:

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ARTICLE 1

1.01       Payment of Secured Debt. Grantor will pay and perform or cause to be paid and performed the Secured Debt according to the tenor thereof and all other sums now or hereafter secured hereby as the same shall become due.

1.02       Funds for Impositions. After the occurrence and during the continuance of an Event of Default, Grantor shall pay to Agent, subject to Agent’s option under Section 1.03 hereof, on the days that monthly installments of interest are payable under the Note, until the Note is paid in full, a sum (hereinafter referred to as the “Funds”) reasonably estimated by Agent to provide an amount necessary for payment of the following items in full thirty (30) days prior to when such items become due (hereinafter collectively referred to as the “Impositions”): (a) the yearly real estate taxes, ad valorem taxes, personal property taxes, assessments and betterments, and (b) the yearly premium installments for the insurance covering the Property and required by the Credit Agreement. The Impositions shall be reasonably estimated initially and from time to time by Agent on the basis of assessments and bills and estimates thereof. The Funds shall be held by Agent in a separate non-interest bearing account free of any liens or claims on the part of other creditors of Grantor and as part of the security for the Secured Debt. Grantor shall pay all Impositions prior to delinquency as required by Section 1.03 hereof. In the event Agent elects to reserve Funds as permitted under this Section 1.02, Agent shall apply the Funds to pay the Impositions with respect to which the Funds were paid to the extent of the Funds then held by Agent and provided Grantor has delivered to Agent the assessments or bills therefor. Grantor shall be permitted to pay any Imposition early in order to take advantage of any available discounts. Agent shall make no charge for so holding and applying the Funds or for verifying and compiling said assessments and bills. The Funds are pledged as additional security for the Secured Debt, and may be applied, at Agent’s option and without prior notice to Grantor, to the payment of the Secured Debt upon the occurrence and during the continuance of any Event of Default. If at any time the amount of the Funds held by Agent, or to be held considering the deposits to be made under this Section 1.02, shall be less than the amount reasonably deemed necessary by Agent to pay Impositions as such become due, Grantor shall pay to Agent any amount necessary to make up the deficiency within fifteen (15) business days after notice from Agent to Grantor requesting payment thereof. Upon the payment and performance in full of the Secured Debt and termination of the obligation of the Lenders to make Loans and of Issuing Lender to issue Letters of Credit, Agent shall promptly refund to Grantor any Funds then held by Agent.

1.03       Impositions, Liens and Charges. Grantor shall pay all Impositions and other charges, if any, attributable to the Property prior to delinquency, and at Agent’s option during the continuance of an Event of Default, Grantor shall pay in the manner hereafter provided under this Section 1.03. Grantor shall, during continuance of an Event of Default, furnish to Agent all bills and notices of amounts due under this Section 1.03 as soon as received, and in the event Grantor shall make payment directly, Grantor shall, as and when available, furnish to Agent receipts evidencing such payments prior to the dates on which such payments are delinquent, subject to Grantor’s right to contest taxes, assessments and other governmental charges as provided in the Credit Agreement. Grantor shall promptly discharge (by bonding, payment or otherwise) any lien filed against the Property or Grantor (including federal tax liens) and will keep and maintain the Property free from the claims of all persons supplying labor or materials to the Property, subject to Grantor’s right to contest the same as provided in the Credit Agreement. Grantor shall not claim or be entitled to any credit against the taxable value of the Property by reason of this Instrument, or any deduction in or credit on the Secured Debt by reason of Impositions paid.

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1.04       Taxes, Liens and Other Charges.

(a)          In the event of the passage of any state, federal, municipal or other governmental law, order, rule or regulation, subsequent to the date hereof, in any manner changing or modifying the laws now in force governing the taxation of debts secured by mortgages, deeds to secure debt or other security instruments or the manner of collecting taxes so as to adversely affect Agent or the Lenders, Grantor will promptly pay any such tax prior to delinquency. If Grantor fails to make such payment promptly, or if, in the opinion of Agent, any such state, federal, municipal, or other governmental law, order, rule or regulation prohibits Grantor from making such payment or would penalize Agent or the Lenders if Grantor makes such payment or if, in the opinion of Agent, the making of such payment could reasonably result in the imposition of interest beyond the maximum amount permitted by applicable law, then the entire balance of the principal sums secured by this Instrument and all interest accrued thereon shall, at the option of Agent, become immediately due and payable on the date which is the earlier of (x) the date that is ninety (90) days following the date of receipt by Grantor of written notice of Agent's election to accelerate payment of the Secured Debt pursuant to this Section 1.04(a) and (y) the date the applicable tax is due and payable.

(b)          Grantor will pay or cause to be paid all taxes, liens, assessments and charges of every character including all utility charges, whether public or private, already levied or assessed or that may hereafter be levied or assessed upon or against the Property as required under the Credit Agreement.

1.05       Insurance.

Grantor shall procure for, deliver to and maintain for the benefit of Agent and Lenders the insurance policies described in the Credit Agreement. Grantor shall pay or cause to be paid all premiums on such insurance policies. All proceeds of any property or casualty insurance or awards of damages on account of any taking or condemnation for public use of or injury to the Property are hereby assigned to Agent, for the benefit of the Lenders, and shall be paid, adjusted, and used pursuant to the terms of the Credit Agreement. In the event of a foreclosure sale of all or any part of the Property pursuant to the enforcement of this Instrument, the purchaser of such Property shall succeed to all rights of Grantor, including any rights to the proceeds of insurance and to unearned premiums, in and to all of the policies of insurance. In the event of a foreclosure sale, Agent is hereby authorized, without the further consent of Grantor, to take such steps as Agent may deem advisable to cause the interest of such purchaser to be protected by any of such policies. In case of Grantor’s failure to keep the Property properly insured as required herein, Agent, after notice to Grantor, at its option may (but shall not be required to) acquire such insurance as required herein and in the Credit Agreement at Borrower’s and Grantor’s sole expense.

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1.06       Condemnation. If all or any portion of the Property shall be damaged or taken through condemnation (which term when used in this Instrument shall include any damage or taking by any governmental authority or any transfer by private sale in lieu thereof), either temporarily or permanently, then all compensation, awards and other payments or relief thereof, shall be paid and applied in accordance with terms and provisions of the Credit Agreement.

1.07       Care, Use and Management of Property.

(a)          Grantor will keep, or cause to be kept, the roads and walkways, landscaping and all other Improvements of any kind now or hereafter erected on the Land or any part thereof in good condition and repair (ordinary wear and tear excepted), will not commit or suffer any intentional physical waste, impairment or deterioration (ordinary wear and tear excepted) and will not do or suffer to be done anything which will materially increase the risk of fire or other hazard to the Property or any part thereof.

(b)          Grantor will not remove or demolish nor alter the structural character of any building located on the Land or any fixtures or personal property relating thereto except when incidental to the replacement of fixtures and personal property with items of like kind and value, customary tenant improvements pursuant to Leases approved or deemed approved pursuant to the Credit Agreement or other repairs, replacements, improvements and alterations expressly permitted pursuant to the Credit Agreement. Without Agent’s prior written consent, Grantor shall not construct any new buildings or structures on the Land.

(c)          If the Property or any part thereof is materially damaged by fire or any other cause, Grantor will give immediate written notice thereof to Agent.

(d)          Grantor will promptly comply in all material respects with all present and future laws, ordinances, rules and regulations of any governmental authority, all restrictive covenants and other agreements affecting the Property or relating to the operation thereof affecting the Property or any part thereof and all licenses or permits affecting the Property or any part thereof, subject to Grantor’s right to contest the same as provided in the Credit Agreement.

(e)          Grantor shall keep or cause to be kept the Property, including the Improvements and the Personal Property (as hereinafter defined), in such good order, repair (ordinary wear and tear excepted) and tenantable condition and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good order, repair, and tenantable condition (ordinary wear and tear excepted).

(f)          Grantor shall keep all franchises, trademarks, trade names, service marks and licenses and permits necessary for the Grantor’s use and occupancy of the Property in good standing and in full force and effect.

(g)          Unless required by applicable law or unless Agent has otherwise agreed in writing (such agreement not to be unreasonably withheld, conditioned or delayed), Grantor shall not allow changes in the nature of the occupancy or use for which the Property was intended at the time this Instrument was executed. Grantor shall not abandon the Property. Grantor shall not initiate, fail to contest or acquiesce in a change in the zoning classification of the Property or subject the Property to easements or restrictive or negative covenants without Agent’s written consent. Grantor shall (or shall cause the tenant of the Property to) comply with, observe and perform all zoning and other laws affecting the Property, all agreements and restrictive covenants affecting the Property, and all licenses and permits affecting the Property, subject to Grantor’s right to contest compliance with laws to the extent permitted in the Credit Agreement. Grantor shall not, without Agent’s prior written consent, grant any dedication or file any plat, condominium declaration or restriction.

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(h)          Agent may, at Grantor’s expense, make or cause to be made reasonable entries upon and inspections of the Property as permitted in the Credit Agreement, or at any other time when necessary or appropriate, in the reasonable discretion of Agent, to protect or preserve the Property provided that, except during the continuance of an Event of Default or in an emergency circumstance, Agent reasonably notifies Grantor in writing in advance thereof.

(i)          If all or any part of the Property shall be damaged by fire or other casualty or loss, then Grantor will promptly restore the Property to the condition required by the Credit Agreement if restoration is required pursuant to the Credit Agreement; and if a part of the Property shall be damaged through condemnation, Grantor will promptly restore, repair or alter the remaining portions of the Property to the condition required by the Credit Agreement if restoration is required pursuant to the Credit Agreement, in a manner reasonably satisfactory to Agent. Notwithstanding the foregoing, Grantor shall not be obligated to so restore unless, in each instance, Agent agrees to make available to Grantor (subject to the terms of the Credit Agreement) any net insurance or condemnation proceeds actually received by Agent hereunder in connection with such casualty loss or condemnation, to the extent such proceeds are required to defray the expense of such restoration; provided, however, that, subject to the provisions of the Credit Agreement, the insufficiency of any such insurance or condemnation proceeds to defray the entire expense of restoration shall in no way relieve Grantor of its obligation to restore, if Grantor has such obligation pursuant to the Credit Agreement.

(j)          Grantor shall pay all normal and customary operating expenses for the Property as the same become due.

1.08       Leases and other Agreements Affecting Property.

(a)          As additional security for the Secured Debt, Grantor presently and unconditionally assigns and transfers to Agent all of Grantor’s right, title and interest in and to the Leases and the Revenues, including those now due, past due or to become due by virtue of any of the Leases for the occupancy or use of all or any part of the Property. Grantor hereby authorizes Agent or Agent’s agents to collect the Revenues and hereby directs such tenants, lessees and licensees of the Property to pay the Revenues to Agent or Agent’s agents; provided, however, Grantor shall have a license (revocable upon the occurrence and during the continuance of an Event of Default) to collect, receive, and use the Revenues (in accordance with the terms of the Leases) as trustee for the benefit of Agent, and apply the Revenues so collected to the Secured Debt, to the extent then due and payable, then to the payment of normal and customary operating expenses, real estate taxes and insurance for the Property which are then due and payable, with the balance, so long as no Event of Default has occurred and is continuing, to the account of Grantor (provided, that if an Event of Default is waived by Agent or cured by Grantor and accepted by Agent, Grantor’s right to collect same shall automatically be reinstated). Grantor agrees that each and every tenant, lessee and licensee of the Property may pay, and hereby irrevocably authorizes and directs each and every tenant, lessee and licensee of the Property to pay, the Revenues to Agent or Agent’s agents on Agent’s written demand therefor (which demand may be made by Agent at any time after the occurrence and during the continuance of an Event of Default) without any obligation on the part of said tenant, lessee or licensee to inquire as to the existence of an Event of Default and notwithstanding any notice or claim of Grantor to the contrary, and Grantor agrees that Grantor shall have no right or claim against said tenant, lessee or licensee for or by reason of any Revenues paid to Agent following receipt of such written demand.

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(b)          Grantor hereby covenants that Grantor has not executed any prior assignment of the Leases or the Revenues which have not been released or assigned to Agent as of the date hereof, that Grantor has not performed, and will not perform, any acts and has not executed, and will not execute, any instruments which would prevent Agent from exercising the rights of the beneficiary of this Instrument, and that at the time of execution of this Instrument, there has been no anticipation or prepayment of any of the Revenues for more than one (1) month prior to the due dates of such Revenues. Grantor further covenants that Grantor will not hereafter collect or accept payment of any Revenues more than one (1) month prior to the due dates of such Revenues.

(c)          Grantor agrees that neither the foregoing assignment of Leases and Revenues nor the exercise of any of Agent’s rights and remedies under this Section or Article 2 hereof shall be deemed to make Agent a mortgagee-in-possession or otherwise responsible or liable in any manner with respect to the Leases, the Property or the use, occupancy, enjoyment or operation of all or any portion thereof, unless and until Agent, in person or by agent, assumes actual possession thereof or acquires title to the Property through foreclosure or deed-in-lieu of foreclosure. Grantor further agrees that the appointment of any receiver for the Property by any court at the request of Agent or by agreement with Grantor, or the entering into possession of any part of the Property by such receiver, shall not be deemed to make Agent a mortgagee-in-possession or otherwise responsible or liable in any manner with respect to the Leases, the Property or the use, occupancy, enjoyment or operation of all or any portion thereof.

(d)          If an Event of Default has occurred and is continuing and Agent exercises its rights and remedies pursuant to this Section or Article 2 hereof or pursuant to the other Loan Documents, all Revenues thereafter collected shall be applied in such order as Agent may elect in its discretion to the reasonable costs of taking control of and managing the Property and collecting the Revenues, including, but not limited to, reasonable attorneys’ fees actually incurred, fees, receiver fees, premiums on receiver’s bonds, costs of repairs to the Property, premiums on insurance policies, Impositions and other charges on the Property, and the costs of discharging any obligation or liability of Grantor as landlord, lessor or licensor of the Property, or to the Secured Debt. Agent or any receiver shall have access to the books and records used in the operation and maintenance of the Property and shall be liable to account only for those Revenues actually received. Agent shall not be liable to Grantor, anyone claiming under or through Grantor or anyone having an interest in the Property by reason of anything done or left undone by Agent pursuant to this Section or Article 2 hereof, except in the event of Agent’s gross negligence or willful misconduct. If the Revenues are not sufficient to meet the costs of taking control of and managing the Property and collecting the Revenues, any monies reasonably expended by Agent for such purposes shall become a portion of the Secured Debt. Unless Agent and Grantor agree in writing to other terms of payment, such amounts shall be payable upon written notice from Agent to Grantor requesting payment thereof and shall bear interest from the date of disbursement at the rate for default interest stated in Section 4.11 of the Credit Agreement (the “Default Rate”) unless payment of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Grantor under applicable law. The entering upon and taking possession of and maintaining of control of the Property by Agent or any receiver and the application of Revenues as provided herein shall not cure or waive any Event of Default or invalidate any other right or remedy of Agent hereunder.

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(e)          It is the intention of Agent and Grantor that the assignment effectuated by this Instrument with respect to the Revenues shall be a direct and currently effective assignment, and shall not constitute merely an obligation to grant a lien, security interest or pledge for the purpose of securing the Secured Debt.

(f)          In the event that a court of competent jurisdiction determines that, notwithstanding such expressed intent of the parties, Agent’s interest in the Revenues constitutes a lien on or security interest in or pledge of the Revenues, it is agreed and understood that the forwarding of a notice to Grantor after the occurrence of an Event of Default advising Grantor of the revocation of Grantor’s license to collect such Revenues, shall be sufficient action by Agent to (i) perfect such lien on or security interest in or pledge of the Revenues, (ii) take possession thereof and (iii) entitle Agent to immediate and direct payment of the Revenues, for application as provided in this Instrument, all without the necessity of any further action by Agent, including, without limitation, any action to obtain possession of the Land, Improvements or any other portion of the Property.

1.09       Leases of the Property.

(a)          Except as permitted in the Credit Agreement, Grantor shall not enter into any Lease of all or any portion of the Property or amend, supplement or otherwise modify, or terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Lease of the Property, without the prior written consent of Agent. Grantor, at Agent’s request, shall furnish Agent with executed copies of all Leases hereafter made of all or any part of the Property. Upon Agent’s written request, Grantor shall make a separate and distinct assignment to Agent, as additional security, of all Leases hereafter made of all or any part of the Property.

(b)          There shall be no merger of the leasehold estates created by the Leases with the fee estate of the Property without the prior written consent of Agent. Agent may at any time and from time to time by specific written instrument intended for the purpose, unilaterally subordinate the lien of this Instrument to any Lease, without joinder or consent of, or notice to, Grantor, any tenant or any other Person, and notice is hereby given to each tenant under a Lease of such right to subordinate. No such subordination shall constitute a subordination to any lien or other encumbrance, whenever arising, or improve the right of any junior lienholder. Nothing herein shall be construed as subordinating this Instrument to any Lease.

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(c)          Grantor hereby appoints Agent its attorney-in-fact, coupled with an interest, empowering Agent to subordinate this Instrument to any Leases.

1.10       Security Agreement.

(a)          Insofar as the machinery, apparatus, equipment, fittings, fixtures, building supplies and materials, general intangibles and articles of personal property either referred to or described in this Instrument, or in any way connected with the use and enjoyment of the Property is concerned, Grantor grants unto Agent a security interest therein and this Instrument is hereby made and declared to be a security agreement, encumbering each and every item of personal property (the “Personal Property”) included herein in compliance with the provisions of the Uniform Commercial Code as enacted in the applicable jurisdiction as set forth in Section 3.04 below (the “UCC”). Any notification required by the UCC shall be deemed reasonably and properly given if sent in accordance with the notice provisions of this Instrument at least ten (10) days before any sale or other disposition of the Personal Property. Disposition of the Personal Property shall be deemed commercially reasonable if made pursuant to a public sale advertised at least twice in a newspaper of general circulation in the community where the Property is located, or if advertised as part of a foreclosure of the Property. It shall be deemed commercially reasonable for the Agent to dispose of the Personal Property without giving any warranties as to the Personal Property and specifically disclaiming all disposition warranties. A financing statement or statements, affecting all of said personal property aforementioned, shall be appropriately filed. The remedies for any violation of the covenants, terms and conditions of the security agreement herein contained shall be (i) as prescribed herein with respect to the Property, or (ii) as prescribed by general law, or (iii) as prescribed by the specific statutory consequences now or hereafter enacted and specified in said UCC, all at Agent’s sole election. Grantor and Agent agree that the filing of such financing statement(s) in the records normally having to do with personal property shall never be construed as in any way derogating from or impairing this declaration and hereby stated intention of Grantor and Agent that everything used in connection with the production of income from the Property and/or adapted for use therein and/or which is described or reflected in this Instrument is to the full extent provided by law, and at all times and for all purposes and in all proceedings both legal or equitable shall be, regarded as part of the real estate irrespective of whether (i) any such item is physically attached to the Improvements, (ii) serial numbers are used for the better identification of certain items capable of being thus identified in a recital contained herein, or (iii) any such item is referred to or reflected in any such financing statement(s) so filed at any time. Similarly, the mention in any such financing statement(s) of the rights in and to (1) the proceeds of any fire and/or hazard insurance policy, or (2) any award in eminent domain proceedings for a taking or for loss of value, or (3) Grantor’s interest as lessor in any present or future lease or rights to income growing out of the use and/or occupancy of the Property, whether pursuant to lease or otherwise, shall never be construed as in any way altering any of the rights of Agent as determined by this Instrument or impugning the priority of Agent’s lien granted hereby or by any other recorded document, but such mention in such financing statement(s) is declared to be for the protection of Agent in the event any court shall at any time hold with respect to the foregoing (1), (2) or (3), that notice of Agent’s priority of interest to be effective against a particular class of persons, must be filed in the UCC records.

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(b)          Grantor warrants that (i) Grantor’s (that is, “Debtor’s”) correct legal name (including, without limitation, punctuation and spacing) indicated on the public record of Grantor’s jurisdiction of organization, identity or corporate structure, residence or chief executive office and jurisdiction of organization are as set forth in Subsection 1.10(d) hereof; (ii) Grantor has been using or operating under said name, identity or corporate structure without change for the time period set forth in Subsection 1.10(d) hereof, and (iii) the location of the Personal Property secured by this Instrument is upon the Land. Grantor covenants and agrees that Grantor shall not change any of the matters addressed by clauses (i) or (iii) of this Subsection 1.10(b) unless it has given Agent thirty (30) days prior written notice of any such change and has executed or authorized at the request of Agent, such additional financing statements or other instruments to be filed in such jurisdictions as Agent may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.

(c)          [Intentionally Omitted.]

(d)          The information contained in this Subsection 1.10(d) is provided in order that this Instrument shall comply with the requirements of the Uniform Commercial Code, as enacted in the State of Georgia, for instruments to be filed as financing statements. The names of the “Debtor” and the “Secured Party”, the identity or corporate structure, jurisdiction of organization, organizational number, federal tax identification number, and residence or chief executive office of “Debtor”, and the time period for which “Debtor” has been using or operating under said name and identity or corporate structure without change, are as set forth in Schedule 1 of Exhibit “C” attached hereto and by this reference made a part hereof; the mailing address of the “Secured Party” from which information concerning the security interest may be obtained, and the mailing address of “Debtor”, are as set forth in Schedule 2 of Exhibit “C” attached hereto; and a statement indicating the types, or describing the items, of Personal Property secured by this Instrument is set forth hereinabove.

(e)          Exhibit “C” correctly sets forth all names and tradenames that Grantor has used within the last five years, and also correctly sets forth the locations of all of the chief executive offices of Grantor over the last five years.

(f)          The Grantor hereby covenants and agrees that:

(1)         Grantor shall not merge or consolidate into, or transfer any of the Property to, any other person or entity except as permitted under the Credit Agreement.

(2)         Grantor shall, at any time and from time to time, take such steps as Agent may reasonably request for Agent (A) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Property, stating that the bailee holds possession of such Property on behalf of Agent, (B) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights, or electronic chattel paper (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (C) otherwise to insure the continued perfection and priority of the Agent’s security interest in any of the Property and of the preservation of its rights therein. If Grantor shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) with respect to the Property or any portion thereof, Grantor shall promptly notify Agent thereof in writing, providing a reasonable description and summary thereof, and shall execute a supplement to this Instrument in form and substance acceptable to Agent granting a security interest in such commercial tort claim to Agent.

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(3)         Grantor hereby authorizes Agent, its counsel or its representative, at any time and from time to time, to file financing statements, amendments and continuations that describe or relate to the Property or any portion thereof in such jurisdictions as Agent may deem necessary or desirable in order to perfect the security interests granted by Grantor under this Instrument or any other Loan Document, and such financing statements may contain, among other items as Agent may deem advisable to include therein, the federal tax identification number of Grantor.

(4)         Grantor shall not license, lease, sell or otherwise transfer any of the general intangibles to any third party during the term of this Instrument and the Credit Agreement without the prior written consent of the Agent (which consent may be withheld in the Agent’s sole discretion); and the Grantor will continue to use all trademarks, service marks and trade names in a consistent manner and shall take all steps necessary to properly maintain any formal registrations on the general intangibles, and to defend and enforce them, for the term of this Instrument and the Credit Agreement.

1.11       Further Assurances; After-Acquired Property. At any time and from time to time, upon request by Agent, Grantor will make, execute and deliver or cause to be made, executed and delivered, to Agent and, where appropriate, cause to be recorded and/or filed and from time to time thereafter to be rerecorded and/or refiled at such time and in such offices and places as shall be deemed desirable by Agent, any and all such other and further mortgages, deeds of trust, deeds to secure debt, security agreements, financing statements, notice filings, continuation statements, instruments of further assurance, certificates and other documents as may, in the opinion of Agent, be necessary or desirable in order to effectuate, complete, or perfect, or to continue and preserve (a) the obligation of Grantor under the Guaranty, this Instrument or of Borrower and/or any other Person under the Credit Agreement and the other Loan Documents and the Hedge Documents and (b) this Instrument as a first and prior lien upon and security interest in and to all of the Property, whether now owned or hereafter acquired by Grantor, in each case, at no additional cost to Grantor (other than de minimis fees), and so long as such further acts do not increase the obligations of Grantor or diminish the rights of Grantor under the Loan Documents. Upon any failure by Grantor so to do, Agent may make, execute, record, file, re-record and/or refile any and all such mortgages, deeds to secure debt, deeds of trust, security agreements, financing statements, continuation statements, instruments, certificates, and documents for and in the name of Grantor and Grantor hereby irrevocably appoints Agent the agent and attorney-in-fact of Grantor so to do. The lien hereof will automatically attach, without further act, to all after acquired property attached to and/or used in the operation of the Property or any part thereof.

1.12       Expenses. Grantor will pay or reimburse Agent, upon demand therefor, for all reasonable attorney’s fees, costs and expenses incurred by Agent in any suit, action, legal proceeding or dispute of any kind (excluding, however, those wherein Grantor and Agent are adversaries with each other and Grantor prevails therein) in which Lenders, Agent, or the holders of the Hedge Obligations is made a party or appears as party plaintiff or defendant, affecting or arising in connection with the Secured Debt secured hereby, this Instrument or the interest created herein, or the Property, including, but not limited to, the exercise of the power of sale contained in this Instrument, any condemnation action involving the Property or any action to protect the security hereof; and any such amounts paid by Lenders, Agent or the holders of the Hedge Obligations shall be added to the Secured Debt secured by the lien of this Instrument.

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1.13       Subrogation. Agent shall be subrogated to the claims and liens of all parties whose claims or liens are discharged or paid with the proceeds of the Secured Debt secured hereby.

1.14       Limit of Validity. If from any circumstances whatsoever fulfillment of any provision of this Instrument, the Guaranty, the Credit Agreement, the Note, any other Loan Document or any Hedge Document, at the time performance of such provision shall be due, shall be subject to the defense of usury or otherwise transcend or violate applicable law concerning interest or other charges, then ipso facto the obligation to be fulfilled shall be reduced to the limit, so that in no event shall any exaction be possible under this Instrument, the Guaranty, the Note, the Credit Agreement, any other Loan Document or any Hedge Document be subject to the defense of usury or otherwise transcend or violate applicable law concerning interest or other charges that is in excess of the current limit, but such obligation shall be fulfilled to the maximum limit permitted. The provisions of this Section 1.14 shall control every other provision of this Instrument, the Guaranty, the Note, the Credit Agreement, any other Loan Document or any Hedge Document.

1.15       Conveyance of Property. Grantor hereby acknowledges to Agent that (a) the identity and expertise of Grantor was and continues to be a material circumstance upon which Agent has relied in connection with, and which constitute valuable consideration to Agent for, the extending to the Borrower of the loans and other extensions of credit evidenced by the Note and Credit Agreement, and (b) any change in such identity or expertise could materially impair or jeopardize the security for the payment of the Secured Debt granted to Agent by this Instrument. Grantor therefore covenants and agrees with Agent, as part of the consideration for the extending to the Borrower of the loans evidenced by the Note, that Grantor shall not convey, transfer, assign, further encumber or pledge any or all of its interest in the Property except as permitted under the Credit Agreement.

ARTICLE 2

2.01       Events of Default. The terms “Default” and “Event of Default” as used herein shall have the following meanings:

“Default” shall mean any event which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

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“Event of Default” shall mean (a) an Event of Default under the Credit Agreement or any other Loan Document, or (b) any default in the performance of any obligations of Grantor hereunder which is not cured within any applicable grace and/or cure period, if any, provided in the Credit Agreement (it being acknowledged by Grantor that no such cure period is provided with respect to any default (i) under Section 1.05, (ii) under Section 1.08, (iii) under Section 1.15, or (iv) excluded from any provision for a grace period or cure of defaults contained in the Credit Agreement, or any other agreement evidencing or securing the Secured Debt), or (c) any amendment to or termination of a financing statement naming Grantor as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by, or caused by, or at the instance of Grantor or by, or caused by, or at the instance of any principal, member, general partner or officer of Grantor (collectively, “Grantor Party”) without the prior written consent of Agent, or (d) any amendment to or termination of a financing statement naming Grantor as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than a Grantor Party or Agent or Agent’s counsel without the prior written consent of Agent and Grantor fails to use its best efforts to cause the effect of such filing to be completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Grantor thereof.

2.02       Acceleration of Maturity. If an Event of Default shall have occurred and be continuing, then the entire Secured Debt secured hereby shall, at the option of Agent and as permitted by the terms of the Credit Agreement, immediately become due and payable without notice or demand except as required by law, time being of the essence of this Instrument.

2.03       Right to Enter and Take Possession.

(a)          If an Event of Default shall have occurred and be continuing, Grantor, upon demand of Agent, shall forthwith surrender to Agent the actual possession of the Property, and if and to the extent permitted by law, Agent itself, or by such officers or agents as it may appoint, may enter and take possession of all the Property (or such portion or portions as Agent may select) without the appointment of a receiver, or an application therefor, and may exclude Grantor and its agents and employees wholly therefrom, and may have joint access with Grantor to the books, papers and accounts of Grantor.

(b)          If Grantor shall for any reason fail to surrender or deliver the Property or any part thereof after such demand by Agent, Agent may obtain a judgment or decree conferring upon Agent the right to immediate possession or requiring Grantor to deliver immediate possession of the Property to Agent. Grantor will pay to Agent, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Agent, its attorneys and agents; and all such expenses and compensation shall, until paid, be deemed a part of the Secured Debt.

(c)          Upon every such entering upon or taking of possession, Agent may hold, store, use, operate, manage and control the Property and conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional fixtures, personalty and other property; (ii) insure or keep the Property insured; (iii) lease, manage and operate the Property and exercise all the rights and powers of Grantor to the same extent as Grantor could in its own name or otherwise with respect to the same; and (iv) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Agent, all as Agent from time to time may determine to be in its best interest. Agent may collect and receive all the rents, issues, profits and revenues from the Property, including those past due as well as those accruing thereafter, and, after deducting (1) all expenses of taking, holding, managing and operating the Property (including compensation for the services of all persons employed for such purposes); (2) the cost of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions; (3) the cost of such insurance; (4) such taxes, assessments and other similar charges as Agent may at its option pay; (5) other proper charges upon the Property or any part thereof; and (6) the reasonable compensation, expenses and disbursements of the attorneys and agents of Agent, Agent shall apply the remainder of the monies and proceeds so received by Agent in accordance with the Credit Agreement. Agent shall have no obligation to discharge any duties of a landlord to any tenant or to incur any liability as a result of any exercise by Agent of any rights under this Instrument or otherwise. Agent shall not be liable for any failure to collect rents, issues, profits and revenues from the Property, nor shall Agent be liable to account for any such rents, issues, profits or revenues unless actually received by Agent.

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(d)          Whenever all that is due upon the Secured Debt and under any of the terms, covenants, conditions and agreements of this Instrument shall have been paid, the Lenders have no obligation to make further Loans and the Issuing Lender has no further obligation to issue Letters of Credit, all Letters of Credit have terminated, and all Events of Default cured, Agent shall surrender possession of the Property to Grantor, its successors or assigns. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.

2.04       Performance by Agent. If there shall be an Event of Default in the payment, performance or observance of any term, covenant or condition of this Instrument, Agent may, so long as such Event of Default continues, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Agent in connection therewith, shall be secured hereby and shall be, upon demand, repaid by Grantor to Agent with interest thereon at the Default Rate within five (5) Business Days of demand. Agent shall be the sole judge of the necessity for any such actions and of the amounts to be paid. Agent is hereby empowered to enter and to authorize others to enter upon the Land or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without thereby becoming liable to Grantor or any person in possession holding under Grantor.

2.05       Receiver. If an Event of Default shall have occurred and be continuing, to the extent permitted by law, Agent, upon application to a court of competent jurisdiction, shall be entitled as a matter of strict right without regard to the occupancy or value of any security for the Secured Debt secured hereby or the solvency of any party bound for its payment, to the appointment of a receiver to take possession of and to operate the Property (or such portion or portions as Agent may select) and to collect and apply the rents, issues, profits and revenues thereof. The receiver shall have all of the rights and powers permitted under the laws of the State of Georgia. Grantor will pay to Agent upon demand all reasonable expenses, including receiver’s fees, attorney’s fees, costs and agent’s compensation, incurred pursuant to the provisions of this Section 2.05, and all such expenses shall be secured by this Instrument.

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2.06       Enforcement.

(a)          Power of Sale. Upon the occurrence and during the continuance of an Event of Default, Agent, at its option, may sell, and is hereby authorized and empowered to sell the Property or any part of the Property at one or more public sale or sales conducted at the time and place and in the usual manner of the sheriff’s sales in the county in which the Land or any part of the Land is situated, to the highest bidder for cash, in order to pay the indebtedness secured hereby, and all expenses of sale and of all proceedings in connection therewith, including reasonable attorney’s fees, in bar of the right and equity of redemption, homestead and all other rights and exemptions of every kind, if any (including, without limitation, all rights under any appraisement, valuation, stay or extension laws and all rights to have the Property marshaled upon foreclosure hereof), which may now or hereafter exist, all of which are hereby expressly waived by Grantor, after first advertising the time, place and terms of sale once a week for four (4) weeks immediately preceding such sale (but without regard to the number of days) in a newspaper in which sheriff’s sales are advertised in said county, all other notice being hereby waived by Grantor. At any such public sale, Agent may execute and deliver to the purchaser a conveyance of the Property or any part of the Property in fee simple, with full warranties of title, and to this end Grantor hereby constitutes and appoints Agent the agent and attorney-in-fact of Grantor to make such sale and conveyance, and thereby to divest Grantor of all right, title and equity that Grantor may have in and to the Property and to vest the same in the purchaser or purchasers at such sale or sales, and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed, and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon Grantor. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, are granted as cumulative of the other remedies provided hereby or by law for the collection of the indebtedness secured hereby, and shall not be exhausted by one exercise thereof but may be exercised until full payment of all of the indebtedness secured hereby. In the event of any sale under this Instrument by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Property may be sold as an entirety or in separate parcels and in such manner or order as Agent in its discretion may elect, and if Agent so elects, Agent may sell the personal property covered by this Instrument concurrently with the real property covered hereby or at one or more separate sales in any manner permitted by any applicable Uniform Commercial Code, and one or more exercises of the powers herein granted shall not extinguish nor exhaust such powers, until the entire Property are sold or the indebtedness secured hereby is paid in full. Agent may, at its option, sell the Property subject to the rights of any tenants, licenses, or lessees of the Property, and the failure to make any such tenants or licensees parties to any foreclosure proceedings and to foreclose their rights will not be asserted by Grantor to be a defense to any proceedings instituted by Agent to collect the indebtedness secured hereby. If the indebtedness secured hereby is now or hereafter further secured by any chattel mortgages, pledges, contracts of guaranty, assignments of lease or other security instruments, Agent may at its option exhaust the remedies granted under any of said security either concurrently or independently, and in such order as Agent may determine in its discretion. Upon any foreclosure sale, Agent may bid for and purchase the Property and shall be entitled to apply all or any part of the indebtedness secured hereby as a credit to the purchase price. In the event of any such foreclosure sale by Agent, Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over. Agent may proceed to enforce any right, power or remedy of foreclosure under this Instrument upon the occurrence and continuation of an Event of Default and without any requirement or condition that a judgment against Grantor or Borrower be obtained. In case Agent shall have proceeded to enforce any right, power or remedy under this Instrument by foreclosure, entry or otherwise or in the event Agent commences advertising of the intended exercise of the sale under power provided hereunder, and such proceeding or advertisement shall have been withdrawn, discontinued or abandoned for any reason, then in every such case (i) Grantor and Agent shall be restored to their former positions and rights, (ii) all rights, powers and remedies of Agent shall continue as if no such proceeding had been taken, (iii) each and every Event of Default declared or occurring prior or subsequent to such withdrawal, discontinuance or abandonment shall be deemed to be a continuing Event of Default, and (iv) neither this Instrument, nor the Note, nor the indebtedness secured hereby, nor any other Loan Document shall be or shall be deemed to have been reinstated or otherwise affected by such withdrawal, discontinuance or abandonment; and Grantor hereby expressly waives the benefit of any statute or rule of law now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with this sentence.

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(b)          If an Event of Default shall have occurred and be continuing, Agent may, in addition to and not in abrogation of the rights covered under subparagraph (a) of this Section 2.06, either with or without entry or taking possession as herein provided or otherwise, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to enforce payment of the Secured Debt or the performance of any term, covenant, condition or agreement of this Instrument or any other right, and (ii) to pursue any other remedy available to it, all as Agent shall determine most effectual for such purposes.

(c)          Grantor hereby expressly waives any and all benefits Grantor may have under O.C.G.A. § 44-14-85 to claim or assert that the indebtedness has been reinstated in accordance with its terms following the withdrawal of any foreclosure proceedings by Grantee, and acknowledges and agrees that reinstatement shall occur only upon the written agreement of Grantee.

2.07       Purchase by Agent. Upon any foreclosure sale, Agent, on behalf of the Lenders and the holders of the Hedge Obligations, may bid for and purchase the Property and shall be entitled to apply all or any part of the Secured Debt secured hereby as a credit to the purchase price. Agent shall be permitted to assign its credit bid to any third party.

2.08       Application of Proceeds of Sale. The proceeds received by Agent as a result of the foreclosure sale of the Property or the exercise of any other rights or remedies hereunder shall be applied in the manner provided for in the Credit Agreement.

2.09       Grantor as Tenant Holding Over. In the event of any such foreclosure sale by Agent, Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over.

2.10       Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Grantor agrees, to the full extent permitted by law, that in case of an Event of Default, neither Grantor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead, exemption or redemption laws now or hereafter in force, and Grantor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprised in the security intended to be created hereby marshaled upon any foreclosure of the lien hereof.

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2.11       Waiver of Homestead. Grantor hereby waives and renounces all homestead and exemption rights provided for by the Constitution and the laws of the United States and of any state, in and to the Property as against the collection of the Secured Debt, or any part hereof.

2.12       Leases; Licensees. Agent, at its option, is authorized to foreclose this Instrument subject to the rights of any tenants, lessees and licensees of the Property, and the failure to make any such tenants, lessees or licensees parties to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted by Grantor to be a defense to any proceedings instituted by Agent to collect the sums secured hereby.

2.13       Discontinuance of Proceedings and Restoration of the Parties. In case Agent shall have proceeded to enforce any right, power or remedy under this Instrument by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to Agent, then and in every such case Grantor and Agent shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Agent shall continue as if no such proceeding had been taken.

2.14       Remedies Cumulative. No right, power or remedy conferred upon or reserved to Agent by this Instrument is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and may be exercised against Grantor as Agent may select and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

2.15       Waiver.

(a)          No delay or omission of Agent, any Lender or any holder of the Hedge Obligations to exercise any right, power or remedy accruing upon any Default or Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Default or Event of Default, or acquiescence therein; and every right, power and remedy given by this Instrument to Agent may be exercised from time to time and as often as may be deemed expedient by Agent. No consent or waiver, expressed or implied, by Agent to or of any Default or Event of Default by Grantor in the performance of the obligations thereof hereunder shall be deemed or construed to be a consent or waiver to or of any other Default or Event of Default in the performance of the same or any other obligations of Grantor hereunder. Failure on the part of Agent, the Lenders or any holder of the Hedge Obligations to complain of any act or failure to act or to declare a Default or Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Agent, any Lender or any holder of the Hedge Obligations of its rights hereunder or impair any rights, powers or remedies consequent on any Default or Event of Default by Grantor.

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(b)          If Lenders or Agent on behalf of the Lenders, or any holder of the Hedge Obligations, (i) grant forbearance or an extension of time for the payment of any sums secured hereby; (ii) take other or additional security for the payment of any sums secured hereby; (iii) waive or do not exercise any right granted herein or in the Note, the Credit Agreement, any other Loan Document or any Hedge Document; (iv) release any part of the Property from the lien of this Instrument or otherwise change any of the terms, covenants, conditions or agreements of the Note, this Instrument, any other Loan Document, or any Hedge Document; (v) consent to the filing of any map, plat or replat affecting the Property; (vi) consent to the granting of any easement or other right affecting the Property; or (vii) make or consent to any agreement subordinating the lien hereof, any such act or omission shall not release, discharge, modify, change or affect the original liability under the Note, the Credit Agreement, the Guaranty, this Instrument or any other obligation of Grantor, or any subsequent purchaser of the Property or any part thereof, or any maker, co-signer, endorser, surety or guarantor; nor shall any such act or omission preclude Agent from exercising any right, power or privilege herein granted or intended to be granted in the event of any Default or Event of Default then made or of any subsequent Default or Event of Default; nor, except as otherwise expressly provided in an instrument or instruments executed by Agent, shall the lien of this Instrument be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Property, Agent, without notice, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Property or the Secured Debt secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

2.16       Suits to Protect the Property. Agent shall have power (a) to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Property by any acts which may be unlawful or in violation of this Instrument, (b) to preserve or protect its interest in the Property and in the rents, issues, profits and revenues arising therefrom, and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or be prejudicial to the interest of Lenders or the holders of the Hedge Obligations.

2.17       Agent May File Proofs of Claim. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Grantor, its creditors or its property, Agent, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Agent, Lenders or the holders of the Hedge Obligations allowed in such proceedings for the entire amount due and payable by Grantor under this Instrument at the date of the institution of such proceedings and for any additional amount which may become due and payable by Grantor hereunder after such date.

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2.18       WAIVER OF GRANTOR’S RIGHTS. BY EXECUTION OF THIS INSTRUMENT, GRANTOR EXPRESSLY: (A) ACKNOWLEDGES THE RIGHT OF AGENT AND/OR THE LENDERS AND/OR THE HOLDERS OF THE HEDGE OBLIGATIONS TO ACCELERATE THE SECURED DEBT AND, TO THE EXTENT PERMITTED BY LAW, THE POWER OF AGENT TO SELL THE PROPERTY BY NONJUDICIAL FORECLOSURE UPON AN EVENT OF DEFAULT BY GRANTOR WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE OTHER THAN SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISIONS OF THIS INSTRUMENT OR BY LAW; (B) TO THE FULL EXTENT PERMITTED BY LAW, WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES (INCLUDING, WITHOUT LIMITATION, THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY AGENT OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO AGENT, EXCEPT SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE PROVIDED IN THIS INSTRUMENT OR BY APPLICABLE LAW; (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS INSTRUMENT AND THE OTHER LOAN DOCUMENTS AND ANY AND ALL QUESTIONS REGARDING THE LEGAL EFFECT OF THIS INSTRUMENT AND THE OTHER LOAN DOCUMENTS AND THEIR PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR AND GRANTOR HAS CONSULTED WITH COUNSEL OF GRANTOR’S CHOICE PRIOR TO EXECUTING THIS INSTRUMENT; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAVE BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED FOR LOAN TRANSACTION.

2.19       Claims Against Agent, Lenders and Holders of Hedge Obligations. No action at law or in equity shall be commenced, or allegation made, or defense raised, by Grantor against Agent, the Lenders or any holder of the Hedge Obligations for any claim under or related to this Instrument, the Note, the Credit Agreement, the Guaranty or any other instrument, document, transfer, conveyance, assignment or loan agreement given by Grantor with respect to the Secured Debt secured hereby, or related to the conduct of the parties thereunder, unless written notice of such claim, expressly setting forth the particulars of the claim alleged by Grantor, shall have been given to Agent within sixty (60) days from and after the initial awareness of Grantor of the event, omission or circumstances forming the basis of Grantor for such claim. Any failure by Grantor to timely provide such written notice to Agent shall constitute a waiver by Grantor of such claim.

2.20       Indemnification; Subrogation; Waiver of Offset.

(a)          Grantor shall indemnify, defend and hold the Agent, the Lenders and the holders of the Hedge Obligations (the “Indemnified Parties”) harmless for, from and against any and all liability, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses (including Agent’s reasonable attorneys’ fees, together with reasonable appellate counsel fees, if any) of whatever kind or nature which may be asserted against, imposed on or incurred by any Indemnified Party in connection with the Secured Debt, this Instrument, the Property, or any part thereof, or the exercise by Agent of any rights or remedies granted to it under this Instrument; provided, however, that nothing herein shall be construed to obligate Grantor to indemnify, defend and hold harmless any Indemnified Party for, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses asserted against, imposed on or incurred by such Indemnified Party by reason of such Person’s willful misconduct or gross negligence if a judgment is entered against such Indemnified Party by a court of competent jurisdiction after the expiration of all applicable appeal periods.

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(b)          If an Indemnified Party is made a party defendant to any litigation or any claim is threatened or brought against an Indemnified Party concerning the Secured Debt, this Instrument, the Property, or any part thereof, or any interest therein, or the construction, maintenance, operation or occupancy or use thereof, then Grantor shall indemnify, defend and hold such Person harmless for, from and against all liability by reason of said litigation or claims, including reasonable attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses incurred by such Person in any such litigation or claim, whether or not any such litigation or claim is prosecuted to judgment; provided, however, that nothing in this Section 2.20(b) shall be construed to obligate Grantor to indemnify, defend and hold harmless an Indemnified Party for, from and against any and all liabilities or claims imposed on or incurred by such Person by reason of such Person’s willful misconduct or gross negligence if a judgment is entered against such Person by a court of competent jurisdiction after expiration of all applicable appeal periods. If Agent commences an action against Grantor to enforce any of the terms hereof or to prosecute any breach by Grantor of any of the terms hereof or to recover any sum secured hereby, Grantor shall pay to Agent its reasonable attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses. In the event the Secured Debt, or any part thereof, are collected by or through an attorney at law, Grantor agrees to pay all costs of collection, including, but not limited to, reasonably attorney’s fees. The right to such attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses shall be deemed to have accrued on the commencement of such action, and shall be enforceable whether or not such action is prosecuted to judgment. If Grantor breaches any term of this Instrument, Agent may engage the services of an attorney or attorneys to protect its rights hereunder, and in the event of such engagement following any breach by Grantor, Grantor shall pay Agent reasonable attorneys’ fees (together with reasonable appellate counsel fees, if any) and expenses incurred by Agent, whether or not an action is actually commenced against Grantor by reason of such breach. All references to “attorneys” in this Subsection and elsewhere in this Instrument shall include without limitation any attorney or law firm engaged by Agent and Agent’s in-house counsel, and all references to “fees and expenses” in this Subsection and elsewhere in this Instrument shall include without limitation any fees of such attorney or law firm and any allocation charges and allocation costs of Agent’s in-house counsel.

(c)          A waiver of subrogation shall be obtained by Grantor from its insurance carrier and, consequently, Grantor waives any and all right to claim or recover against Indemnified Parties and each of their respective officers, employees, agents and representatives, for loss of or damage to Grantor, the Property, Grantor’s property or the property of others under Grantor’s control from any cause insured against or required to be insured against by the provisions of this Instrument.

(d)          ALL SUMS PAYABLE BY GRANTOR HEREUNDER SHALL BE PAID WITHOUT NOTICE (EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN), DEMAND, COUNTERCLAIM, SETOFF, DEDUCTION OR DEFENSE AND WITHOUT ABATEMENT, SUSPENSION, DEFERMENT, DIMINUTION OR REDUCTION, AND THE SECURED DEBT AND LIABILITIES OF GRANTOR HEREUNDER SHALL IN NO WAY BE RELEASED, DISCHARGED OR OTHERWISE AFFECTED BY REASON OF: (I) ANY DAMAGE TO OR DESTRUCTION OF OR ANY CONDEMNATION OR SIMILAR TAKING OF THE PROPERTY OR ANY PART THEREOF; (II) ANY RESTRICTION OR PREVENTION OF OR INTERFERENCE WITH ANY USE OF THE PROPERTY OR ANY PART THEREOF; (III) ANY TITLE DEFECT OR ENCUMBRANCE OR ANY EVICTION FROM THE LAND OR THE IMPROVEMENTS ON THE LAND OR ANY PART THEREOF BY TITLE PARAMOUNT OR OTHERWISE; (IV) ANY BANKRUPTCY, INSOLVENCY, REORGANIZATION, COMPOSITION, ADJUSTMENT, DISSOLUTION, LIQUIDATION, OR OTHER LIKE PROCEEDING RELATING TO AN INDEMNIFIED PARTY OR ANY ACTION TAKEN WITH RESPECT TO THIS INSTRUMENT BY AGENT OR BY ANY RECEIVER OF AGENT, OR BY ANY COURT, IN SUCH PROCEEDING; (V) ANY CLAIM WHICH GRANTOR HAS, OR MIGHT HAVE, AGAINST AN INDEMNIFIED PARTY; (VI) ANY DEFAULT OR FAILURE ON THE PART OF AN INDEMNIFIED PARTY TO PERFORM OR COMPLY WITH ANY OF THE TERMS HEREOF OR OF ANY OTHER AGREEMENT WITH GRANTOR; OR (VII) ANY OTHER OCCURRENCE WHATSOEVER, WHETHER SIMILAR OR DISSIMILAR TO THE FOREGOING, WHETHER OR NOT GRANTOR SHALL HAVE NOTICE OR KNOWLEDGE OF ANY OF THE FOREGOING. GRANTOR WAIVES ALL RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE TO ANY ABATEMENT, SUSPENSION, DEFERMENT, DIMINUTION, OR REDUCTION OF ANY SUM SECURED HEREBY AND PAYABLE BY GRANTOR.

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2.21       Revolving Credit/Future Advance. This Instrument secures Secured Debt which may provide for a variable rate of interest as well as revolving credit advances and other future advances, whether such advances are obligatory or otherwise. Advances under the Note are subject to the terms and provisions of the Credit Agreement. Grantor acknowledges that the Secured Debt may increase or decrease from time to time and that if the outstanding balance of the Secured Debt is ever repaid to zero the security title and security interest created by this Instrument shall not be deemed released or extinguished by operation of law or implied intent of the parties. This Instrument shall remain in full force and effect as to any further advances under the Credit Agreement made after any such zero balance until the Secured Debt is paid in full, all agreements to make further advances or issue further Letters of Credit have been terminated and this Instrument has been canceled of record. Grantor waives the operation of any applicable statutes, case law or regulation having a contrary effect.

ARTICLE 3

3.01       Successors and Assigns. This Instrument shall inure to the benefit of and be binding upon Grantor and Agent and their respective heirs, executors, legal representatives, successors and assigns. Whenever a reference is made in this Instrument to Grantor or Agent such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of Grantor or Agent.

3.02       Terminology. All personal pronouns used in this Instrument whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Titles and Articles are for convenience only and neither limit nor amplify the provisions of this Instrument itself, and all references herein to Articles, Sections or subsections thereof, shall refer to the corresponding Articles, Sections or subsections thereof, of this Instrument unless specific reference is made to such Articles, Sections or subsections thereof of another document or instrument.

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3.03       Severability. If any provision of this Instrument or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Instrument and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.04       Applicable Law. This Instrument will be governed by the substantive laws of the State of Georgia, without giving effect to its principles of choice of law or conflicts of law (except with respect to choice of law or conflicts of law provisions of its Uniform Commercial Code), and the laws of the United States applicable to transactions in the State of Georgia. Should any obligation or remedy under this Instrument be invalid or unenforceable pursuant to the laws provided herein to govern, the laws of any other state referred to herein or of another state whose laws can validate and apply thereto shall govern.

3.05       Notices. Except as otherwise provided herein, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered if given and delivered as provided in the Guaranty if given to Grantor or as provided in the Credit Agreement if given to Agent.

3.06       Conflict with Credit Agreement Provisions. Grantor hereby acknowledges and agrees that, in the event of any conflict between the terms hereof and the terms of the Credit Agreement, the terms of the Credit Agreement shall control; provided that if the Credit Agreement and this Instrument have a different standard or requirement for a representation, warranty, covenant or other obligation, the Grantor will be required to comply with the higher standard or more exacting requirement; further provided that the inclusion in this Instrument of terms and provisions, supplemental rights or remedies in favor of the Agent not addressed in the Credit Agreement shall not be deemed to be a conflict with the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

3.07       Assignment. This Instrument is assignable by Agent and any assignment hereof by Agent shall operate to vest in the assignee all rights and powers herein conferred upon and granted to Agent.

3.08       Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Grantor under this Instrument, and any and all other instruments now or hereafter evidencing, securing or otherwise relating to the Secured Debt.

3.09       Credit Agreement. Notwithstanding anything contained herein to the contrary, Grantor agrees to be bound to all of the terms and conditions of the Credit Agreement that (i) apply to the Property or Grantor, including without limitation, Section 7.7 and 7.13 of the Credit Agreement relating to insurance, casualty and condemnation and leases, and (ii) relate to grace and/or notice and cure periods, notices of default and acceleration of the Secured Debt, including without limitation, Sections 12.1 and 12.2 of the Credit Agreement. Additionally, Grantor does hereby unconditionally make, warrant, represent, and reaffirm each and every warranty, covenant and representation set forth in the Credit Agreement concerning the Property as if the Property were Real Estate or a Mortgaged Property under the Credit Agreement.

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3.10       Grantor. Unless the context clearly indicates otherwise, as used in this Instrument, “Grantor” means the grantors named in recitals hereof or any of them. The obligations of Grantor hereunder, if more than one, shall be joint and several. If any Grantor, or any signatory who signs on behalf of any Grantor, is a corporation, partnership or other legal entity, Grantor and any such signatory, and the person or persons signing for it, represent and warrant to Agent that this Instrument is executed, acknowledged and delivered by Grantor’s duly authorized representatives.

3.11       Lien of This Instrument. The words “lien of this Instrument” or words of similar import in this Instrument shall mean the lien, security title and security interest hereby created and conveyed.

[CONTINUED ON NEXT PAGE]

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IN WITNESS WHEREOF, Grantor has executed this Instrument under seal as of the day and year first above written.

Signed, sealed and delivered	_______________________________,
in the presence of:	a _____________________________
By:________________________________
Name:______________________________
Unofficial Witness	Title:_______________________________

(SEAL)
Notary Public

Commission Expiration Date:

[Notarial Seal]

[Signature Page to Deed to Secure Debt]

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exhibit “a”

Legal Description

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EXHIBIT “B”

Permitted Encumbrances

Permitted Encumbrances are such matters as are shown on Schedule B to the marked Pro Forma Loan Policy (File No. ______________) issued by ___________________________ to Agent, and attached to that certain escrow letter dated on or near the date hereof from Agent’s counsel to _________________________________________.

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EXHIBIT “C”

Schedule 1

(Description of “Debtor” and “Secured Party”)

A.	Debtor:

_________________, a ________________, organized under the laws of ____________________________. Debtor has been using or operating under said name and identity or corporate structure without change since _____________________.

Names and Tradenames used within last five years:

Current mailing Address and Chief Executive Office:

________________

___________________

Organizational Number: ____________________________

Federal Tax Identification Number: ____________________

B.	Secured Party:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent.

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Schedule 2

(Notice Mailing Addresses of “Debtor” and “Secured Party”)

A.	The mailing address of Debtor is:

_________________________________

c/o Jernigan Capital Operating Company, LLC
6410 Poplar Avenue
Suite 650
Memphis, Tennessee 38119
Attn: John A. Good

B.	The mailing address of Secured Party is:

KeyBank National Association, as Agent
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attn: Real Estate Capital Services

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EXHIBIT k

FORM OF ASSIGNMENT OF LEASES AND RENTS

PREPARED BY AND AFTER

RECORDING, RETURN TO:

William F. Timmons, Esq.

Dentons US LLP

303 Peachtree Street N.E., Suite 5300

Atlanta, Georgia 30308

ASSIGNMENT OF LEASES AND RENTS

THIS ASSIGNMENT OF LEASES AND RENTS (this “Assignment”) is made as of ____________, 201__, by _____________________, a ________________________ (“Assignor”), having a mailing address of c/o Jernigan Capital Operating Company, LLC, 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119, Attn: John A. Good, to KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), having a mailing address of 4910 Tiedeman Road, 3rd Floor, Brooklyn, Ohio 44144, Attn: Real Estate Capital Services, with a copy to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44144, Attn: Sara Jo Smith, as Agent for itself and each other lender (collectively, the “Lenders”) which is or may hereafter become a party to that certain First Amended and Restated Credit Agreement, dated as of December 28, 2018, by and among Jernigan Capital Operating Company, LLC, a Delaware limited liability company (the “Borrower”), KeyBank, as Agent and the Lenders (as the same may be varied, amended, restated, renewed, consolidated, extended or otherwise supplemented from time to time, the “Credit Agreement”) (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”).

ASSIGNOR, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and AS ADDITIONAL SECURITY, does hereby presently, irrevocably and unconditionally GRANT, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER AND DELIVER to Agent, for the ratable benefit of the Lenders and the holders of the Hedge Obligations, as additional security, the entire lessor’s, landlord’s or licensor’s interest in and to all leases, subleases (to the full extent of Assignor’s right, title and interest therein), tenant contracts, rental agreements, license agreements, occupancy agreements or agreements of a similar nature, whether written or oral, now or hereafter affecting the Property (as defined in the Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents dated of even date herewith executed by Assignor to Agent, the Lenders and the holders of the Hedge Obligations (as the same may be varied, amended, restated, renewed, consolidated, extended or otherwise supplemented from time to time, the “Instrument”)), or any part thereof, which Property includes that certain lot or piece of land, more particularly described in Exhibit A attached hereto, together with all lease, security, damage or other deposits and all guarantees of the foregoing and letters of credit or other security relating to the performance or obligations of any tenants, lessees or licensees thereunder (all of the leases and other agreements and guarantees described above together with all present and future leases and present and future agreements and any amendment, modification, extension or renewal of the same are hereinafter collectively referred to as the “Leases”);

K-1

TOGETHER WITH all rents, income, issues, revenues and profits arising from the Leases and renewals thereof and together with all rents, income, issues and profits from the use, enjoyment and occupancy of the Property (including, but not limited to, minimum rents, additional rents, percentage rents, deficiency rents, security deposits and liquidated damages following default under any Leases, all proceeds payable under any policy of insurance, all of Assignor’s rights to recover monetary amounts from any lessee under the Leases in bankruptcy including, without limitation, rights of recovery for use and occupancy and damage claims arising out of defaults under the Leases, including rejection of a Lease, together with any sums of money that may now or at any time hereafter be or become due and payable to Assignor by virtue of any and all lease termination payments, royalties, overriding royalties, bonuses, delay rentals and any other amount of any kind or character arising under any and all present and future oil, gas and mining Leases covering the Property or any part thereof, and all rents under and as defined in the Leases) (all of the rights described above hereinafter collectively referred to as the “Rents”).

THIS ASSIGNMENT is made for the purposes of additionally securing the following described indebtedness (collectively the “Secured Debt”):

(a)          The debt evidenced by (i) those certain Revolving Credit Notes made by the Borrower in the aggregate principal face amount of _____________________ and No/100 Dollars ($_____________________) to the order of the Lenders, each of which has been issued pursuant to the Credit Agreement and each of which is due and payable in full on or before December 28, 2021, as such date may be extended to December 28, 2023, and which evidence a revolving credit loan in the initial principal amount of up to $_____________________, and which may be increased up to Four Hundred Million and No/100 Dollars ($400,000,000.00) pursuant to Section 2.11 of the Credit Agreement, (ii) that certain Swing Loan Note made by Borrower in the principal amount of _____________________ and No/100 Dollars ($_____________________) to the order of KeyBank, which is due and payable in full on or before December 28, 2021, as such date may be extended to December 28, 2023, and (iii) each other note as may be issued under the Credit Agreement, including, without limitation, to reflect any increase of the revolving credit loan described herein, and which is due and payable on or before December 28, 2021, as such date may be extended to December 28, 2023, each as originally executed, or if varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated from time to time as so varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated (collectively, the “Note”);

(b)          The payment, performance and discharge of each and every obligation, covenant and agreement of Assignor contained herein or of Assignor contained in that certain First Amended and Restated Unconditional Guaranty of Payment and Performance by Assignor and others in favor of KeyBank, as Agent for itself and each other Lender, dated as of December 28, 2018 (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Guaranty”), of Borrower contained in the Credit Agreement, and of Assignor and Borrower in the other Loan Documents, including, without limitation, the obligation of Borrower to reimburse Issuing Lender for any draws under the Letters of Credit;

K-2

(c)          Any and all additional advances made by Agent or any Lender to protect or preserve the Property or the lien and security title hereof in and to the Property, or for taxes, assessments or insurance premiums as hereinafter provided (whether or not Assignor is the owner of the Property at the time of such advances);

(d)          Any and all other indebtedness, obligations and liabilities now or hereafter owing or to be performed by Borrower, Assignor or any other Guarantor to any Lender or Agent pursuant to the terms of the Credit Agreement or the other Loan Documents to which Borrower, Assignor or any other Guarantor are a party, whether now existing or hereafter arising or incurred, however evidenced or incurred, whether express or implied, direct or indirect, absolute or contingent, due or to become due, including, without limitation, all principal, interest, fees, expenses, yield maintenance amounts and indemnification amounts, and all renewals, modifications, consolidations, replacements and extensions thereof;

(e)          The full and prompt payment and performance by Borrower of each and all of the Hedge Obligations (as defined in the Credit Agreement); and

(f)          The Enforcement Costs (as defined in the Instrument).

Notwithstanding anything to the contrary contained herein, under no circumstances shall the “Secured Debt” as defined herein include any obligation that constitutes an Excluded Hedge Obligation of Assignor.

Assignor warrants to Agent that (a) Assignor is the sole owner of the entire lessor’s interest in the Leases and the Rents; (b) the Leases have not been altered, modified or amended in any manner whatsoever except as disclosed to Agent in writing and are valid, enforceable and in full force and effect; (c) neither the Leases nor the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated (other than pursuant to this Assignment and the Instrument); (d) none of the Rents have been collected for more than one (1) month in advance; (e) Assignor has full power and authority to execute and deliver this Assignment and the execution and delivery of this Assignment has been duly authorized and does not conflict with or constitute a default under any law, judicial order or other agreement affecting Assignor or the Property; and (f) there exist no offsets or defenses to the payment of any portion of the Rents.

Assignor covenants with Agent that Assignor (a) shall observe and perform all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to impair the value of the Leases as security for the Secured Debt; (b) shall enforce the performance and observance of the obligations of the other parties to the Leases to be performed thereunder; (c) will appear in and defend any action arising out of, or in any manner connected with, any of the Leases, or the obligations or liabilities of Assignor as the landlord, lessor or licensor thereof, or any tenant, lessee, licensee or any guarantor thereunder; (d) shall not collect any Rents more than one (1) month in advance; (e) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (other than the Instrument); (f) shall execute and deliver at the request of Agent all such further assurances, confirmations or assignments in connection with the Property as Agent shall from time to time reasonably require, in each case, at no additional cost to Assignor (other than de minimis fees), and so long as such further acts do not increase the obligations of Assignor or diminish the rights of Assignor under the Loan Documents; and (g) shall deliver to Agent executed copies of all Leases required to be delivered to Agent pursuant to the terms of the Credit Agreement.

K-3

THIS ASSIGNMENT is made on the following terms, covenants and conditions:

1.          Present Assignment. Assignor does hereby presently and unconditionally assign to Agent, Assignor’s right, title and interest in and to any and all Leases and Rents, it being intended by Assignor that this Assignment constitutes a present assignment and not an agreement to assign. Assignor agrees to execute and deliver to Agent such additional instruments, in form and substance satisfactory to Agent, as may hereinafter be requested by Agent to further evidence and confirm said assignment. Such assignment to Agent shall not be construed to bind Agent to the performance of any of the covenants, conditions, or provisions contained in any of the Leases or otherwise to impose any obligation upon Agent. Agent is hereby granted and assigned by Assignor the right to enter the Property for the purpose of enforcing its interest in the Leases and the Rents, this Assignment constituting a present and unconditional assignment of the Leases and Rents. Assignor shall authorize and direct, and does hereby authorize and direct, each and every present and future tenant, lessee and licensee under the Leases to pay all Rents directly to Agent upon receipt of written demand from Agent. It is the intent of Assignor and Agent hereunder that the Rents hereby absolutely assigned are no longer, during the term of this Assignment, property of Assignor or property of any estate of Assignor as defined by 11 U.S.C. § 541, and shall not constitute collateral, cash or otherwise, of Assignor. Notwithstanding the provisions of this Paragraph 1, so long as no Event of Default has occurred and is continuing, Assignor shall have the right to act as lessor under the Leases to the extent not prohibited by the Credit Agreement.

2.          License. Although this Assignment constitutes a present assignment of all Rents, so long as there shall exist no Event of Default under the Instrument or the Credit Agreement, Assignor shall have a license (revocable upon the occurrence and during the continuance of an Event of Default) to collect and receive the Rents as trustee for the benefit of Agent, and apply the Rents so collected to the Secured Debt, to the extent then due and payable, then to the payment of normal and customary operating expenses for the Property which are then due and payable, with the balance, so long as no Event of Default has occurred and is continuing, to the account of Assignor. Upon the occurrence and during the continuance of any Event of Default, the license granted in this Paragraph 2 shall automatically, without further act by Agent, cease and terminate, and thereafter, any Rents received by Assignor shall be held in trust for the benefit of, and shall be immediately remitted by Assignor to, Agent (provided, that if an Event of Default is waived by Agent or cured by Assignor and accepted by Agent, Assignor’s license to collect such Rents shall automatically be reinstated).

K-4

3.          Remedies of Agent. If an Event of Default under the Instrument or the Credit Agreement shall have occurred and be continuing, Agent may collect and receive all the Rents, including those past due as well as those accruing thereafter, and, Assignor hereby authorizes Agent or Agent’s agents to collect the Rents and hereby directs such tenants, lessees and licensees of the Property to pay the Rents to Agent or Agent’s agents. Assignor agrees that each and every tenant, lessee and licensee of the Property may pay, and hereby irrevocably authorizes and directs each and every tenant, lessee and licensee of the Property to pay, the Rents to Agent or Agent’s agents on Agent’s written demand therefor (which demand may be made by Agent only during the continuance of an Event of Default) without any obligation on the part of said tenant, lessee or licensee to inquire as to the existence of an Event of Default and notwithstanding any notice or claim of Assignor to the contrary, and Assignor agrees that Assignor shall have no right or claim against said tenant, lessee or licensee for or by reason of any Rents paid to Agent following receipt of such written demand. Anything in this Paragraph 3 to the contrary notwithstanding, Agent shall not be obligated to discharge or perform the duties of a landlord, lessor or licensor to any tenant or other occupant or incur any liability as a result of the exercise by Agent of its rights under this Assignment, and Agent shall be liable to account only for the rents, income, issues, profits and revenues actually received by Agent. In connection with any action taken by the Agent pursuant to this Paragraph 3, the Agent shall not be liable for any loss sustained by Assignor resulting from any act or omission of the Agent, including a loss arising from the ordinary negligence of the Agent, unless such loss is caused by its own gross negligence or willful misconduct of Agent as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, nor shall the Agent be obligated to perform or discharge any obligation, duty or liability of Assignor. Assignor hereby assents to, ratifies and confirms any and all actions of the Agent with respect to the Property taken under this Paragraph 3.

4.          No Liability of Agent. After the occurrence and during the continuance of an Event of Default, the Agent is fully authorized to receive and receipt for said Rents; to endorse and cash any and all checks and drafts payable to the order of Assignor or the Agent for the account of Assignor received from or in connection with said Rents and apply the proceeds thereof to the payment of the Secured Debt, when received, regardless of the maturity of the Loans or Hedge Obligations or any installment thereof; and to execute transfer and division orders in the name of Assignor, or otherwise, with warranties binding Assignor. The Agent shall not be liable for any delay, neglect, or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but shall have the right, at its election, in the name of Assignor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Agent in order to collect such funds and to protect the interests of the Agent and/or Assignor, with all costs, expenses and reasonable attorney’s fees incurred in connection therewith being paid by Assignor.

5.          Other Remedies and Non-Waiver. No right, power or remedy conferred upon or reserved to Agent by this Assignment is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission of Agent or of any Lender to exercise any right, power or remedy accruing upon any default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such default, or acquiescence therein; and every right, power and remedy given by this Assignment to Agent may be exercised from time to time and as often as may be deemed expedient by Agent. No consent or waiver, expressed or implied, by Agent to or of any breach or default by Assignor in the performance of the obligations thereof hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Assignor hereunder. Failure on the part of Agent to complain of any act or failure to act or to declare an Event of Default under the Instrument, the Credit Agreement or the other Loan Documents, irrespective of how long such failure continues, shall not constitute a waiver by Agent of its rights hereunder or impair any rights, powers or remedies of Agent consequent on any breach or default by Assignor. Nothing contained in this Assignment and no act done or omitted by Agent pursuant to the power and rights granted to Agent hereunder shall be deemed to be a waiver by Agent of its rights and remedies under the other Loan Documents and this Assignment is made and accepted without prejudice to any of the rights and remedies possessed by Agent under the terms thereof. The right of the Agent to collect the Rents and to enforce any other security thereof held by it may be exercised by Agent either prior to, simultaneously with or subsequent to any action taken by it hereunder.

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6.          Conflict with Credit Agreement and Instrument Provisions. Assignor hereby acknowledges and agrees that, in the event of any conflict between the terms hereof and the terms of the Instrument or the Credit Agreement, the terms of the Instrument or the Credit Agreement shall control; provided that if the Instrument or the Credit Agreement and this Assignment have a different standard or requirement for a representation, warranty, covenant or other obligations, the Assignor will be required to comply with the higher standard or more exacting requirement; further, provided that the inclusion in this Assignment of terms and provisions, supplemental rights or remedies in favor of the Agent not addressed in the Instrument or the Credit Agreement shall not be deemed to be in conflict with the Instrument or the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

7.          No Mortgagee in Possession. Nothing herein contained shall be construed as constituting Agent a “mortgagee in possession” in the absence of the taking of actual possession of the Property by Agent. In the exercise of the powers herein granted to Agent, no liability shall be asserted or enforced against Agent, all such liability being expressly waived and released by Assignor.

8.          No Oral Change. This Assignment may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act on the part of Assignor or Agent, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

9.          Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Assignment may be used interchangeable in singular or plural form and the word “Assignor” shall mean “Assignor and any subsequent owner or owners of the Property or any part thereof or any interest therein,” the word “Agent” shall mean “Agent and any subsequent beneficiary of the Instrument,” the word “Loans” shall have the meaning set forth in the Credit Agreement, the word “person” shall include an individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, and any other entity, the words “Property” shall include any portion of the Property and any interest therein; whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. All other capitalized terms used, but not defined herein, shall have the meaning set forth in the Credit Agreement.

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10.         Inapplicable Provisions. If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

11.         Counterparts. This Assignment may be executed in any number of counterparts each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement.

12.         GOVERNING LAW; JURISDICTION. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS CHOSEN PURSUANT TO SECTION 3.04 OF THE INSTRUMENT, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CHOICE OF LAW OR CONFLICTS OF LAW (EXCEPT WITH RESPECT TO CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS OF ITS UNIFORM COMMERCIAL CODE), AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN THE STATE OF GEORGIA. ASSIGNOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE JURISDICTION CHOSEN PURSUANT TO SECTION 3.04 OF THE INSTRUMENT IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT.

13.         Successors and Assigns. Assignor may not assign its rights under this Assignment except in accordance with the terms of the Credit Agreement (including, without limitation, Section 5.4 of the Credit Agreement). Assignor hereby acknowledges and agrees that Agent may assign this Assignment in accordance with the terms of the Credit Agreement. Subject to the foregoing, this Assignment shall be binding upon, and shall inure to the benefit of, Assignor and the Agent and their respective successors and assigns.

14.         Termination of Assignment. Upon payment in full of the Secured Debt and the termination of the obligation of the Lenders to make Loans or issue Letters of Credit, and the delivery and recording of a satisfaction, release or discharge of the Instrument duly executed by Agent, this Assignment shall become and be void and of no effect as to the Leases and Rents from the Land no longer securing the Secured Debt.

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15.         INDEMNIFICATION. ASSIGNOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY AND TO HOLD AGENT, THE LENDERS AND THE HOLDERS OF THE HEDGE OBLIGATIONS HARMLESS FOR, FROM AND AGAINST ANY AND ALL REASONABLE COSTS, EXPENSES, CLAIMS, DEMANDS, LIABILITY, LOSS OR DAMAGE (INCLUDING ALL REASONABLE COSTS, EXPENSES, AND ATTORNEYS’ FEES INCURRED IN THE DEFENSE THEREOF) ASSERTED AGAINST, IMPOSED ON OR INCURRED BY AGENT, THE LENDERS OR HOLDERS OF THE HEDGE OBLIGATIONS IN CONNECTION WITH OR AS A RESULT OF THIS ASSIGNMENT OR THE EXERCISE OF ANY RIGHTS OR REMEDIES UNDER THIS ASSIGNMENT OR UNDER ANY OF THE LEASES OR BY REASON OF ANY ALLEGED OBLIGATIONS OR UNDERTAKINGS OF AGENT, THE LENDERS OR HOLDERS OF THE HEDGE OBLIGATIONS TO PERFORM OR DISCHARGE ANY OF THE TERMS, COVENANTS OR AGREEMENTS CONTAINED IN ANY OF THE LEASES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED TO OBLIGATE ASSIGNOR TO INDEMNIFY AND HOLD AGENT, THE LENDERS OR A HOLDER OF A HEDGE OBLIGATION HARMLESS FOR, FROM AND AGAINST ANY AND ALL COSTS, EXPENSES, CLAIMS, DEMANDS, LIABILITY, LOSS OR DAMAGE ASSERTED AGAINST, IMPOSED ON OR INCURRED BY AGENT, THE LENDERS OR A HOLDER OF A HEDGE OBLIGATION BY REASON OF SUCH PERSONS’ WILLFUL MISCONDUCT OR GROSS NEGLIGENCE IF A JUDGMENT IS ENTERED AGAINST ANY OF AGENT, A LENDER OR A HOLDER OF A HEDGE OBLIGATION BY A COURT OF COMPETENT JURISDICTION AFTER THE EXPIRATION OF ALL APPLICABLE APPEAL PERIODS. SHOULD AGENT, A LENDER OR A HOLDER OF A HEDGE OBLIGATION INCUR ANY SUCH COSTS, EXPENSES, LIABILITIES, LOSS OR DAMAGE, OR IN THE DEFENSE OF ANY SUCH CLAIMS OR DEMANDS, FOR WHICH IT IS TO BE INDEMNIFIED BY ASSIGNOR AS AFORESAID, THE AMOUNT THEREOF SHALL BE ADDED TO THE SECURED DEBT, SHALL BEAR INTEREST AT THE DEFAULT RATE FROM THE DATE INCURRED UNTIL PAID (BUT IN NO EVENT SHALL THE INTEREST PAYABLE EXCEED THE MAXIMUM AMOUNT ALLOWED BY LAW), SHALL BE SECURED BY THIS ASSIGNMENT, THE INSTRUMENT AND THE OTHER LOAN DOCUMENTS, AND SHALL BE PAYABLE IMMEDIATELY UPON DEMAND.

16.         Notices. Except for any statutory notice required prior to exercise of the remedies provided herein, which must be delivered in accordance with such statutes, all notices, requests and other communications hereunder shall be made and delivered in the manner provided in the Instrument.

17.         Rejection of Leases. Upon the occurrence and during the continuance of an Event of Default, in the event a tenant, lessee or licensee under any Lease should be the subject of any proceeding under the Federal Bankruptcy Act (Title 11 U.S.C.) or any other federal, state, or local statute which provides for the possible termination or rejection of the Leases assigned hereby, the Assignor covenants and agrees that if any of the Leases is so rejected, no settlement for damages shall be made without prior written and reasonable consent of the Agent, and any check in payment of damages for rejection of such Lease will be made payable both to the Assignor and Agent. Upon the occurrence and during the continuance of an Event of Default, the Assignor shall assign any such payment to the Agent and further covenants and agrees that upon the request of the Agent, it will duly endorse to the order of the Agent any check, the proceeds of which will be applied to whatever portion of the indebtedness secured hereby which the Agent may elect.

18.         No Merger of Estates. So long as any of the indebtedness secured hereby and by the Loan Documents shall remain unpaid, unless the Agent shall otherwise consent in writing, the fee title and the leasehold estate on the Property as hereinbefore described shall not merge, but shall always be kept separate and distinct, notwithstanding the union of said estate either in the Assignor or in any tenant, lessee or licensee or in a third party by purchase or otherwise.

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19.         Agent’s Rights of Assignment; Rights of Assignees. Agent may assign to any subsequent holder of the Note or the Instrument, or to any person acquiring title to the Property, all of Agent’s right, title and interest in any of the Leases and rents, issues, income and profits from the Property, in each case, in accordance with the terms of the Credit Agreement. No such assignee shall have any liability for any obligation which accrued under any of the Leases prior to the assignment to such assignee nor shall any such assignee have any obligation to account to Assignor for any rental payments which accrued prior to such assignment unless actually received by such assignee. After Assignor’s right, title and interest in the Property has been foreclosed or otherwise terminated, no assignee of Assignor’s interest in the Leases shall be liable to account to Assignor for any rents, issues, income or profits thereafter accruing.

20.         Modifications, Etc. Assignor hereby consents and agrees that Agent or any other Person may at any time and from time to time, without notice to or further consent from Assignor, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by it or by any person, firm or corporation on its behalf or for its account, securing the Secured Debt; substitute for any collateral so held by it, other collateral of like kind; agree to modification of the terms of the Credit Agreement or any of the other Loan Documents or agreements evidencing or relating to the Hedge Obligations (the “Hedge Documents”); extend, renew or increase the Note, the Credit Agreement or any of the other Loan Documents or Hedge Documents for any period; grant releases, compromises and indulgences with respect to the Notes, the Credit Agreement or any of the other Loan Documents or Hedge Documents for any period; grant releases, compromises and indulgences with respect to the Note, the Credit Agreement or any of the other Loan Documents or Hedge Documents to any persons or entities now or hereafter liable thereunder or hereunder; release any co-borrower, guarantor or endorser of the Note, the Instrument, the Credit Agreement, or any other Loan Documents or Hedge Documents; or take or fail to take any action of any type whatsoever; and no such action which Agent or any other Person shall take or fail to take in connection with the Loan Documents or Hedge Documents, or any of them, or any security for the payment of the Secured Debt or for the performance of any obligations or undertakings of Assignor or Borrower or any other Person, nor any course of dealing with Assignor, Borrower or any other Person, shall release Assignor’s obligations hereunder, affect this Assignment in any way or afford Assignor any recourse against Agent or any other Person. The provisions of this Assignment shall extend and be applicable to all renewals, amendments, extensions, consolidations, increases and modifications of the Loan Documents, the Hedge Documents and the Leases, and any and all references herein to the Loan Documents, the Hedge Documents or the Leases shall be deemed to include any such renewals, amendments, extensions, consolidations, increases or modifications thereof.

THIS ASSIGNMENT shall inure to the benefit of Agent and any subsequent beneficiary of the Instrument and shall be binding upon Assignor, and Assignor’s heirs, executors, administrators, successors and assigns and any subsequent owner of the Property.

[Signatures Begin on the Following Page]

K-9

Assignor has executed this instrument under seal as of the day and year first above written.

ASSIGNOR:
Signed, sealed and delivered in the presence of:	________________________________________,
a ______________________________
By:
Name:
Unofficial Witness	Title:

(SEAL)
Notary Public

Commission Expiration Date:

[Notarial Seal]

[Signature Page to Assignment of Leases and Rents]

K-10

exhibit “a”

LEGAL DESCRIPTION

K-11

EXHIBIT L-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of December 28, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Jernigan Capital Operating Company, LLC (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

L-1

EXHIBIT L-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of December 28, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Jernigan Capital Operating Company, LLC (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

L-2

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of December 28, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Jernigan Capital Operating Company, LLC (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

L-3

EXHIBIT L-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of December 28, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Jernigan Capital Operating Company, LLC (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

L-4

EXHIBIT M

Form of Assignment OF HEDGE AGREEMENT

THIS ASSIGNMENT OF HEDGE AGREEMENT (this “Assignment”), made as of the ______ day of __________________, 201_, by JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company (the “Assignor”), to KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Agent for itself and each other lender (collectively, the “Lenders”) which is or may hereafter become a party to the Credit Agreement (as hereinafter defined) (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”).

WITNESSETH:

WHEREAS, Assignor, KeyBank, individually and as agent, and the other lenders which are now or hereafter a party thereto have entered into that certain First Amended and Restated Credit Agreement dated as of December 28, 2018 (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed or modified or restated, the “Credit Agreement”), pursuant to which the Lenders have agreed to provide to Assignor a revolving credit loan facility as provided in the Credit Agreement; and

WHEREAS, the Agent and the Lenders have required, in accordance with §7.20 of the Credit Agreement, that Assignor execute this Assignment in order to secure the prompt and complete payment, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all indebtedness, liabilities, duties, responsibilities and obligations, whether such indebtedness, liabilities, duties, responsibilities and obligations are now existing or are hereafter created or arising, under the Credit Agreement, the Notes and/or the other Loan Documents, including, without limitation, the payment, observance and performance of, among other things, (a) the obligations of Assignor arising from this Assignment and the other Loan Documents to which it is a party, (b) all other Obligations (including, in the case of each of clauses (a) and (b), any interest, fees and other charges in respect of the Credit Agreement and the other Loan Documents that would accrue but for the filing of a petition initiating any bankruptcy, insolvency, receivership or other similar case or proceeding under federal or state law, whether or not such interest, fees and other charges accrue or are recoverable against Assignor after the filing of such petition for purposes of the Bankruptcy Code or are an allowed claim in such proceeding), and (c) the Hedge Obligations (but excluding any Excluded Hedge Obligations), plus reasonable attorneys’ fees and expenses if the obligations represented under this Assignment, the Credit Agreement and the other Loan Documents are collected by law, through an attorney-at-law, or under advice therefrom (all such indebtedness, liabilities, duties, responsibilities and obligations being hereinafter referred to as the “Secured Obligations”);

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

M-1

1.            Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meaning set forth in the Credit Agreement. In addition, the following terms shall have the following meanings:

Collateral. See Paragraph 2 hereof.

Counterparty. Individually, any Person other than Assignor that is a party to the Hedge Agreement, and collectively all of such Persons.

Event of Default. See Paragraph 7 hereof.

Hedge Agreement. The [ISDA Master Agreement] dated as of ________, 201__ between Assignor and ________________, the Schedule attached thereto and the confirmation of interest rate swap, dated on or near the date thereof, from _________________ to Assignor.

Secured Obligations. See the Recitals.

2.            Grant of Security Interest. As security for the Secured Obligations, Assignor does hereby transfer, assign, pledge, convey and grant to Agent, and does hereby grant a security interest to Agent in, all of Assignor’s right, title and interest in and to the following:

(a)          All right, title, interest, claims or rights of Assignor now or hereafter in or to the Hedge Agreement; and

(b)          Any and all profits, proceeds, accounts, income, distributions and payments of any kind or nature whatsoever, in each case now or hereafter distributable or payable to Assignor pursuant to or by reason of the Hedge Agreement, and all claims, choses in action, or things in action or rights as a creditor now or hereafter arising against Counterparty; and

(c)          All accounts, contract rights, security entitlements, securities accounts, investment property and general intangibles now or hereafter evidencing, arising from or relating to any of the foregoing; and

(d)          All notes or other documents or instruments now or hereafter evidencing or securing any of the foregoing; and

(e)          All right of Assignor to collect and enforce payments distributable or payable to Assignor pursuant to the terms of the Hedge Agreement; and

(f)          All documents, writings, books, files, records, computer tapes, programs, ledger books and ledger pages arising from or used in connection with any of the foregoing; and

(g)          All renewals, extensions, additions, substitutions or replacements of any of the foregoing; and

(h)          All powers, options, rights, privileges and immunities pertaining to any of the foregoing; and

(i)          All products and proceeds of any of the foregoing and all cash, security or other property distributed on account of, or in exchange or substitution of, any of the foregoing.

(j)          All of the foregoing described in this Paragraph 2 are hereinafter referred to collectively as the “Collateral.”

M-2

3.            Obligations Secured. This Assignment is made by Assignor and the security interest in the Collateral is granted by Assignor to secure the payment and performance by Assignor of the Secured Obligations.

4.            Collection of Collateral.

(a)          It is acknowledged and agreed by the parties hereto that Agent shall have sole and exclusive possession of the Collateral and that this Assignment constitutes a present, absolute and current assignment of all the Collateral and is effective upon the execution and delivery hereof. Payments under or with respect to the Collateral shall be made as follows:

(i)          Assignor shall not have any right to receive any Collateral, and all such payments shall be delivered directly by the Counterparty to Agent for application by Agent in satisfaction of the Secured Obligations in accordance with the Loan Documents.

(ii)         If Assignor shall receive any Collateral, Assignor shall hold all such payments in trust for Agent, will not commingle such payments with other funds of Assignor, and will immediately pay and deliver in kind, all such payments directly to Agent (with such endorsements and assignments as may be necessary to transfer title to Agent) for application by Agent in satisfaction of the Secured Obligations in accordance with the Loan Documents.

(iii)        Assignor hereby agrees for the benefit of Counterparty that all payments actually received by Agent hereunder or pursuant hereto shall be deemed payments to Assignor by Counterparty. Agent shall apply any and all such payments actually received by Agent in satisfaction of the Secured Obligations in accordance with the Loan Documents.

(iv)        In furtherance of the foregoing, Assignor does hereby notify and direct Counterparty that all payments under or with respect to the Collateral shall be made directly to Agent at the address of Agent set forth in the Credit Agreement.

(b)          Effective only upon the occurrence and during the continuance of an Event of Default, Assignor hereby irrevocably designates and appoints Agent its true and lawful attorney-in-fact, which appointment is coupled with an interest and is irrevocable, either in the name of Agent, or in the name of Assignor, at Assignor’s sole cost and expense, and to take any or all of the following actions:

(i)          to ask, demand, sue for, attach, levy, settle, compromise, collect, compound, recover, receive and give receipt and acquittances for any and all Collateral and to take any and all actions as Agent may deem necessary or desirable in order to realize upon the Collateral, or any portion thereof, including, without limitation, making any statements and doing and taking any actions on behalf of Assignor which are otherwise required of Assignor under the terms of any agreement as conditions precedent to the payment of the Collateral, and the right and power to receive, endorse, assign and deliver, in the name of Assignor, any checks, notes, drafts, instruments or other evidences of payment received in payment of or on account of all or any portion of the Collateral, and Assignor hereby waives presentment, demand, protest and notice of demand, protest and non-payment of any instrument so endorsed; and

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(ii)         to institute one or more actions against Counterparty in connection with the collection of the Collateral, to prosecute to judgment, settle or dismiss any such actions, and to make any compromise or settlement deemed desirable, in Agent’s sole and absolute discretion, with respect to such Collateral, to extend the time of payment, arrange for payment in installments or otherwise modify the terms of the Hedge Agreement or release Counterparty from its obligations to make such payments, without incurring responsibility to, or affecting any liability of, Assignor under the Hedge Agreement;

it being specifically understood and agreed, however, that Agent shall not be obligated in any manner whatsoever to give any notices of default (except as may be specifically required herein or in the Credit Agreement) or to exercise any such power or authority or be in any way responsible for the preservation, maintenance, collection of or realizing upon the Collateral, or any portion thereof, or any of Assignor’s rights therein. The foregoing appointment is irrevocable and continuing and any such rights, powers and privileges shall be exclusive in Agent, its successors and assigns until this Assignment terminates as provided in Paragraph 13, below.

(c)          Notwithstanding anything contained in this Paragraph 4 to the contrary, provided no Event of Default has occurred and is continuing or would occur as a result thereof, Assignor shall have a license (revocable upon the occurrence of and during the continuance of an Event of Default) to receive and retain the Collateral attributable to payments made to Assignor by Counterparty.

5.            Warranties and Covenants. Assignor does hereby warrant and represent to, and covenants and agrees with, Agent as follows:

(a)          Power and Authority. Assignor has, and shall maintain throughout the term of this Assignment, all necessary power, authority and legal right to execute and deliver this Assignment, to own and grant a security interest in the Collateral, to assign to Agent the security interest granted hereby.

(b)          Performance. All duties, obligations and responsibilities required to be performed by Assignor as of the date hereof under the Hedge Agreement have been performed, and no default or condition which with the passage of time or the giving of notice, or both, would constitute a default exists under the Hedge Agreement.

(c)          Hedge Agreement. Except for the Loan Documents, Assignor is not a party to, nor is Assignor bound by or subject to, any indenture, contract or other agreement which purports to prohibit, restrict, limit, or control the transfer or pledge of the Collateral. The Hedge Agreement has been duly authorized, executed and delivered by Assignor and is in full force and effect. Assignor has paid to Counterparty all fees or other amounts at any time payable with respect to the Hedge Agreement. A true, correct and complete copy of the Hedge Agreement, together with any amendments thereto, is attached hereto as Exhibit “A” and made a part hereof, and there are no other agreements or understandings which modify, alter or supplement the terms thereof. At any time while an Event of Default exists, Assignor shall not modify, amend, cancel, release, surrender, terminate or permit the modification, amendment, cancellation, release, surrender, termination of, the Hedge Agreement, or cause or permit the occurrence of a “Termination Event” (as such term is defined in the Hedge Agreement), without the prior written consent of Agent.

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(d)          Title. Assignor is and shall remain the sole, lawful, beneficial and record owner of the Collateral, free and clear of all liens, restrictions, claims, pledges, encumbrances, charges or rights of third parties and rights of set-off or recoupment whatsoever (other than those in favor of Agent hereunder), and Assignor has the full and complete right, power and authority to create a security interest in the Collateral in favor of Agent, in accordance with the terms and provisions of this Assignment. No Person has any option, right of first refusal, right of first offer or other right to acquire all or any portion of the Collateral.

(e)          Priority. This Assignment, together with the UCC financing statements, creates a valid and binding first priority security interest in the Collateral securing the payment and performance of the Secured Obligations, and all filings and other actions necessary to perfect and protect such security interests have been duly made and taken. Assignor has not performed, and Assignor will not perform or, to the extent Assignor has the legal right, whether by contract, at law or in equity, to prevent such action, permit any other Person to perform, any acts which might prevent Agent from enforcing any of the terms and conditions of this Assignment or which would limit Agent in any such enforcement.

(f)          Note. All original notes and other documents or instruments (if any) evidencing, constituting, guaranteeing or securing any of the Collateral or any right to receive the Collateral have been endorsed to and delivered to Agent.

(g)          Perfection of Security Interest.

(i)          (1) Assignor’s correct legal name (including, without limitation, punctuation and spacing) indicated on the public record of Assignor’s jurisdiction, mailing address, identity or corporate structure, principal residence or chief executive office, jurisdiction of organization, organizational identification number, and federal tax identification number, are as set forth on Schedule 1 attached hereto and by this reference made a part hereof, (2) Assignor has been using or operating under said name and identity or corporate structure without change for the time period set forth on Schedule 1 attached hereto and (3) in order to perfect the pledge and security interests granted herein against Assignor, a UCC Financing Statement must be filed with the Secretary of State of the State of Delaware. Assignor covenants and agrees that Assignor shall not change any of the matters addressed by clauses (1), (2) and (3) of this paragraph unless it has given Agent thirty (30) days prior written notice of any such change and caused to be filed at the request of Agent or authorized the Agent or Agent’s counsel to file such additional financing statements or other instruments to be filed in such jurisdictions as Agent may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.

(ii)         Assignor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements, documents, endorsements, assurances and instruments as Agent may at any time reasonably request in connection with the administration or enforcement of this Assignment or related to the Collateral or any part thereof or in order to better assure and confirm unto Agent its rights, powers and remedies hereunder. Without limiting the generality of the foregoing, at any time and from time to time, Assignor shall, at the reasonable request of Agent, make, execute, acknowledge, and deliver or authorize the execution and delivery of and where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or refiled at such time in such offices and places as shall be deemed desirable by Agent all such other and further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, certificates and other documents as Agent from time to time may reasonably require for the better assuring, conveying, assigning and confirming to Agent the Collateral and the rights hereby conveyed or assigned or intended now or hereafter to be conveyed or assigned, and for carrying out the intention or facilitating the performance of the terms of this Assignment. Upon any failure of Assignor to do so, Agent may make, execute, record, file, rerecord and/or refile, acknowledge and deliver any and all such further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, instruments, certificates and documents for and in the name of Assignor, and Assignor hereby irrevocably appoints Agent the agent and attorney-in-fact coupled with an interest with full power of substitutions of Assignor so to do. This power is coupled with an interest and is irrevocable. Without limiting the generality of the foregoing, Assignor will obtain such acknowledgments, waivers of lien, estoppel certificates or subordination agreements as Agent may require to insure the priority of its security interest in the Collateral.

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(iii)        Schedule 1 correctly sets forth all names and tradenames that Assignor has used within the last five years, and also correctly sets forth the locations of all of the chief executive offices of Assignor over the last five years.

(iv)        Assignor shall, at any time and from time to time, take such steps as Agent may reasonably request for Agent (1) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds possession of such Collateral on behalf of Agent, (2) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights, or electronic chattel paper (as such terms are defined by the Uniform Commercial Code as enacted in the State of New York (the “UCC”) with corresponding provisions thereof defining what constitutes “control” for such items of collateral) in each case in which such items are included as Collateral, with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (3) otherwise to insure the continued perfection and priority of the Agent’s security interest in any of the Collateral and of the preservation of its rights therein. If Assignor shall at any time acquire a “commercial tort claim” (as such term is defined in the UCC) with respect to the Collateral or any portion thereof, Assignor shall promptly notify Agent thereof in writing, providing a reasonable description and summary thereof, and shall execute a supplement to this Assignment in form and substance acceptable to Agent granting a security interest in such commercial tort claim to Agent.

(v)         Assignor hereby authorizes Agent, its counsel or its representative, at any time and from time to time, at Assignor’s expense, to file financing statements, amendments and continuations that describe or relate to the Collateral or any portion thereof in such jurisdictions as Agent may deem necessary or desirable in order to perfect the security interests granted by Assignor under this Assignment, and such financing statements may contain, among other items as Agent may deem advisable to include therein, the federal tax identification number and organizational number of Assignor.

(h)          No Suits or Proceedings. There are no material actions, suits or proceedings pending or, to the knowledge of Assignor, threatened against or affecting the Collateral, or involving the validity or enforceability of this Assignment or the priority of the lien thereof, at law or in equity, or before any governmental or administrative agency.

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6.            General Covenants. Assignor covenants and agrees that, so long as this Assignment is continuing:

(a)          No Further Encumbrance. Assignor shall not, without the prior written consent of Agent, which consent may be withheld by Agent in its sole and absolute discretion, directly, indirectly or by operation of law, sell, transfer, assign, dispose of, pledge, convey, option, mortgage, hypothecate or encumber any of the Collateral.

(b)          Defense of Collateral. Assignor shall at all times defend the Collateral against all claims and demands of all persons at any time claiming any interest in the Collateral adverse to Agent’s interest in the Collateral as granted hereunder.

(c)          Performance of Duties. Assignor shall perform all of its duties, responsibilities and obligations under the Hedge Agreement and with respect to the Collateral shall diligently and in good faith protect the value of the Collateral.

(d)          Payment of Taxes. Assignor shall pay all taxes and other charges against the Collateral, shall not use the Collateral illegally, and shall not suffer to exist any loss, theft, damage or destruction of the Collateral and shall not suffer to exist any levy, seizure or attachment of the Collateral.

(e)          Enforcement of Hedge Agreement. Assignor, promptly upon the request of Agent, shall promptly take such actions as Agent may reasonably require to enforce or cause to be enforced the terms of the Hedge Agreement or any other contract, agreement or instrument included in, giving rise to, creating, establishing, evidencing or relating to the Collateral or to collect or enforce any claim for payment or other right or privilege assigned to Agent hereunder.

(f)          [Intentionally Omitted].

(g)          Location of Records. Except for those items of the Collateral that are delivered to Agent as provided herein, all original records of Assignor relative to the Collateral are and will be kept at the office of Assignor located in Davidson County, Nashville, Tennessee. Assignor shall give Agent not fewer than thirty (30) days prior written notice of any proposed change in the name of Assignor and any proposed change in the location of the Collateral or of such records, and Assignor will not, without the prior written consent of Agent, move the Collateral or such records to a location outside of Davidson County, Nashville, Tennessee, or keep duplicate records with respect to the Collateral at any address outside such county.

(h)          Evidence of Indebtedness. If any amounts are due from Counterparty to Assignor, including, without limitation, any amounts in respect of Collateral payable to Assignor in the future and the obligation to pay or repay such amount is to be evidenced by a separate document or instrument, then as evidence of such obligations, Assignor shall (i) cause Counterparty to issue Assignor a promissory note bearing the legend attached hereto as Exhibit “B”, which note shall provide that all payments due under such promissory note are to be paid directly to Agent as required by, and applied as provided in, this Assignment or the Loan Documents until the Secured Obligations are paid in full or this Assignment is otherwise terminated as provided herein (and Agent may hold such sums as additional collateral for Secured Obligations not yet due and payable), or (ii) execute or cause to be executed such documents, instruments or agreements as Agent may reasonably require in order to ensure that such payments are to be paid directly to Agent as required by this Assignment. No other evidence of such obligations shall be executed by Counterparty to Assignor.

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(i)          Delivery of Notes. Assignor shall promptly deliver to Agent any note or other document or instrument entered into after the date hereof which evidences, constitutes, guarantees or secures any of the Collateral or any right to receive Collateral, which notes or other documents and instruments shall be accompanied by such endorsements or assignments as Agent may require to transfer title to Agent.

(j)          Assignor Remains Liable. Anything herein to the contrary notwithstanding, (i)Assignor shall remain liable under the Hedge Agreement and all other contracts, agreements and instruments included in, giving rise to, creating, establishing, evidencing or relating to the Collateral to the extent set forth therein to perform all of its duties and obligations (including, without limitation, the making of any payment to Counterparty) to the same extent as if this Assignment had not been executed, (ii) the exercise by Agent of any of its rights hereunder shall not release Assignor from any of its duties or obligations under the Hedge Agreement, or any such contracts, agreements and instruments, and (iii) neither Agent nor any of the Lenders shall have any obligation or liability under the Hedge Agreement or any such contract, agreement or instrument by reason of this Assignment, and Agent shall not be obligated to perform any of the obligations or duties of Assignor thereunder or to take any action to collect or enforce any claim for payment or other right or privilege assigned to Agent hereunder.

(k)          Notices of Default. So long as this Assignment shall remain in effect, Assignor shall, immediately upon receipt, forward to Agent duplicate copies of any and all notices of default or other events permitting the acceleration or early termination of the Hedge Agreement, or of any other failure by Assignor to perform any obligation under the Hedge Agreement.

7.            Events of Default. An Event of Default shall exist hereunder upon the occurrence and continuance of any of the following:

(a)          Assignor shall fail to duly and fully comply with any covenant, condition or agreement in Paragraphs 5(d), 6(a), 6(h) or 6(i) of this Assignment; or

(b)          Assignor shall fail to, or Assignor shall fail to cause any other Person to, duly and fully comply with any other covenant, condition or agreement of this Assignment (other than those specified in this Paragraph 7 or any default excluded from any provision of a grace period or cure of defaults contained in any other of the Loan Documents), and such failure is not cured in the applicable time period provided in the Credit Agreement;

(c)          The occurrence and continuance of an Event of Default under any of the other Loan Documents;

(d)          [reserved]; or

(e)          Any termination of a financing statement with respect to the Collateral naming Assignor as a debtor and Agent as secured party, or, except as otherwise filed by Agent as provided in Paragraph 5(g)(ii) of this Assignment, any amendment or correction statement with respect thereto, is filed in any jurisdiction by, or such filing is caused by, or at the instance of, Assignor or is filed by, or such filing is caused by, or at the instance of, any principal, member, partner, shareholder or officer of Assignor.

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8.            Remedies.

(a)          Upon the occurrence of any Event of Default, Agent may take any action deemed by Agent to be necessary or appropriate to the enforcement of the rights and remedies of Agent under this Assignment and the Loan Documents, including, without limitation, the exercise of its rights and remedies with respect to any or all of the Collateral. The remedies of Agent shall include, without limitation, all rights and remedies specified in the Loan Documents and this Assignment, all remedies of Agent under applicable general or statutory law, and the remedies of a secured party under the UCC and regardless of whether the UCC has been enacted or enacted in that form in any other jurisdiction in which such right or remedy is asserted. In addition to such other remedies as may exist from time to time, whether by way of set off, banker’s lien, consensual security interest or otherwise, upon the occurrence of an Event of Default, Agent is authorized at any time and from time to time, without notice to or demand upon Assignor (any such notice or demand being expressly waived by Assignor) to charge any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Agent to or for the credit of or the account of Assignor against any and all of the Secured Obligations, irrespective of whether or not Agent shall have made any demand for payment and although such Secured Obligations may be unmatured. Any notice required by law, including, but not limited to, notice of the intended disposition of all or any portion of the Collateral, shall be reasonable and properly given if given in the manner prescribed for the giving of notice herein, and, in the case of any notice of disposition, if given at least ten (10) days prior to such disposition. Agent may require Assignor to assemble the Collateral and make it available to Agent at any place to be designated by Agent which is reasonably convenient to both parties. It is expressly understood and agreed that Agent shall be entitled to dispose of the Collateral at any public or private sale or sales, without recourse to judicial proceedings and without either demand, appraisement, advertisement or notice (except such notice as is otherwise required under this Assignment) of any kind, all of which are expressly waived, and that Agent shall be entitled to bid and purchase at any such sale. In the event that Agent is the successful bidder at any public or private sale of any note or other document or instrument evidencing Assignor’s right to receive the Collateral, Agent shall be entitled to credit the amount bid by Agent against the obligations evidenced by such note, document or instrument rather than the Secured Obligations. To the extent the Collateral consists of marketable securities, Agent shall not be obligated to sell such securities for the highest price obtainable, but shall sell them at the market price available on the date of sale. Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given. Agent may, without notice or publication, adjourn any public sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Each such purchaser at any such sale shall hold the Collateral sold absolutely free from claim or right on the part of Assignor. In the event that any consent, approval or authorization of any governmental agency or commission will be necessary to effectuate any such sale or sales, Assignor shall execute all such applications or other instruments as Agent may deem reasonably necessary to obtain such consent, approval or authorization. Agent may notify any account debtor or obligor with respect to the Collateral to make payment directly to Agent, and may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral as Agent may determine whether or not the Secured Obligations or the Collateral are due, and for the purpose of realizing Agent’s rights therein, Agent may receive, open and dispose of mail addressed to Assignor and endorse notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage of any form of Collateral on behalf and in the name of Assignor, as its attorney-in-fact. In addition, upon the occurrence and during the continuance of an Event of Default, Assignor hereby irrevocably designates and appoints Agent its true and lawful attorney-in-fact either in the name of Agent or Assignor to (i) sign Assignor’s name on any Collateral, drafts against account debtors, assignments, any proof of claim in any bankruptcy or other insolvency proceeding involving any account debtor, any notice of lien, claim of lien or assignment or satisfaction of lien, or on any financing statement or continuation statement under the UCC; (ii) send verifications of accounts receivable to any account debtor; and (iii) in connection with a transfer of the Collateral as described above, sign in Assignor’s name any documents necessary to transfer title to the Collateral to Agent or any third party. All acts of said attorney-in-fact are hereby ratified and approved, and Agent shall not be liable for any mistake of law or fact made in connection therewith. This power of attorney is coupled with an interest and shall be irrevocable so long as any amounts remain unpaid on any of the Secured Obligations. All remedies of Agent shall be cumulative to the full extent provided by law, all without liability except to account for property actually received, but the Agent shall have no duty to exercise such rights and shall not be responsible for any failure to do so or delay in so doing. Pursuit by Agent of certain judicial or other remedies shall not abate nor bar other remedies with respect to the Secured Obligations or to other portions of the Collateral. Agent may exercise its rights to the Collateral without resorting or regard to other collateral or sources of security or reimbursement for the Secured Obligations.

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(b)          If Assignor fails to perform any agreement or covenant contained in this Assignment beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of Assignor contained in this Assignment which Assignor shall fail to perform, and the cost of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including reasonable attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Assignor within ten (10) days of written demand therefor and shall constitute a part of the Secured Obligations and, if not paid within such ten (10) days of written demand, shall bear interest at the Default Rate until paid.

(c)          Whether or not an Event of Default has occurred and whether or not Agent is the absolute owner of the Collateral, Agent may take such action as Agent may deem necessary to protect the Collateral or its security interest therein, Agent being hereby authorized to pay, purchase, contest and compromise any encumbrance, charge or lien which in the reasonable judgment of Agent is prior or superior to its security interest, and in exercising any such powers and authority to pay necessary out-of-pocket expenses, employ counsel and pay reasonable attorney’s fees. Any such advances made or expenses incurred by Agent shall be deemed advanced under this Assignment, shall increase the indebtedness evidenced and secured hereby, shall be payable within ten (10) days of written demand therefor and, if not paid within such ten (10) days of written demand, shall bear interest at the Default Rate until paid.

(d)          Notwithstanding anything in this Assignment or any other Loan Document to the contrary, any reference in this Assignment or any other Loan Document to “the continuance of a default” or “the continuance of an Event of Default” or any similar phrase shall not create or be deemed to create any right of Assignor or any other party to cure any default following the expiration of any applicable grace or notice and cure period.

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9.           Duties of Agent. The powers conferred on Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Agent’s duty with reference to the Collateral shall be solely to use slight care in the custody and preservation of the Collateral, which shall not include any steps necessary to preserve rights against prior parties. Agent shall have no responsibility or liability for the collection of any Collateral or by reason of any invalidity, lack of value or uncollectability of any of the payments received by it.

10.          Indemnification.

(a)          It is specifically understood and agreed that this Assignment shall not operate to place any responsibility or obligation whatsoever upon Agent or the Lenders pursuant to the Hedge Agreement, and that in accepting this Assignment, Agent and the Lenders neither assume nor agree to perform at any time whatsoever any obligation or duty of Assignor relating to the Collateral or under the Hedge Agreement, all of which obligations and duties shall be and remain with and upon Assignor.

(b)          Assignor agrees to indemnify, defend and hold the Agent and the Lenders harmless from and against any and all claims, expenses, losses and liabilities growing out of or resulting from this Assignment (including, without limitation, enforcement of this Assignment) or acts taken or omitted to be taken by the Agent or the Lenders hereunder or in connection therewith, except claims, expenses, losses or liabilities resulting from the Agent’s or such Lender’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.

(c)          Assignor, within ten (10) days of written demand shall pay to the Agent the amount of any and all reasonable out-of-pocket expenses, including, without limitation, the reasonable fees and disbursements of counsel actually incurred (including those incurred in any appeal), and of any experts and agents, which the Agent may incur in connection with (i) the administration of this Assignment, (ii) the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent hereunder, or (iv) the failure by Assignor to perform or observe any of the provisions hereof.

11.           Security Interest Absolute. All rights of Agent, and the security interests hereunder, and all of the obligations secured hereby, shall be absolute and unconditional, irrespective of:

(a)          Any lack of validity or enforceability of the Loan Documents or any other agreement or instrument relating thereto;

(b)          Any change in the time (including the extension of the maturity date of the Note), manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from this Assignment or the Loan Documents;

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(c)          Any exchange, release or nonperfection of any other collateral for the Secured Obligations, or any release or amendment or waiver of or consent to departure from the Loan Documents with respect to all or any part of the Secured Obligations; or

(d)          Any other circumstance (other than payment of the Secured Obligations in full) that might otherwise constitute a defense available to, or a discharge of, Assignor or any third party for the Secured Obligations or any part thereof.

12.           Amendments and Waivers. No amendment or waiver of any provision of this Assignment nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by Agent and Assignor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or omission of Agent to exercise any right, power or remedy accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default, or acquiescence therein; and every right, power and remedy given by this Assignment to Agent may be exercised from time to time and as often as may be deemed expedient by Agent. Failure on the part of Agent to complain of any act or failure to act which constitutes an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Agent of Agent’s rights hereunder or impair any rights, powers or remedies consequent on any Event of Default. To the fullest extent permitted by law, Assignor hereby waives to the extent permitted by law all rights which Assignor has or may have under and by virtue of the UCC, and any federal, state, county or municipal statute, regulation, ordinance, Constitution or charter, now or hereafter existing, similar in effect thereto, providing any right of Assignor to notice and to a judicial hearing prior to seizure by Agent of any of the Collateral. Assignor hereby waives and renounces for itself, its heirs, successors and assigns, presentment, demand, protest, advertisement or notice of any kind (except for any notice required by law or the Loan Documents) and all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, homestead, redemption and appraisement now provided or which may hereafter be provided by the Constitution and laws of the United States and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement of this Assignment and the collection of any of the Secured Obligations.

13.           Continuing Security Interest; Release of Collateral. This Assignment shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full in cash of the Secured Obligations and the termination of the obligation of the Lenders to provide further advances under the Credit Agreement, (b) be binding upon Assignor and its permitted successors and assigns, and (c) inure, together with the rights and remedies of Agent hereunder, to the benefit of Agent and the Lenders and their respective successors, transferees and assigns. Upon the indefeasible payment in full in cash of the Secured Obligations and the termination of the obligation of the Lenders to provide further advances under the Credit Agreement and issue Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Assignor. Upon any such termination, Agent will at Assignor’s expense execute and deliver to Assignor such documents as Assignor shall reasonably request to evidence such termination.

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14.           Modifications, Etc. Assignor hereby consents and agrees that Agent may at any time and from time to time, without notice to or further consent from Assignor, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by it or by any person, firm or corporation on its behalf or for its account, securing the Secured Obligations; substitute for any Collateral so held by it, other collateral of like kind; agree to modification of the terms of the Loan Documents; extend or renew the Loan Documents for any period; grant releases, compromises and indulgences with respect to the Loan Documents for any period or to any persons or entities now or hereafter liable thereunder or hereunder; release any guarantor, endorser or any other Person liable with respect to the Secured Obligations; or take or fail to take any action of any type whatsoever; and no such action which Agent shall take or fail to take in connection with the Loan Documents, or any of them, or any security for the payment of the Secured Obligations or for the performance of any obligations or undertakings of Assignor, nor any course of dealing with Assignor or any other person, shall release Assignor’s obligations hereunder, affect this Assignment in any way or afford Assignor any recourse against Agent.

15.          [Intentionally omitted].

16.           Governing Law; Terms. THIS AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

17.           Notices. Each notice, demand, election or request provided for or permitted to be given pursuant to this Assignment shall be deemed to have been properly given or served if given to Assignor in the manner provided in the Credit Agreement.

18.           No Unwritten Agreements. THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

19.           Counterparts. This Assignment and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Assignment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

20.          Miscellaneous. Time is of the essence of this Assignment. Title or captions of paragraphs hereof are for convenience only and neither limit nor amplify the provisions hereof. References to a particular paragraph refer to that paragraph of this Assignment unless otherwise indicated. If, for any circumstances whatsoever, fulfillment of any provision of this Assignment shall involve transcending the limit of validity presently prescribed by applicable law, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein operates or would prospectively operate to invalidate this Assignment, in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Assignment shall remain operative and in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

M-13

IN WITNESS WHEREOF, Assignor and Agent have executed this Assignment under seal on the date first above written.

AGENT:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name:
Title:
(SEAL)

[Signatures Continued On Next Page]

M-14

ASSIGNOR:

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company

By:	Jernigan Capital, Inc., a Maryland corporation, its managing member

By:
Name:
Title:

(SEAL)

M-15

EXHIBIT “A”

HEDGE AGREEMENT

M-A-1

EXHIBIT “B”

PROMISSORY NOTE LEGEND

“THIS NOTE HAS BEEN PLEDGED BY JERNIGAN CAPITAL OPERATING COMPANY, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“ASSIGNOR”), TO KEYBANK NATIONAL ASSOCIATION, AS AGENT (“AGENT”) PURSUANT TO AN ASSIGNMENT OF HEDGE AGREEMENT DATED AS OF ________, 201__ (AS THE SAME MAY BE MODIFIED, AMENDED OR RESTATED FROM TIME TO TIME, THE “ASSIGNMENT”). ALL AMOUNTS PAYABLE TO ASSIGNOR PURSUANT TO THIS NOTE SHALL BE PAID DIRECTLY TO AGENT AS REQUIRED BY THE ASSIGNMENT.”

M-B-1

SCHEDULE 1

DESCRIPTION OF ASSIGNOR

JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company. Debtor has been using or operating under said name and identity or corporate structure without change since __________.

Names and Tradenames used within last five years: None.

Location of all chief executive offices over last five years: 6410 Poplar Avenue, Suite 650, Memphis, TN 38119

Organizational Number:

Federal Tax Identification Number:

M-S-1